UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2020

MEDAVAIL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53298	90-0772394
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
6665 Millcreek Dr. Unit 1,
Mississauga ON Canada
L5N 5M4
(Address of principal executive offices)
+1 (905) 812-0023
(Registrant’s telephone number, including area code)
MYOS RENS Technology Inc.
45 Horsehill Road
Suite 106
Cedar Knolls, New Jersey 07927
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	MDVL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note
On November 17, 2020, MedAvail Holdings, Inc. (f/k/a MYOS RENS Technology Inc.), a Delaware corporation (the “Company”), consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of June 30, 2020 (the “Merger Agreement”), by and among the Company, MedAvail, Inc. (“MedAvail”), and Matrix Merger Sub, Inc. (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into MedAvail, with MedAvail surviving as a wholly-owned subsidiary of the Company (the “Merger”, and together with the Reverse Stock Split of MYOS, the Spin Out Transaction, and the Reincorporation (as such terms are defined below) and the other transactions contemplated by the Merger Agreement, the “Business Combination”). The Business Combination was consummated on November 18, 2020 (the “Business Combination Closing Date”).
In connection with the consummation of the Business Combination (the “Business Combination Closing”), the registrant changed its name from MYOS RENS Technology Inc. to MedAvail Holdings, Inc. Unless the context otherwise provides, “MYOS” refers to the registrant prior to the Business Combination Closing, and “we,” “us,” “our,” “MedAvail,” and the “Company” refer to the registrant and, where appropriate its subsidiaries following the Business Combination Closing.
Item 1.01 Entry into a Material Definitive Agreement
Assignment and Assumption Agreement
Prior to the effective time of the Merger (the “Effective Time”), on November 16, 2020, MYOS entered into an assignment and assumption agreement (the “Assignment and Assumption Agreement”) with MYOS Corp., a Delaware corporation (“MYOS Corp.”), pursuant to which MYOS contributed substantially all of MYOS’s assets and liabilities to MYOS Corp. in exchange for all the outstanding shares of common stock MYOS Corp. On November 18, 2020, before the Business Combination Closing, the MYOS shareholders of record existing as of October 2, 2020 were issued a pro rata dividend of all the outstanding shares of MYOS Corp. (the “Spin Out Transaction”).
The foregoing description of the Assignment and Assumption Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Assignment and Assumption Agreement, a copy of which is attached hereto as Exhibit 2.2 to this Current Report on Form 8-K and is incorporated herein by reference.
Amended and Restated Investors’ Rights Agreement
In connection with the Business Combination Closing, on November 18, 2020, the Company executed and delivered a joinder to that certain Amended and Restated Investors’ Rights Agreement, dated as of October 9, 2020 (the “Rights Agreement”), by and among MedAvail, certain legacy stockholders of MedAvail (the “New Holders”) and upon the delivery of such joinder, the Company. Under the Rights Agreement, the Company is obligated within 75 days after the Business Combination Closing, to file one or more registration statements with the Securities and Exchange Commission (the “SEC”) to register the resale of the shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) held by the New Holders (the “Resale Registration Statements”). The Company agreed to use commercially reasonable efforts to have the Resale Registration Statements become effective as soon as practicable after the filing thereof and within 180 days of the Business Combination Closing.
The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, a copy of which is attached hereto as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated herein by reference.
Securities Purchase Agreement
In connection with the Business Combination Closing, on November 18, 2020, the Company executed a joinder to that certain Securities Purchase Agreement dated as of October 9, 2020 (the “Securities Purchase Agreement”), by and among the pre-Merger MedAvail company and the persons and entities set forth therein, whereby the Company became bound by certain provisions set forth thereunder, mutatis mutandis, and comply with the provisions therein applicable to the Company, in each case, in the same manner as if the Company were an original signatory to the Securities Purchase Agreement.
The foregoing description of the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, a copy of which is attached hereto as Exhibit 10.16 to this Current Report on Form 8-K and is incorporated herein by reference.
Indemnification Agreements
On the Business Combination Closing Date, the Company entered into indemnification agreements with Messrs. Ed Kilroy, Ryan Ferguson, Dave Rawlins, Neil Prezioso, Will Misloski, Fraser Mackay, Gerard van Hamel Platerink, Gerald Gradwell, Glen Stettin, Rob Faulkner and Michael Kramer and Ms. Helen Ciesielski, each of whom is a director and/or officer of the Company following the Business Combination. These indemnification agreements provide the directors and officers with contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers.
The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, a copy of which is attached as Exhibit 10.15 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
The information set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference. The Business Combination was approved by the shareholders of MYOS at the special meeting held on November 16, 2020 (the “Special Meeting”). The Business Combination was consummated on November 18, 2020 through a series of transactions as described below.
On November 16, 2020, in connection with the Business Combination and prior to the closing of the Merger, MYOS contributed substantially all of MYOS’s assets and liabilities to MYOS Corp. in exchange for all the outstanding shares of common stock of MYOS Corp. On November 18, 2020, all the outstanding shares of MYOS Corp. were issued as a pro rata dividend as described below.
On November 17, 2020 and in connection with the transactions contemplated by the Business Combination, the Company effected a reverse stock split at a ratio of one new share for every 12 shares of Common Stock outstanding (the “Reverse Stock Split”).
On November 17, 2020, subsequent to the Reverse Stock Split and at the Effective Time of the Merger, MYOS issued shares of its Common Stock to MedAvail’s stockholders pursuant to the terms of the Merger Agreement, at an exchange ratio of approximately 1.26 shares of Common Stock (post Reverse Stock Split), in exchange for each share of MedAvail common stock outstanding as of the Effective Time. The Company also assumed all of the stock options issued and outstanding under the MedAvail 2012 Equity Incentive Plan and the MedAvail 2018 Equity Incentive Plan (the “MedAvail Plans”) and issued and outstanding warrants of MedAvail, with such stock options and warrants henceforth representing the right to purchase a number of shares of Common Stock equal to approximately 1.26 multiplied by the number of shares of MedAvail common stock previously represented by such stock options and warrants, as applicable.
In connection with the Merger, on November 17, 2020, the Company paid MYOS Corp. a cash payment of $2.0 million and issued to MYOS Corp. a promissory note in the amount of $3.0 million, payable in three installments within one year of the Closing Date. On November 17, 2020, the Company paid MYOS Corp. the first $1.0 million of the principal balance of such promissory note.
November 18, 2020, the Company issued a pro rata dividend of all the outstanding shares of MYOS Corp. to the MYOS shareholders of record existing on October 2, 2020. As a result of the Spin Out Transaction, MYOS Corp., as a private company, will continue the pre-Merger business of MYOS.

On November 18, 2020, in connection with the transactions contemplated by the Business Combination, the Company reincorporated as a Delaware corporation (the “Reincorporation”) and changed its name to “MedAvail Holdings, Inc.” Following the consummation of the Business Combination, the business that is conducted by the Company became the business that was conducted by MedAvail prior to the Effective Time, which is a technology-enabled pharmacy company that brings access to pharmacy services and pharmacists directly into the care clinic.
Immediately following the Business Combination, there were approximately 31.7 million shares of Common Stock outstanding (post Reverse Stock Split). Immediately following the Business Combination Closing, the former MedAvail stockholders, warrantholders and optionholders owned approximately 97.2% of the Company, with MYOS’s stockholders, warrantholders and optionholders immediately prior to the Business Combination, whose warrants, options and shares of Common Stock remain outstanding after the Business Combination, owning approximately 2.8% of the Company.
The issuance of the shares of Common Stock to the former stockholders of MedAvail was registered with the SEC on a Registration Statement on Form S-4 (Reg. No. 333-248566) (the “Registration Statement”). The issuance of the shares of Common Stock to holders of stock options issued, or to be issued, under the MedAvail Plans will be registered with the SEC on a Registration Statement on Form S-8. Prior to the Business Combination Closing, the Company’s shares of Common Stock were listed on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “MYOS”. The Company commenced trading on Nasdaq under the new ticker symbol “MDVL” on November 18, 2020. The Company’s Common Stock has a new CUSIP number, 58406B103.
The foregoing descriptions of the Merger and the Merger Agreement do not purport to be complete and are qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2020 and is incorporated herein by reference.
On November 18, 2020, the Company issued a press release announcing the completion of the Business Combination. A copy of the press release is attached hereto as Exhibit 99.2
In connection with the Business Combination described in this Current Report on Form 8-K, the Company provides the following information related to MedAvail set forth in this Item 2.01.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This Current Report on Form 8-K and the information and documents incorporated herein by reference contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as the Company cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “goal,” “target,” “strategy,” “future,” “likely,” “potential,” “possible,” “forecast,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements in this Current Report on Form 8-K and in any document incorporated herein by reference may include, but are not limited to statements about:
•the Company's ability to maintain and gain market share in its industry;
•the Company’s plans, strategies and objectives of management for future operations, including the execution and timing of integration plans;
•the Company’s proposed new products, services or developments;
•the Company’s future economic conditions or performance;
•the Company’s expectations regarding government and third-party payer coverage and reimbursement;
•the Company’s ability to retain and recruit key personnel;
•the Company’s ability to obtain and maintain intellectual property protection for its products and its business;
•the Company’s ability to manufacture sufficient quantities with sufficient quality;
•the Company’s compliance with extensive Nasdaq requirements and government laws, rules and regulations both in the United States and internationally;
•the Company’s estimates of its expenses, ongoing losses, future revenue, capital requirements and its need for, or ability to obtain additional financing;
•the Company’s expectations regarding the impact of the COVID-19 pandemic on its business;
•other factors detailed under the section titled “Risk Factors” of this Current Report on Form 8-K and incorporated herein by reference; and
•the Company’s belief and assumptions underlying any of the foregoing.
If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of the Company could differ materially from the forward-looking statements. All forward-looking statements in this Current Report on Form 8-K are current only as of the date on which the statements were made. The Company does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.
BUSINESS
Overview
MedAvail is a telehealth-enabled pharmacy-technology company that brings access to pharmacy services and pharmacists directly into the care clinic. Using its proprietary MedAvail MedCenter™ kiosk and software, patients access MedAvail’s remote pharmacy team via a live audio-visual connection. MedAvail’s remote pharmacy team has the ability to provide all required functions to safely and securely dispense prescription medications directly to the patient while in the clinic. MedAvail supplements its in-clinic dispensing capability with a free home delivery service, creating a multi-channel distribution system designed to meet all the patients’ needs.
As a technology-enabled healthcare company, MedAvail is able to scale quickly and cost effectively, unencumbered by legacy physical assets such as retail stores. Embedding pharmacy directly into points of care not only creates a convenient pharmacy experience but importantly helps improve medication adherence, a major and well-recognized clinical challenge.
Although MedAvail’s technology is uniquely suited for any point-of-care environment, MedAvail has chosen to focus on Medicare-focused clinics. MedAvail’s pharmacy platform brings unique and high value to this market in a number of ways:
•Being embedded in the clinic allows MedAvail to be a member of the care team impacting adherence and health outcomes.
•Medicare members are on multiple chronic medications and adherence is critical to their well-being.
•MedAvail is able to share data with the healthcare practitioners with regard to adherence of the patient base to quickly resolve any issues in real-time improving service and customer health outcomes.
•MedAvail’s onsite MedCenter allows real time access to its pharmacy team to not only dispense medications but answer any questions from patients and care providers.
•MedAvail’s high touch model allows us to reach out to patients to arrange for refill medication delivery via its onsite MedCenter or its free courier home delivery.
•MedAvail offers extremely competitive cash pay alternatives for patients who need that service.
•MedAvail combines an in-clinic presence with a set of adherence programs executed by its centralized pharmacy team designed to support superior medication adherence and customer support for its customers. Combining regular refill reminders via text, phone or email along with MedAvail’s highly convenient in-clinic MedCenter or free home courier delivery creates a high touch customer focused pharmacy solution with superior outcomes.
The value proposition for the clinic owners and associated health plans is a true pharmacy partner working hand-in-hand to improve health outcomes. It is a true partnership where the value MedAvail brings improves health outcomes for the Medicare members which can improve overall reimbursement to the clinic.
MedAvail currently deploys its MedCenter solution through two distinct commercialization channels. First, MedAvail owns and operates its full-service retail pharmacy platform in the U.S., under the name SpotRx. The SpotRx™ pharmacy business is structured as a hub-and-spoke model where a central pharmacy supports and operates a network of MedCenter kiosks that are embedded in clinics. MedAvail’s second commercialization channel is a direct sell-to model, in which MedAvail sells its MedCenter kiosk and licenses its proprietary software directly to large healthcare providers and retail pharmacies, such as Sam’s Club, for use within their pharmacy operations.
MedAvail’s MedCenter kiosks come in two models: the M4 MedCenter and the M5 MedCenter. The M4 MedCenter is a smaller kiosk designed to fit in waiting rooms, hallways, or clinic lobbies. The M5 MedCenter is a much larger kiosk designed as a full pharmacy replacement with the ability to serve 3-4 customers simultaneously and can be configured for drive thru dispensing, much like a bank’s ATM drive through lanes.
Pharmacy as part of the healthcare team
Numerous studies have demonstrated the value of an embedded pharmacy within a healthcare location (e.g. Aguilar et al, 2015). Deployments have typically been through a health plan’s proprietary clinic network to provide onsite pharmacy services embedded with the care team. Although valuable and effective, this in-person model is not cost effective and therefore not widely deployed. Additionally, since there is usually no partnership between traditional retail pharmacies and the care providers the opportunity to improve patient care is missed. SpotRx solves for this problem through MedAvail’s pharmacy platform, its proprietary technology and its in-clinic partnership with the care providers.
Being an embedded part of the care team allows SpotRx to address a number of challenges including but not limited to:
•Improving adherence. A prescription e-prescribed to us by the doctor can be filled by the patient prior to leaving the clinic. In the US retail pharmacy as a whole, about 28% of all prescriptions written are not filled (Fischer et al. 2010). MedAvail’s first fill adherence rates are typically over 85%, which is significantly higher than the average.
•Medicare health plans and providers are measured by CMS via the Star Rating system with a 1-5 rating, where 5 is the highest. Medication adherence has a significant impact on the overall Star Ratings and the resulting impact on clinic reimbursement. MedAvail can therefore help clinics improve their Star Ratings and health plan reimbursement rates.
•A portion of Medicare members have challenges with transportation and have to pay for either home delivery of medication or travel to the pharmacy. MedAvail can help solve for this with its in-clinic pharmacy platform and free home delivery service.
•MedAvail’s onsite pickup or courier home delivery solution allows patients to avoid crowded retail stores that typically have long in-store wait times.
•MedAvail’s clinical data sharing with the providers allows MedAvail pharmacists to offer input and insights into the medication therapy or potential gaps in care.
•As demonstrated by its high Star Rating results, MedAvail can contribute to better outcomes and improved reimbursement.
•MedAvail’s NPS score of 90+ is indicative of the overall patient experience and their high level of satisfaction with its pharmacy service.
In summary, MedAvail’s technology-enabled pharmacy platform provides significant value to all major stakeholders; the patient, the healthcare provider and the payer. Its platform is highly scalable and repeatable across markets within the US, and focused on the high growth and attractive Medicare demographic.

MedAvail solves the information sharing gap by providing timely feedback data on patient fill adherence and other data-driven insights back to care providers.
MedAvail Pharmacy Inc., an Arizona corporation (“SpotRx”), is a wholly owned subsidiary of MedAvail, and does business under the trade name “SpotRx Pharmacy”. Under SpotRx, MedAvail operates the SpotRx Pharmacy business through deployment of its M4 MedCenter in medical clinics providing onsite dispensing of prescriptions, which significantly improves access and convenience for the medical clinic’s patients. The network of M4 MedCenters in a given region is supported by a physical, central pharmacy from which the SpotRx pharmacy team operates. MedAvail has physical SpotRx pharmacies in Arizona and California, with plans to expand in Michigan, Florida, Texas and Illinois subject to future operational build-out. MedAvail’s SpotRx Pharmacy business is primarily focused on the Medicare (65+ year old) market and the medical clinics where they receive care.
For each site where MedAvail deploys a MedCenter, MedAvail generally staffs that site with a Clinic Account Manager (“CAM”), who is a full-time SpotRx employee who works with patients and clinic staff to ensure they receive the best service possible from the pharmacy. This includes assisting with use of the on-site MedCenter, scheduling and confirming that the appropriate medications are available onsite when the patient comes for their medical appointment. The CAM can also assist with the transfer of a customer’s medications to the pharmacy. Additionally, MedAvail engages in several, ongoing communications activities with each customer, such as text or phone reminders of refills due, a three day follow up call to check on the patient status. Through a combination of its in-clinic service, localized fulfillment and its centralized call center, MedAvail enables its customers achieve a higher level of adherence to their prescribed medication regimen. High medication adherence metrics have been shown by research performed by the Centers for Medicare & Medicaid Services, or CMS, to facilitate better health outcomes, which in turn lowers the overall cost to the healthcare system. As such, CMS uses these adherence metrics, among other factors, to drive reimbursement payments to healthcare plans and, in many cases, the physician/healthcare provider. CMS uses a system called Star Ratings to measure the performance of health plans who treat Medicare patients. CMS rates performance of a health plan on a scale of 1-5, with 5 being the highest score, and approximately one-third of a health plan’s rating is impacted by medication adherence in three key medication categories for the Medicare population: diabetes, hypertension and cholesterol. A health plan that improves from a 3 to 4 Star Rating can see reimbursement increases of 13 – 17% (Source: https://www.ajmc.com/contributor/jason rose/2019/08/medication adherence the lever to improve Medicare advantage star ratings).

The SpotRx pharmacy solution includes:
1.A MedAvail M4 MedCenter that is installed in the medical clinic and gives the physician clinic or other location an onsite, embedded pharmacy capability;
2.A full-time “Clinic Account Manager” (“CAM”) to directly support the medical clinic’s staff and patients; and
3.A central physical SpotRx pharmacy in each geographic region or market and which provides the pharmacy staff that supports each of the M4 MedCenters in the central pharmacy’s area. This staff answers all audio visual calls coming in from the MedCenters, identifies and counsels patients and approves the medication to dispense. This central pharmacy also facilitates MedAvail’s accompanying medication home delivery service and is responsible for replenishing inventory of each MedCenter under their control.
4.Centralized call centers support MedAvail’s central pharmacies by following up with its customers to help them with filling and or transferring prescriptions, scheduling delivery and other customer service activities.
Published studies have shown that medical clinics and other health care sites with an embedded pharmacy have higher patient medication adherence, with resulting improved health outcomes (Wright & Gorman 2016). Deploying a traditional, retail pharmacy in a medical clinic is costly, since floor space, a licensed pharmacist and pharmacy staff are required onsite for all hours of operation. Most medical clinics do not have the volume of patients to support the cost of establishing and then running a physical pharmacy. The SpotRx pharmacy model, through the use of MedAvail’s MedCenters, solves for this cost issue, while enabling onsite pharmacy services. MedAvail does this by deploying its M4 MedCenter kiosk, with its small physical presence, in the medical clinic, with support from the centralized pharmacy and its pharmacy support team. MedAvail thereby minimizes the capital cost of opening a pharmacy and enables sharing of centralized resources to reduce pharmacy operating costs. SpotRx currently has 43 MedCenters deployed nationwide, with 27 in Arizona and 16 in California. MedAvail has six physical centralized pharmacies to support these sites, two in Arizona, three in California and one under construction in Michigan.
MedAvail intends to continue to grow its presence in both Arizona and California with plans to expand into Illinois, Michigan, Florida and Texas over the next 24 months.

MedAvail Technologies
Many large healthcare systems and large retail pharmacy operators are looking for solutions that allow them to extend their pharmacy capabilities without having to incur the expense, risk, and time delay of building, staffing, and managing a traditional retail pharmacy assets. The MedAvail MedCenter provides this capability, and consequently MedAvail is working with a number of these large healthcare systems and retail pharmacy chains to benefit from the upfront and ongoing costs savings that its MedCenter provides. Through MedAvail Technologies (US) Inc. (MTI), MedAvail sells or leases its MedCenters, licenses the accompany software, and sells ongoing maintenance and support services to a select group of large clients, all of which are currently in the United States. MedAvail will sell or lease its kiosk hardware technology, but MedAvail only licenses its Remote Dispensing System, MedPlatform® Enterprise Software, and Client Pharmacy Management System software, to help protect the intellectual property that MedAvail has developed for those systems. Maintenance for the hardware is provided by MedAvail personnel as well as third parties with which MedAvail contracts. Software support is provided by MedAvail employees. The corporate client provides and conducts all pharmacy staff and pharmacy operations, such as managing and re-stocking inventory of the MedCenters, and procuring and packaging all medications for the MedCenter. Also, the engagement with a large corporate client typically also requires an initial engagement for development and engineering work to integrate their pharmacy systems with and into its hardware and software, and MedAvail typically receives non-recurring development and engineering fees for this service.
The major steps of MedAvail’s deployment process include integration with the pharmacy software of the client, education and training of their pharmacy staff, and the physical site determination and installation of the MedCenter. This integration process can take 3-4 months, based on the software development, integration, testing, and deployment required. Education typically takes place over 1-2 weeks, and results in the corporate client having a trained staff capable to further train any new staff they may bring on board. The physical MedCenter installation usually takes a few days.
The initial capital cost of opening a physical pharmacy can range from between $500,000 to up to $1 million or more. Staffing these physical pharmacies require a full-time pharmacist at all times the pharmacy is open as well as 1-2 pharmacy technicians depending the on the State board of pharmacy regulations. According to the US bureau of labor statistics the average pharmacist earns $120,270 per year, and job posting for pharmacy technicians indicate an annual salary of approximately $29,000 ranging up to $42,000 in the highest States.
Market Opportunity
MedAvail is pursuing two general commercialization strategies through its SpotRx Pharmacy and its MedAvail Technologies subsidiaries.
SpotRx Pharmacy currently has MedCenter deployments in medical clinics in Arizona and California. MedAvail primarily targets medical clinics that write at least 10,000 Medicare prescription claims per year. Based on CMS data, there are 262 clinics in Arizona and 1,196 clinics in California that would qualify as potential sites for a SpotRx Pharmacy. Based on this data, MedAvail estimates that these potential SpotRx Pharmacy sites write prescriptions with a total value of approximately $0.5B for Arizona and approximately $4.5B for California, per annum. This represents what MedAvail views as its total addressable market for these two states. As MedAvail plans expansion into other states, it will evaluate the number of potential medical clinic sites for its SpotRx Pharmacy and the correlating total addressable market. Currently SpotRx is focused on six key states: Arizona, California, Illinois, Michigan, Florida and Texas. The total medication spend for Medicare patients in these states was $40 billion according to a 2018 CMS study. Total Medicare part D spend in the US in this same period was

$100 billion. As MedAvail enters a state, it focuses its partnership activities on the largest medical chains supporting mainly a Medicare population and then seek to grow within those chains.
For MTI and MedAvail’s large, corporate sales and licensing strategy, the market size is based upon the number of potential deployment sites owned and operated by its clients and potential clients. MedAvail estimates that there are in excess of 30,000 potential deployment sites in the United States for just those large corporate customers with whom MedAvail has already entered either a testing or trial arrangement or a commercialization contract, including Sam’s Club, Texas Health Resources, Ascension, and Hospital Corporation of America (HCA). This represents an annualized market opportunity of approximately $1B of recurring revenue.
The COVID-19 pandemic has highlighted certain of the benefits of MedAvail’s MedCenter-based solution. As a result, health systems such as Texas Health Resources have begun to deploy MedAvail’s technology to increase their pharmacy footprint with an initial focus on their emergency departments. Additionally, MedAvail has seen large states change their regulations to allow its technology (e.g. Florida and Washington implemented new laws effective July 1, 2020), while Texas has deployed temporary laws to allow MedCenter deployments and which allow for creation of new permanent laws in late 2020 or early 2021.
Sales and Marketing
SpotRx currently has a Sales and Business Development team consisting of MedAvail’s Chief Commercial Officer, Vice President of Business Development and Business Development Manager who identify and engage with large Medicare focused primary care and specialty clinic chains as well as independent physician groups in Arizona and California. The largest 20 clinic chains in MedAvail’s target states write between 20%-50% of all claims written so its business development is highly focused on these large groups. This team executes contracts that allow for the deployment of MedAvail’s technology and its Clinic Account Managers (CAM) onsite at these clinics. These contracts typically contain agreements to pay a rent or sub-lease (based on fair market rates) for the space taken up in compliance with the safe harbor provisions of the Anti-Kickback statute. They also allow for the sharing of data and patient information between the parties in order that MedAvail can drive improved medication adherence for the patients of the clinic.
The medical clinics that MedAvail targets are typically exposed to ‘at risk’ or ‘quality based’ contracts with either Medicare Advantage health plans or directly with CMS that provide incentives for health outcomes such as medication adherence. Clinics that typically write prescriptions that are filled in the traditional retail pharmacy channel have very few tools to improve medication adherence. MedAvail’s SpotRx platform offers the opportunity for improved outcomes without major investment or heavy integration by the clinics.
Patient (customer) education, marketing and acquisition activities are primarily focused upon the patients who visit the clinics at which the SpotRx Pharmacy is deployed. The activities are performed by and driven by MedAvail’s onsite Clinic Account Manager (CAM), who is further supported with in-clinic marketing materials. MedAvail has found that its most effective customer acquisition pathway is through the CAM’s in-clinic presence as it allows them to clearly explain the value of MedAvail’s pharmacy over current alternatives. MedAvail also executes a limited amount of digital and social media marketing campaigns that specifically target the zip codes of its clinic deployments and are designed to support the onsite presence.
MedAvail intends to add a few dedicated sales-leaders to the company in the next 12 months. Its target list of clients is narrow and typically handled by one or more members of MedAvail’s executive team. Each of its current engaged clients has deployed several initial sites with the opportunity to expand substantially over time. MedAvail’s clients typically start with 5-10 initial sites, prove out the concept then put multi-year deployment plan in place to enable a large deployment. At this time, most MedAvail clients are in their initial stage of operations.
MedAvail’s ability to supply MedCenters is limited at this time as it onboards a new contract manufacturer, and MedAvail expects additional MedCenters to be available in the early second quarter of 2021.
Research and development
All key research and development related to MedAvail hardware and software technology is done within MedAvail. MedAvail has a team of software architects and developers employed by MedAvail who work closely with its product management team. MedAvail also has a team of hardware engineers employed by MedAvail who design and prototype all of its MedCenter hardware technology, and which includes mechanical, electrical, robotics and firmware engineers.
MedAvail’s design process begins with feedback from its customers and SpotRx to its product team who then package and review with its software and hardware teams to prioritize development projects and timelines.
MedAvail manufactures its hardware through an agreement with a contract manufacturer who specializes in complex electronic kiosk manufacturing. MedAvail’s hardware engineering team works closely with its contract manufacturer to ensure that the transfer of knowledge and information from its teams to the contract manufacturer’s teams and to ensure that they are fully educated on how to properly assemble the MedCenter.
Manufacturing
MedAvail currently outsources the manufacturing and assembly of its MedCenters. Previously, MedAvail contracted with a electronics manufacturer in South Carolina for the manufacturing and assembly of its MedCenters. MedAvail’s agreement with this contract manufacturer ended in 2019.
In August 2020, MedAvail signed a manufacturing and supply agreement with a new contract manufacturer, Kitron Technologies (“Kitron”). Under this agreement, it is expected that Kitron will manufacturer MedAvail’s MedCenters for an initial term of three years. Globally, Kitron had approximately 1,700 employees with factories in Norway, Sweden, Lithuania, China, Germany, and USA. Kitron’s US manufacturing facility that will be producing MedAvail’s MedCenters is located in Windber, Pennsylvania. The Windber factory has approximately 140 employees and 115,000 sf of manufacturing space. Manufacturing competencies in this facility that align to MedAvail’s needs include industrial, medical, data/telecom, electronics assembly, box build, robotics and testing.
As MedAvail’s contract manufacturer, Kitron will provide the following:
1.Build an assembly line dedicated to the MedCenter
2.Create production related documentation
3.Train staff on proper assembly practices related to MedAvail products

4.Procure all parts required to manufacture the MedCenter with assistance from MedAvail engineers and procurement team; and
5.Assemble the MedCenter and execute quality assurance testing before approval to release and ship to a client
6.Ensure a viable business continuity plan
MedAvail has already begun working with Kitron to ready a manufacturing line for production, with the first delivery of new MedCenters expected in the beginning of Q2 2021.
All engineering design, prototyping and initial testing is done by MedAvail engineers at our site in Mississauga, Ontario, Canada.
The software and firmware required to run the MedAvail MedCenter is manufactured and maintained by MedAvail employees at our Mississauga, Ontario, Canada site. Development, testing and defect resolution are self-provisioned activities. These processes are maintained by MedAvail to ensure efficiency of process and security of intellectual property.
Shipping from the contract manufacturer’s facility to the destination clinic is governed on an Ex Works (EXW) basis, allowing MedAvail to select the carrier and appropriate service levels relative to the installation schedule.
Intellectual Property
MedAvail owns or has licensed rights to certain know-how, proprietary information and technology, copyrights, patents, and other intellectual property upon which the business depends. To protect our intellectual property rights, MedAvail relies on trade secret laws, patents, copyrights, trademarks and confidentiality agreements and contracts with employees, consultants and other parties.
Currently MedAvail has the following issued patents and trademarks issued and pending:
1.12 US patents, 4 Canadian patents, 1 European patent
2.9 US trademarks, 7 US trademarks pending
3.4 Canadian trademarks, 1 Canadian trademark pending
4.4 European registered trademarks.
Competition
MedAvail believes that its hardware, software, and services products, centered on its proprietary MedCenters, offers a unique solution in the pharmacy market. MedAvail’s ability to execute prescription dispensing from first-fill to refills, utilize automated pick-up and provide total control of our system through a remote licensed pharmacist, all differentiates us and can be commercialized by the company either through pharmacy sales to patients through our SpotRx pharmacy business or through our sale of the MedCenter kiosks and the license of software directly to end customers.
While the model of embedding pharmacies in a medical clinic is not proprietary and there are competitors in the markets such as Genoa, Walgreens, CVS, Rite Aid and independent pharmacies, SpotRx is uniquely able to embed automated drug dispensing within the clinic through our MedCenters and, thereafter, work with the clinic to drive adherence for their specific patients. MedAvail’s technology provides us with a unique cost advantage over other competitors in the market, as far as we are aware. Given the size and continued growth of the Medicare market, MedAvail expects competition to emerge, but it is not aware of any third-party pharmacy solution that includes onsite automated dispensing with the associated reduced costs, efficiencies, and services that its technology allows it to provide to its customers.

For MedAvail Technologies’ commercial customer market, which buys our technology direct from us prior to running it themselves, MedAvail also believes it has the only turnkey technology platform that can achieve the many requirements of this complicated offering.
Competition for MedAvail’s MedCenters, both through its SpotRx Pharmacy business and for MedCenters operating directly through its large commercial customers, also comes from home delivery services, such as Capsule, Alto, Amazon/Pill pack and mail order operators. Home delivery operators can compete with MedAvail’s SpotRx Pharmacy service, but typically do not also offer in-clinic automated dispensing solutions, onsite support, workflow integration, clinical data sharing and other concierge services for the patient.
Government Regulation
SpotRx Pharmacy is a prescription drug dispensing solution that is regulated on a state-by-state basis by the board of pharmacy of each state, and each state has its own distinct rules. These rules typically govern the marketing and deployment of the SpotRx Pharmacy and its services, and not the technology itself. The boards of pharmacy view the MedCenter as an extension of the physical pharmacy, with the MedCenter being a remote dispensing device for a licensed physical pharmacy within the applicable state. The Board of Pharmacy for many states will perform a physical site visit to see the MedCenter prior to licensing, perform an inspection of the physical pharmacy, and review the policies and procedures associated with the MedCenter. This process is consistent whether the MedCenter is being operated by SpotRx or a larger commercial client through MTI.
When analyzing the US market, MedAvail views states as:
1.Open to deploy
2.Regulation in process to be open to deploy in 2020
3.Regulation in process to be open to deploy in 2021
4.Favorable waiver rules in place to allow deployment
5.Restrictive or unfavorable rules
Federally, MedAvail is regulated by the United States Drug Enforcement Agency with respect to controlled substances that are dispensed through its MedCenters and SpotRx Pharmacies services. At this time, MedAvail cannot dispense any controlled substances through the MedCenter. SpotRx customers requiring controlled substances have these medicines delivered to them through our home delivery service, which is executed by the SpotRx central pharmacy for the applicable area.
Professional Licensure
Pharmacists, nurses and certain other healthcare professionals employed by MedAvail are required to be individually licensed or certified under applicable state law. MedAvail performs criminal, government exclusion and other background checks on employees and take steps to ensure that our employees possess all necessary licenses and certifications, and MedAvail believes that our employees comply, in all material respects, with applicable licensure laws.
Pharmacy Licensing and Registration
State laws require that each of MedAvail’s pharmacy locations be appropriately licensed and/or registered to dispense pharmaceuticals in that state. MedAvail is licensed in all states that require such licensure and believe that it substantially complies with all state licensing laws applicable to its business. Where required by law, MedAvail also has pharmacists licensed in all states in which it dispenses.
Laws enforced by the U.S. Drug Enforcement Administration (“DEA”), as well as some similar state agencies, require our pharmacy locations to individually register to handle controlled substances, including prescription pharmaceuticals. A separate registration is required at each principal place of business where MedAvail dispenses controlled substances. Federal and state laws also require that MedAvail follows specific labeling, reporting and record-keeping requirements for controlled substances. MedAvail maintains DEA registrations for each of our facilities that require such registration and follow procedures intended to comply with all applicable federal and state requirements regarding controlled substances.
Food, Drug and Cosmetic Act
Certain provisions of the federal Food, Drug and Cosmetic Act govern the handling and distribution of pharmaceutical products. This law exempts many pharmaceuticals and medical devices from federal labeling and packaging requirements as long as they are not adulterated or misbranded and are dispensed in accordance with and pursuant to a valid prescription. MedAvail believes that it complies with all applicable requirements.
Fraud and Abuse Laws — Anti-Kickback Statute
The federal Anti-Kickback Statute prohibits individuals and entities from knowingly and willfully paying, offering, receiving, or soliciting money or anything else of value in order to induce the referral of patients or to induce a person to purchase, lease, order, arrange for, or recommend services or goods covered by Medicare, Medicaid, or other federal healthcare programs. The federal courts have held that an arrangement violates the Anti-Kickback Statute if any one purpose of the remuneration is to induce the referral of patients covered by the Medicare or Medicaid programs, even if another purpose of the payment is to compensate an individual for rendered services. The Anti-Kickback Statute is broad and potentially covers many standard business arrangements. Violations can lead to significant penalties, including criminal fines of up to $25,000 per violation and/or five years imprisonment, civil monetary penalties of up to $50,000 per violation plus treble damages and/or exclusion from participation in Medicare, Medicaid and other federal healthcare programs. Certain types of payments are excluded from the statutory prohibition. Additionally, in an effort to clarify the conduct prohibited by the Anti-Kickback Statute, the Office of the Inspector General of HHS (the “OIG”) publishes regulations that identify a limited number of safe harbors. Business arrangements that satisfy all of the elements of a safe harbor are immune from criminal enforcement or civil administrative actions. The Anti-Kickback Statute is an intent-based statute and the failure of a business relationship to satisfy all of the elements of a safe harbor does not, in and of itself, mean that the business relationship violates the Anti-Kickback Statute. The OIG, in its commentary to the safe harbor regulations, has recognized that many business arrangements that do not satisfy a safe harbor nonetheless operate without the type of abuses the Anti-Kickback Statute is designed to prevent. MedAvail attempts to structure our business relationships to satisfy an applicable safe harbor. However, in those situations where a business relationship does not fully satisfy the elements of a safe harbor, MedAvail attempts to satisfy as many elements of an applicable safe harbor as possible. The OIG is authorized to issue advisory opinions regarding the interpretation and applicability of the Anti-Kickback Statute, including whether an activity constitutes grounds for the imposition of civil or criminal sanctions.
Several states have statutes and regulations that prohibit the same general types of conduct as those prohibited by the Anti-Kickback Statute described above. Some state anti-fraud and anti-kickback laws apply only to goods and services covered by Medicaid. Other state anti-fraud and anti-kickback laws apply to all healthcare goods and services, regardless of whether the source of payment is governmental or private. Where applicable, MedAvail attempts to structure our business relationships to comply with these statutes and regulations.
Fraud and Abuse Laws — False Claims Act
MedAvail is subject to state and federal laws that govern the submission of claims for reimbursement. These laws generally prohibit an individual or entity from knowingly and willfully presenting a claim or causing a claim to be presented for payment from a federal healthcare program that is false or fraudulent. The standard for “knowing and willful” may include conduct that amounts to a reckless disregard for the accuracy of information presented to payers. Penalties under these statutes include substantial civil and criminal fines, exclusion from the Medicare or Medicaid programs and imprisonment. One of the most prominent of these laws is the federal False Claims Act, which may be enforced by the federal government directly or by a private plaintiff by filing a qui tam lawsuit on the government’s behalf. Under the False Claims Act, the government and private plaintiffs, if any, may recover monetary penalties in the amount of $5,500 to $11,000 per false claim, as well as an amount equal to three times the amount of damages sustained by the government as a result of the false claim. Several states, including states in which MedAvail operates, have adopted their own false claims statutes as well as statutes that allow individuals to bring qui tam actions. In recent years, federal and state government authorities have launched several initiatives aimed at uncovering practices that violate false claims or fraudulent billing laws, and they have conducted numerous investigations of pharmaceutical manufacturers, PBMs, pharmacies and healthcare providers with respect to false claims, fraudulent billing and related matters. MedAvail believes that it has procedures in place to ensure the accuracy of our claims.
Ethics in Patient Referrals Law — Stark Law
The federal Physician Self-Referral Prohibition, commonly known as the Stark Law, generally prohibits a physician from ordering Designated Health Services for Medicare and Medicaid patients from an entity with which the physician or an immediate family member has a financial relationship and prohibits the entity from presenting or causing to be presented claims to Medicare or Medicaid for those referred services, unless an exception applies. A financial relationship is generally defined as an ownership, investment, or compensation relationship. Designated Health Services include, but are not limited to, outpatient pharmaceuticals, parenteral and enteral nutrition products, home health services, durable medical equipment, physical and occupational therapy services, and inpatient and outpatient hospital services. Among other sanctions, a civil monetary penalty of up to $15,000 may be imposed for each bill or claim for a service a person knows or should know is for a service for which payment may not be made due to the Stark Law. Such persons or entities are also subject to exclusion from the Medicare and Medicaid programs. Any person or entity participating in a circumvention scheme to avoid the referral prohibitions is liable for a civil monetary penalty of up to $100,000. A $10,000 fine may be imposed for failure to comply with reporting requirements regarding an entity’s ownership, investment and compensation arrangements for each day for which reporting is required to have been made under the Stark Law.
The Stark Law is a broad prohibition on certain business relationships, with detailed exceptions. However, unlike the Anti-Kickback Statute under which an activity may fall outside a safe harbor and still be lawful, a referral for Designated Health Services that does not fall within an exception is strictly prohibited by the Stark Law. MedAvail attempts to structure all of our relationships with physicians who make referrals to us in compliance with an applicable exception to the Stark Law.
In addition to the Stark Law, many of the states in which MedAvail operates has comparable restrictions on the ability of physicians to refer patients for certain services to entities with which they have a financial relationship. Certain of these state statutes mirror the Stark Law while others may be more restrictive. MedAvail attempts to structure all of our business relationships with physicians to comply with any applicable state self-referral laws.

HIPAA and Other Privacy and Confidentiality Legislation
MedAvail’s activities involve the receipt, use and disclosure of confidential health information, including disclosure of the confidential information to a patient’s health benefit plan, as permitted in accordance with applicable federal and state privacy laws. In addition, MedAvail uses and discloses de-identified data for analytical and other purposes. Many state laws restrict the use and disclosure of confidential medical information, and similar new legislative and regulatory initiatives are underway at the state and federal levels.
HIPAA imposes extensive requirements on the way in which healthcare providers that engage in certain actions covered by HIPAA, as well as healthcare clearinghouses (each known as “covered entities”) and the persons or entities that create, receive, maintain, or transmit protected health information (“PHI”) on behalf of covered entities (known as “business associates”) and their subcontractors, use, disclose and safeguard PHI, including requirements to protect the integrity, availability and confidentiality of electronic PHI. Many of these obligations were expanded under the Health Information Technology for Economic and Clinical Health Act (“HITECH”), passed as part of the American Recovery and Reinvestment Act of 2009. In January 2013, the Office for Civil Rights of HHS issued a final rule under HITECH that makes significant changes to the privacy, security, breach notification and enforcement regulations promulgated under HIPAA (the “Final Omnibus Rule”), and which generally took effect in September 2013. The Final Omnibus Rule enhances individual privacy protections, provides individuals new rights to their health information and strengthens the government’s ability to enforce HIPAA.
The privacy regulations (the “Privacy Rule”) issued by the Office of Civil Rights of HHS pursuant to HIPAA give individuals the right to know how their PHI is used and disclosed, as well as the right to access, amend and obtain information concerning certain disclosures of PHI. Covered entities, such as pharmacies and health plans, are required to provide a written Notice of Privacy Practices to individuals that describes how the entity uses and discloses PHI, and how individuals may exercise their rights with respect to their PHI. For most uses and disclosures of PHI other than for treatment, payment, healthcare operations and certain public policy purposes, HIPAA generally requires that covered entities obtain a valid written individual authorization. In most cases, use or disclosure of PHI must be limited to the minimum necessary to achieve the purpose of the use or disclosure. The Final Omnibus Rule modifies the content of Notice of Privacy Practices in significant ways, requiring, among other things, statements informing individuals of their rights to receive notifications of any breaches of unsecured PHI and to restrict disclosures of PHI to a health plan where the individual pays out of pocket.
MedAvail is a covered entity under HIPAA in connection with our operation of specialty service pharmacies. To the extent that MedAvail provides services other than as a covered entity and it performs a function or activity, or provide a service to, a covered entity that involves PHI, the covered entity may be required to enter into a business associate agreement with us. Business associate agreements mandated by the Privacy Rule create a contractual obligation for us, as a business associate, to perform our duties for the applicable covered entity in compliance with the Privacy Rule. In addition, HITECH subjects us to certain aspects of the Privacy Rule and the HIPAA security regulations when MedAvail acts as a business associate, including imposing direct liability on business associates for impermissible uses and disclosures of PHI and the failure to disclose PHI to the covered entity, the individual, or the individual’s designee (as specified in the business associate agreement), as necessary to satisfy a covered entity’s obligations with respect to an individual’s request for an electronic copy of PHI. The Final Omnibus Rule also extends the business associate provisions of HIPAA to subcontractors where the function, activity, or service delegated by the business associate to the subcontractor involves the creation, receipt, maintenance, or transmission of PHI. As such, business associates are required to enter into business associate agreements with subcontractors for services involving access to PHI and may be subject to civil monetary penalties for the acts and omissions of their subcontractors.
Importantly, the Final Omnibus Rule greatly expands the types of product- and service-related communications to patients or enrollees that will require individual authorizations by requiring individual authorization for all treatment and healthcare operations communications where the covered entity receives payment in exchange for the communication from or on behalf of a third-party whose product or service is being described. While the Office of Civil Rights of HHS has established limited exceptions to this rule where individual authorization is not required, the marketing provisions finalized in the Final Omnibus Rule could potentially have an adverse impact on our business and revenues.

If MedAvail fails to comply with HIPAA or its policies and procedures are not sufficient to prevent the unauthorized disclosure of PHI, it could be subject to liability, fines and lawsuits under federal and state privacy laws, consumer protection statutes and other laws. Criminal penalties and civil sanctions may be imposed for failing to comply with HIPAA standards either as a covered entity or business associate, and these penalties and sanctions have significantly increased under HITECH. In addition to imposing potential monetary penalties, HITECH also requires the Office of Civil Rights of HHS to conduct periodic compliance audits and empowers state attorneys general to bring actions in federal court for violations of HIPAA on behalf of state residents harmed by such violations. Several such actions have already been brought, and continued enforcement actions are likely to occur in the future.
The transactions and code sets regulation promulgated under HIPAA requires that all covered entities that engage in certain electronic transactions, directly or through a third-party agent, use standardized formats and code sets. MedAvail, in our role as a business associate of a covered entity, must conduct such transactions in accordance with such transaction rule and related regulations that require the use of operating rules in connection with HIPAA transactions. In MedAvail’s role as a specialty pharmacy operator, it must also conduct such transactions in accordance with such regulations or engage a clearinghouse to process our covered transactions. HHS promulgated a National Provider Identifiers (“NPI”) Final Rule that requires covered entities to utilize NPIs in all standard transactions. NPIs replaced National Association of Boards of Pharmacy numbers for pharmacies, DEA numbers for physicians and similar identifiers for other healthcare providers for purposes of identifying providers in connection with HIPAA standard transactions. Covered entities may be excluded from federal healthcare programs for violating these regulations.
The security regulations issued pursuant to HIPAA mandate the use of administrative, physical and technical safeguards to protect the confidentiality of electronic PHI. Such security rules apply to covered entities and business associates.
MedAvail must also comply with the “breach notification” regulations, which implement provisions of HITECH. In the case of a breach of “unsecured PHI,” covered entities must promptly notify affected individuals and the HHS Secretary, as well as the media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to the HHS Secretary on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of such breaches by the business associate.
Final regulations governing the accounting of disclosures implementing provision in HITECH are forthcoming, but have been subject to significant delay. The initial proposed rule, if finalized, would require covered entities to develop systems to monitor and record: (1) which of their employees and business associates access an individual’s electronic PHI contained in a designated record set; (2) the time and date access occurs; and (3) the action taken during the access session (e.g., modification, deletion, viewing). The final regulations could impose significant burdens on covered entities and business associates.
The Health Reform Laws (as defined in “Health Reform Legislation” below) require the HHS Secretary to develop new health information technology standards that could require changes to our existing software products. For example, the statute requires the establishment of interoperable standards and protocols to facilitate electronic enrollment of individuals in federal and state health and human services programs and provides the government with authority to require incorporation of these standards and protocols in health information technology investments as a condition of receiving federal funds for such investments.
HIPAA generally preempts state laws, except when state laws are more protective of PHI or are more restrictive than HIPAA requirements. Therefore, to the extent states continue to enact more protective or restrictive legislation, MedAvail could be required to make significant changes to our business operations. In addition, independent of any statutory or regulatory restrictions, individual health plan clients could increase limitations on our use of medical information, which could prevent us from offering certain services.
Medicare Part D
The Medicare Part D program, which makes prescription drug coverage available to eligible Medicare beneficiaries, regulates various aspects of the provision of Medicare drug coverage, including enrollment, formularies, pharmacy networks, marketing and claims processing. The Centers for Medicare & Medicaid Services (“CMS”) imposed restrictions and consent requirements for automatic prescription delivery programs, and further limited the circumstances under which Medicare Part D plans may recoup payments to pharmacies for claims that are subsequently determined not payable under Medicare Part D. CMS sanctions for non-compliance may include suspension of enrollment and even termination from the program.
The Medicare Part D program has undergone significant legislative and regulatory changes since its inception. Medicare Part D continues to attract a high degree of legislative and regulatory scrutiny, and applicable government rules and regulations continue to evolve. For example, CMS may issue regulations that limit the ability of Medicare Part D plans to establish preferred pharmacy networks.
Health Reform Legislation
Congress passed major health reform legislation, including the Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act of 2010 (the “Health Reform Laws”), which enacted a number of significant healthcare reforms. President Donald Trump has stated his intentions to support the repeal and possible replacement of the Health Reform Laws during his term of office. While Congress has not passed repeal legislation, the Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Health Reform Laws on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Congress may consider other legislation to repeal or replace elements of the Health Reform Laws. While not all of these reforms, or their repeal or replacement, affect our business directly, they could affect the coverage and plan designs that are or will be provided by many of our health plan clients. As a result, these reforms, or their repeal or replacement, could impact many of our services and business practices. There is considerable uncertainty as to the continuation of these reforms, their repeal, or their replacement.
Managed Care Reform
In addition to health reforms enacted by the Health Reform Laws, legislation has been considered, proposed and/or enacted at the state level, aimed at providing additional rights and access to drugs to individuals enrolled in managed care plans. This legislation may impact the design and implementation of prescription drug benefit plans sponsored by our PBM health plan clients and/or the services MedAvail provides to them. Both the scope of the managed care reform proposals considered by state legislatures and reforms enacted by states to date vary greatly, and the scope of future legislation that may be enacted is uncertain.
21st Century Cures Act
The 21st Century Cures Act (“Cures Act”), enacted in December 2016, among other things implemented Average Sales Price pricing for Part B DME infusion drugs in January 2017 and delayed payment for the home infusion services necessary to administer these drugs until January 2021. Given its current understanding of the Cures Act, MedAvail does not believe that it will have a significant impact on its business.
Employees
As of September 30, 2020, MedAvail had 181 employees (159 full time, 22 contractors), located as follows:
1. 85 are located in Arizona, 30 in California, two in Illinois and one in Michigan. Across these states, 85 employees work in Retail Pharmacy Services (DBA SpotRx), and 33 work in various general support and administrative roles, such as Finance, Marketing, Compliance, Human Resources, and Information Technology.
2. 63 are located in Canada, of which 36 employees are engaged in product (hardware and software) development, and 27 work in various support roles such as Quality Assurance, Accounting, and Information Technology.

Formation
The Company was incorporated in the State of Nevada on April 11, 2007 as MYOS Corporation. On March 17, 2016, the Company completed a merger with its wholly-owned subsidiary, MYOS RENS Technology Inc., and formally assumed the subsidiary’s name by filing Articles of Merger with the Secretary of State of the State of Nevada. The subsidiary was incorporated solely for the purpose of effecting the name change and the merger did not affect the Company’s governing documents or corporate structure in any other way. On November 17, 2020, the Company merged its wholly-owned subsidiary, Matrix Merger Sub, Inc., with and into MedAvail, Inc. Following the Merger and in connection with the Business Combination, the Company reincorporated as a Delaware corporation and changed its name from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.”
MedAvail Technologies, Inc., a wholly-owned subsidiary of MedAvail, was formed in May of 2012 through the purchase of assets from Pharmatrust, a Canadian company.
MedAvail Technologies (US) Inc., a wholly-owned subsidiary of MedAvail, was formed in July 2014 and is a sales subsidiary for third-party MedCenter sales in the US.
MedAvail Pharmacy Inc., DBA SpotRx, a wholly-owned subsidiary of MedAvail, was formed in July 2017 and is a pharmacy operations subsidiary for servicing customers under the SpotRx brand in the US.
MedAvail initially operated out of its Mississauga, Ontario, Canada offices. Initially MedAvail’s focus was the continued development of the technology’s hardware and software. This process resulted in the design and build of the current offering, the MedAvail MedCenter M4. This initial process took approximately two years leading up to our first live deployment in June of 2014, in an emergency department in Chicago, Illinois.
In 2015 MedAvail opened its own independent pharmacy, [On the Spot Rx. Inc.], in Ontario, Canada and began a deployment across multiple types of sites in Ontario such as universities, employer sites, emergency departments and clinics. It was determined in October of 2019 that its operation in Ontario was not strategic to the company as MedAvail has shifted to the Medicare market in the US. As such, MedAvail ceased operation in Ontario and de-installed the MedCenters in market and redeployed in the US.
In 2017 MedAvail opened MedAvail Pharmacy Inc., an Arizona corporation (“SpotRx”), its first independent pharmacy in the US in Tucson, Arizona. SpotRx does business under the trade name “SpotRx Pharmacy”. The intent was to deploy a network of MedCenters within the Tucson area. Initially MedAvail deployed into a number of customer sites including Medicare clinics, as well as retail stores and Medicaid clinics. Its experience led MedAvail to refine its pharmacy offering and marketing effort in the Medicare market.
Facilities
MedAvail currently leases approximately 23,430 square feet for our corporate headquarters, development and storage facility located in Ontario, under lease agreement which terminates in November 2021. MedAvail plans to sublease 6,835 square feet of the 23,420 as it was vacated in late 2019 when the company closed its Canadian pharmacy operations in order to focus on the large addressable market in the US. MedAvail believes that this facility is sufficient to meet its current and future near term needs and that additional space can be obtained on commercially reasonable terms as needed and in other locations as needed to support the business.
MedAvail additionally leases space for its pharmacies as follows:

Central Pharmacy Location	Square Feet	Lease Termination
Phoenix, Arizona	1,920	8/31/2021
Tucson, Arizona	1,565	12/31/2022
Buena Park, California	2,700	11/30/2022
Laguna Hills, California	4,551	1/31/2023
San Fernando, California	946	1/31/2023
Southfield, Michigan	3,038	9/30/2025
Legal Proceedings
Following MYOS’s and MedAvail’s announcement of the execution of the Merger Agreement on June 30, 2020, MYOS received separate litigation demands from purported MYOS stockholders on September 16, 2020 and October 20, 2020, respectively seeking certain additional disclosures in the Form S-4 Registration Statement filed with the Securities and Exchange Commission on September 2, 2020 (collectively, the “Demands”). Thereafter, on September 23, 2020, a complaint regarding the transactions contemplated within the Merger Agreement was filed in the Supreme Court of the State of New York, County of New York, captioned Faasse v. MYOS RENS Technology Inc., et. al., Index No.: 654644/2020 (NY Supreme Ct., NY Cnty., September 23, 2020) (the “New York Complaint”). On October 12, 2020, a second complaint regarding the transactions was filed in the District Court of Nevada, Clark County Nevada, captioned Vigil v. Mannello, et. al., Case No. A-20-822848-C (the “Nevada Complaint,” and collectively with the New York Complaint and Demands, the “Litigation”).
The Demands and the Complaints that currently comprise the Litigation generally allege that the directors of MYOS breached their fiduciary duties by entering into the Merger Agreement, and MYOS and MedAvail disseminated an incomplete and misleading Form S-4 Registration Statement. The New York Complaint also alleges MedAvail aided and abetted such breach of fiduciary duties.
MYOS and MedAvail believe that the claims asserted in the Litigation are without merit, and believe that the Form S-4 Registration Statement disclosed all material information concerning the Merger and no supplemental disclosure is required under applicable law. However, in order to avoid the risk of the Litigation delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, MYOS determined to voluntarily supplement the Form S-4 Registration Statement as described in the Current Report on Form 8-K on November 2, 2020. The Litigation currently remains pending. MYOS and MedAvail specifically deny all allegations in the Litigation and/or that any additional disclosure was or is required.
From time to time MedAvail may become involved in additional legal proceedings or investigations, which could have an adverse impact on MedAvail’s reputation, business and financial condition and divert the attention of its management from the operation of its business.
RISK FACTORS
An investment in our securities has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial conditions and/or operating results. If any of these risks actually occur, our business, operating results and financial condition could be harmed, and the value of our stock could go down. This means you could lose all or a part of your investment.
Risk Factors Summary
We face many risks and uncertainties, as more fully described in this section under the heading “Risk Factors.” Some of these risks and uncertainties are summarized below. The summary below does not contain all of the information that may be important to you, and you should read this summary together with the more detailed discussion of these risks and uncertainties contained in “Risk Factors.”
Our business operations are subject to numerous risks, factors and uncertainties, including those outside of our control, that could cause our actual results to be harmed, including risks regarding the following:
Risks Related to the Company’s Business and Operations
•our limited operating history;
•our history of net losses and any inability to achieve or sustain profitability in the future;
•the limited operating history of the Company’s retail pharmacy, which comprises a substantial portion of our current revenue;
•the availability, pricing and safety profiles of prescription drugs that we purchase and sell;
•our reliance on a limited number of prescription drug wholesalers;
•any governmental enforcement actions, regulatory proceedings, inquiries and investigations, or similar actions, or similar private proceedings, that would alter how drug manufacturers promote or sell products and services.
•the reputation of our products and business;
•reduced access to payer networks;
•the growth and developing of our administrative and operational infrastructures;
•our dependence on access to clinics;
•our ability to successfully manage ongoing organizational change and business transformation and achieve cost savings and operating efficiency initiatives;
•our ability to attract and retain talented employees and manage succession for, and retention of key executives;
•actual or perceived security or privacy breaches, as well as defects, errors or vulnerabilities in our technology and that of third-party providers;
•our development and implementation of improvements in our technology;
•product liability, product recall, personal injury or other health and safety issues;
•changes in economic conditions;
•changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters;
•our registration requirements under an outstanding registration rights agreement;
•the impact of the COVID-19 pandemic;
•natural disasters, economic downturns, public health crises or political crises;
Risks Related to Insurance and Payments and Pricing and Reimbursement Plans
•significant and increasing pressure from third-party payers to limit reimbursements;.
•DIR fees charged by PBMs;
•shifts in pharmacy mix toward lower margin drugs;
•changes in industry pricing benchmarks;
•our revenues from government funded programs;
•the introduction of new brand name and generic prescription drugs as well as increases in the cost to procure prescription drugs;
Risks Related to the Company’s Industry
•the competition in our industries;
•the consolidation in the healthcare industry;
•the evolving business environments in which each of our segments operates;
•fluctuations in pharmaceutical prices;
Regulatory and Legal Risks
•changes in laws and the adoption and interpretation of administrative rules and regulations;
•compliance with laws and regulations;
•changes in healthcare regulatory environments;
•litigation and other legal proceedings;

•intellectual property litigation;
•assertions from taxing authorities that we should have collected or in the future should collect additional taxes;
•our ability to maintain an effective system of disclosure controls and internal control over financial reporting;
•costs related to operating as a public company;
Risks Related to the Company’s Relationships with Manufacturer’s, Providers, Suppliers and Vendors
•the interruption of our and/or our vendors’ operations;
•our reliance on a single third-party manufacturer for our MedCenter Kiosks;
Risks Related to the Company’s Intellectual Property
•our ability to protect our intellectual property;
•claims of intellectual property infringement;
Risks Related to Ownership of the Company’s Securities
•our future capital requirements;
•provisions of Delaware law and our certificate of incorporation and bylaws that may make a merger, takeover or proxy contest difficult;
•the volatility of the market price of our Common Stock;
•sales of substantial amounts of our Common Stock;
•our intention not to pay dividends for the foreseeable future;
•the publication of research about us by analysts;
•our intended use of net proceeds from the Private Placement; and
•our status as a “smaller reporting company”.
Risks Related to the Company’s Business and Operations
The Company is an early-stage company with a history of net losses, and expects to incur operating losses in the future and may not be able to achieve or sustain profitability. The Company has a limited history operating as a commercial company.
The Company has incurred net losses since its inception in 2012. For the years ended December 31, 2019 and 2018, it had a net loss of $21.5 million, and $17.0 million, respectively, and the Company expects to continue to incur additional losses in the future. As of December 31, 2019, the Company had an accumulated deficit of $121.2 million. To date, the Company has financed its operations primarily through equity and debt financings and from deployments of its MedCenter kiosk solution and the operation of its full-service retail pharmacy platform. The losses and accumulated deficit have primarily been due to the substantial investments that the Company has made to develop its products, as well as for costs related to general research and development, including clinical and regulatory initiatives to obtain marketing approval, sales and marketing efforts and infrastructure improvements.
The Company began commercializing its products in the United States in 2016 and therefore does not have a long history operating as a commercial company. Over the next several years, the Company expects to continue to devote a substantial amount of its resources to, among other matters, expand commercialization efforts and increase adoption for its products and develop additional products. In addition, as a public company, the Company will incur significant legal, accounting and other expenses that it did not incur as a private company. Accordingly, the Company expects to continue to incur operating losses for the foreseeable future and it cannot assure you that we will achieve profitability in the future or that, if the Company becomes profitable, that it will sustain profitability. The Company’s failure to achieve and sustain profitability in the future will make it more difficult to finance its business and accomplish its strategic objectives, which would have a material adverse effect on the Company’s business, financial condition and results of operations and cause the market price of its common stock to decline. In addition, failure of the Company’s products to significantly penetrate the target markets would negatively affect its business, financial condition and results of operations.
The Company’s core technology the MedCenter has been in market since 2015 at limited volume. Over the past two years the Company opened its own retail pharmacy, SpotRx Pharmacy, which focuses on the Medicare

Provider market. This new focus which comprise a substantial portion of its current revenue, and thus the model has a limited operating history; this makes it difficult to predict its future operating results.
The Company began shipping its first products in 2015. Given the constantly evolving market for retail pharmacy, regulatory changes to government healthcare programs and the constant competitive pressures in this market, its limited operating history with this market provides a limited basis upon which to evaluate its ability to accomplish its business objectives. The Company is in the early stages of deployment, and there are many risks associated with the rapidly changing retail pharmacy and Medicare market. The Company may not be successful in addressing these risks; and its limited operating history adds to the difficulty in forecasting its future revenue and planning expenses accordingly and, therefore, predicting its future operating results.
The Company faces risks relating to the availability, pricing and safety profiles of prescription drugs that it purchases and sells.
The Company’s path to profitability is dependent upon the utilization of prescription drug products. It dispenses significant volumes of brand name and generic drugs. Its revenues, operating results and cash flows may decline if physicians cease writing prescriptions for drugs or the utilization of drugs is reduced due to:
•increased safety risk profiles or regulatory restrictions;
•manufacturing or other supply issues;
•certain products being withdrawn by their manufacturers or transitioned to over-the-counter products;
•future FDA rulings restricting the supply or increasing the cost of products;
•the introduction of new and successful prescription drugs or lower-priced generic alternatives to existing brand name products; or
•inflation in the price of brand name drugs.
In addition, increased utilization of generic drugs, which normally yield a higher gross profit rate than equivalent brand name drugs, has resulted in pressure to decrease reimbursement payments to the Company and pharmacies in general for generic drugs, causing a reduction in its margins on sales of generic drugs. Consolidation within the generic drug manufacturing industry and other external factors may enhance the ability of manufacturers to sustain or increase pricing of generic drugs and diminish its ability to negotiate reduced generic drug acquisition costs. Any inability to offset increased brand name or generic prescription drug acquisition costs or to modify its activities to lessen the financial impact of such increased costs could have a significant adverse effect on its operating results.
The Company purchases a significant amount of prescription drugs from a limited number of wholesalers. The loss of any of these relationships could disrupt its business and adversely impact its revenues for one or more fiscal quarters.
The loss of any of these relationships, the failure by the suppliers to fulfill its purchase orders on a timely basis or at all, or a contractual dispute could significantly disrupt its business and adversely impact its revenues for one or more fiscal quarters. In the event of a contractual dispute, it could become involved in litigation, the outcome of which may be uncertain or difficult to predict and could result in its incurrence of substantial costs regardless of the outcome.
The Company’s business could also be harmed by any governmental enforcement actions, regulatory proceedings, inquiries and investigations, or similar actions, or similar private proceedings, that would alter how drug manufacturers promote or sell products and services.
The specialty pharmacy and pharmacy benefit managers, or PBM, industries are highly litigious and future litigation or other proceedings could subject the Company to significant monetary damages or penalties or require the Company to change its business practices, which could impair its reputation and result in a material adverse effect on its business.
The Company is subject to risks relating to litigation, enforcement actions, regulatory proceedings, government inquiries and investigations, and other similar actions in connection with its business operations. While the Company is currently not subject to any material litigation of this nature relating to its business operations, such litigation is not unusual in its industry. Further, while certain costs are covered by insurance, the Company may incur uninsured costs related to the defense of such proceedings that could be material to its financial performance. In addition, as a public company, any material decline in the market price of its common stock may expose it to purported class action lawsuits that, even if unsuccessful, could be costly to defend or indemnify (to the extent not covered by insurance) and a distraction to management. The results of legal proceedings are often uncertain and difficult to predict, and the Company could from time to time incur judgments, enter into settlements, materially change its business practices or technologies or revise its expectations regarding the outcome of certain matters. In addition, the costs incurred in litigation can be substantial, regardless of the outcome. If one or more of these proceedings or any future proceeding has an unfavorable outcome, the Company cannot provide any assurance it would not have a material adverse effect on its business and results of operations, including its ability to attract and retain clients as a result of any negative reputational impact of such an outcome.
The Company’s products, both hardware and software, are complex and require precision in design and manufacturing. Any errors in product performance could result in significant harm to its reputation and its business.
The development and production of new products with high technology content, such as the Company’s MedCenter Kiosk, is complicated and often involves problems with software, components and manufacturing methods. The Company’s products have contained and may continue to contain one or more undetected errors, defects or security vulnerabilities. Some errors in its products may only be discovered after a product has been installed and used by consumers. The Company suspects that errors, including potentially serious errors, may be found from time to time in its products. The Company’s MedCenter Kiosk may suffer degradation of performance and reliability over time. Furthermore, because it outsources the manufacturing of almost all of the key hardware components of its MedCenter Kiosk, the Company may also be subject to product performance problems as a result of the acts or omissions of these third parties.
If reliability, quality or other problems develop, a number of negative effects on the Company’s business could result, including:
•costs associated with fixing or replacing products;
•reduced orders from existing customers; and
•declining interest from potential customers.
Reduced access to payer networks would have significant impact to the Company’s business.
Access to payer networks which reimburse the Company’s pharmacy upon dispense is renewed on an annual basis. Any inability to renew in a network would exclude the Company from filling prescriptions for those Medicare patients and impact its ability to operate.
The Company has experienced significant growth, and if it is unable to manage its administrative and operational infrastructures in view of this growth, then it will suffer significant harm.
The Company will require further expansion of its infrastructure and headcount if it is to achieve planned expansion of its product offerings and planned increases in its customer base. Its growth has placed, and is expected to continue to place, a significant strain on its administrative and operational infrastructure. The Company’s ability to manage its operations and growth will require it to continue to refine its operational, financial and management controls, human resource policies, and reporting systems and procedures.

The Company may not be able to implement improvements to its management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. If it is unable to manage future expansion, its ability to provide high quality products and services could be harmed, which would damage its reputation and brand and substantially harm its business and results of operations.
The Company depends on access to clinics and needs to maintain good working relationships with the clinics in order to continue to grow its business.
The Company is dependent upon access to clinics to acquire customers and runs its MedCenter Kiosks at sites where treatment is rendered and prescriptions generated. The Company needs to continue to have access to clinics in order to acquire new customers to grow its business. It must maintain good working relationships with the managers of those clinics. In the event that the Company does not maintain those relationships it may lose access to clinics and that may have a material and adverse relationship on its ability to grow and will negatively impact its results of operations as a result.
The Company’s business results depend on its ability to successfully manage ongoing organizational change and business transformation and achieve cost savings and operating efficiency initiatives.
If the Company is unable to continually obtain productivity improvements, while continuing to invest in business growth, or if the volume and nature of change overwhelms available resources, its business operations and financial results could be materially and adversely impacted. Its ability to successfully manage and execute these initiatives and realize expected savings and benefits in the amounts and at the times anticipated is important to its business success. Any failure to do so, which could result from its inability to successfully execute organizational change and business transformation plans, changes in global or regional economic conditions, competition, changes in the industries in which it competes, unanticipated costs or charges, loss of key personnel and other factors described herein, could have a material adverse effect on its businesses, financial condition and results of operations.
The Company faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to its success, and its failure to do so could adversely affect its businesses, operating results and/or future performance.
The Company’s ability to attract and retain qualified and experienced employees is essential to meet its current and future goals and objectives. There is no guarantee it will be able to attract and retain such employees or that competition among potential employers will not result in increased compensation and/or benefits costs. In addition, the Company’s success is highly dependent on the continued services of key members of our executive management team and others in key management positions. Any of the Company’s employees may terminate their employment with the Company at any time. If the Company loses one or more key employees, is unable to retain existing employees or attract additional employees, or it experiences an unexpected loss of leadership, then the Company may experience difficulties in competing effectively, developing its technologies, or implementing its business strategy, and, as a result, the Company could experience a material adverse effect on its businesses, operating results and/or future performance.
In addition, its failure to adequately plan for succession of senior management and other key management roles or the failure of key employees to successfully transition into new roles could have a material adverse effect on its businesses, operating results and/or future performance. The succession plans it has in place and its employment arrangements with certain key executives do not guarantee the services of these executives will continue to be available to it.
If the Company or the businesses it interacts with do not maintain the privacy and security of sensitive customer and business information, it could damage the Company’s reputation and the Company could suffer a loss of revenue, incur substantial additional costs and become subject to litigation and regulatory scrutiny.
The protection of customer, employee, and Company data is critical to the Company’s businesses. Cybersecurity and other information technology security risks, such as a significant breach of customer, employee, or company data, could create significant workflow disruption, attract a substantial amount of media attention, damage the Company’s customer relationships, reputation and brand, and result in lost sales, fines or lawsuits.

Throughout the Company’s operations, it receives, retains and transmits certain personal information that its customers and others provide to purchase products or services, fill prescriptions, enroll in promotional programs, participate in its customer loyalty programs, register on the Company websites, or otherwise communicate and interact with the Company. In addition, aspects of its operations depend upon the secure transmission of confidential information over public networks. Like other global companies, the Company and businesses it interacts with have experienced threats to data and systems, including by perpetrators of random or targeted malicious cyber-attacks, computer viruses, worms, bot attacks or other destructive or disruptive software and attempts to misappropriate customer information, including credit card information, and cause system failures and disruptions. Any compromise of its data security systems or of those of businesses with whom it interacts, which results in confidential information being accessed, obtained, damaged or used by unauthorized or improper persons, could harm its reputation and expose it to regulatory actions, customer attrition, remediation expenses, and claims from customers, financial institutions, payment card associations and other persons, any of which could materially and adversely affect its business operations, financial condition and results of operations. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, it may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, a security breach could require that it expend substantial additional resources related to the security of information systems and disrupt its businesses.
The Company depends on and interacts with the information technology networks and systems of third-parties for many aspects of its business operations, including payers, strategic partners and cloud service providers. These third parties may have access to information it maintains about the Company or its operations, customers, employees and vendors, or operating systems that are critical to or can significantly impact its business operations. Like the Company, these third-parties are subject to risks imposed by data breaches and cyber-attacks and other events or actions that could damage, disrupt or close down their networks or systems. Any expansion of information technology outsourcing, including through arrangements with its strategic partners, may increase vulnerabilities and weaknesses relating to cybersecurity and data management. Security processes, protocols and standards that it has implemented and contractual provisions requiring security measures that it may have sought to impose on such third-parties may not be sufficient or effective at preventing such events, which could result in unauthorized access to, or disruptions or denials of access to, or misuse of, information or systems that are important to its business, including proprietary information, sensitive or confidential data, and other information about its operations, customers, employees and suppliers, including personal information.
The regulatory environment surrounding data security and privacy is increasingly demanding, with the frequent imposition of new and changing requirements across businesses and geographic areas. The Company is required to comply with increasingly complex and changing data security and privacy regulations in the United States and in other jurisdictions in which it operates that regulate the collection, use and transfer of personal data, including the transfer of personal data between or among countries. In the United States, for example, HIPAA imposes extensive privacy and security requirements governing the transmission, use and disclosure of health information by covered entities in the health care industry, including health care providers such as pharmacies. In addition, the California Consumer Privacy Act, which went into effect on January 1, 2020, imposes stringent requirements on the use and treatment of “personal information” of California residents, which term is broadly defined to include, among other things, information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked to a consumer or household. Other U.S. states have enacted, or are proposing similar laws related to the protection of personal data. In addition, the U.S. federal government is considering federal privacy legislation. Outside the United States, many of its business units operate in countries with stringent data protection regulations, and these laws continue to change. For example, the European Union’s General Data Protection Regulation, which became effective in May 2018, greatly increased the jurisdictional reach of European Union data protection laws and added a broad array of requirements for handling personal data, including the public disclosure of significant data breaches, and provides for greater penalties for noncompliance. Other countries have enacted or are considering enacting data localization laws that require certain data to stay within their borders. Complying with changing regulatory requirements requires the Company to incur substantial costs and may require changes to its business practices in certain jurisdictions, any of which could materially and adversely affect its business operations and operating results. It may also face audits or investigations by one or more domestic or foreign government agencies relating to its compliance with these regulations. Compliance with changes in privacy and information security laws and standards may result in significant expense due to increased investment in technology and the development of new operational processes. If the Company or those with whom it shares information fail to comply with these laws and regulations or experience a data security breach, its reputation could be damaged and it could be subject to additional litigation and regulatory risks, particularly to the extent the breach relates to sensitive data. The Company’s security measures may be undermined due to the actions of outside parties, employee error, malfeasance, or otherwise, and, as a result, an unauthorized party may obtain access to its data systems and misappropriate business and personal information. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to its reputation and credibility, and potentially have a material adverse effect on its business operations, financial condition and results of operations.
The Company’s business success and operating results depend in part on effective information technology systems and on continuing to develop and implement improvements in technology. Pursuing multiple initiatives simultaneously could make this continued development and implementation significantly more challenging.
Many aspects of the Company’s operations are dependent on its information systems and the information collected, processed, stored, and handled by these systems. The Company relies heavily on its computer systems to manage its ordering, pricing, point-of-sale, pharmacy fulfillment, inventory replenishment, claims processing, customer loyalty and subscription programs, finance and other processes. Throughout the Company’s operations, it collects, processes, maintains, retains, evaluates, utilizes and distributes large amounts of confidential and sensitive data and information, including personally identifiable information and protected health information, that its customers, members and other constituents provide to purchase products or services, enroll in programs or services, register on its websites, interact with its personnel, or otherwise communicates with the Company. In addition, for these operations, the Company depends in part on the secure transmission of confidential information over public networks.
The Company has many different information and other technology systems supporting its businesses. Its businesses depend in large part on these systems to adequately price its products and services; accurately establish reserves, process claims and report operating results; and interact with providers, employer plan sponsors, customers, members, consumers and vendors in an efficient and uninterrupted fashion. In addition, recent trends toward greater consumer engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Certain of its technology systems, including software, are older, legacy systems that are less flexible, less efficient and require a significant ongoing commitment of capital and human resources to maintain, protect and enhance them and to integrate them with its other systems. The Company must re-engineer and reduce the number of these systems to meet changing consumer and vendor preferences and needs, improve its productivity and reduce its operating expenses. The Company also needs to develop or acquire new technology systems, contract with new vendors or modify certain of its existing systems to support the consumer-oriented and transformation products and services its developing, operating and expanding and/or to meet current and developing industry and regulatory standards, including to keep pace with continuing changes in information processing technology and emerging cybersecurity risks and threats. If it fails to achieve these objectives, the Company’s ability to profitably grow its business and/or its operating results may be adversely affected.
In addition, information technology and other technology and process improvement projects frequently are long-term in nature and may take longer to complete and cost more than the Company expects and may not deliver the benefits it projects once they are complete. If the Company does not effectively and efficiently secure, manage, integrate and enhance its technology portfolio, including vendor sourced systems, it could, among other things, have problems determining health care and other benefit cost estimates and/or establishing appropriate pricing, meeting the needs of customers, consumers, providers, members and vendors, developing and expanding its consumer-oriented products and services or keeping pace with industry and regulatory standards, and its operating results may be adversely affected.

The Company could be adversely affected by product liability, product recall, personal injury or other health and safety issues.
The Company could be adversely impacted by the supply of defective or expired products, including the infiltration of counterfeit products into the supply chain, errors in re-labeling of products, product tampering, product recall and contamination or product mishandling issues. Errors in the dispensing and packaging of pharmaceuticals, including related counseling could lead to serious injury or death. Product liability or personal injury claims may be asserted against the Company with respect to any of the products or pharmaceuticals it sells or services it provides. For example, from time to time, the FDA issues statements alerting patients that products in the Company’s and other pharmacies supply chains may contain impurities or harmful substances, and claims relating to the sale or distribution of such products may be asserted against the Company or arise from these statements. Should a product or other liability issue arise, the coverage limits under its insurance programs and third-party indemnification amounts available to it may not be adequate to protect the Company against claims and judgments. The Company also may not be able to maintain this insurance on acceptable terms in the future.
Changes in economic conditions could adversely affect consumer buying practices.
The Company’s performance has been, and may continue to be, adversely impacted by changes in global, national, regional or local economic conditions and consumer confidence. These conditions can also adversely affect its key vendors and customers. External factors that affect consumer confidence and over which the Company exercises no influence include the impact of COVID-19 and any future pandemics, unemployment rates, inflation, levels of personal disposable income, levels of taxes and interest and global, national, regional or local economic conditions, as well as acts of war or terrorism. Changes in economic conditions and consumer confidence could adversely affect consumer preferences, purchasing power and spending patterns, which could lead to a decrease in overall consumer spending as well as in prescription drug and health services utilization and which could be exacerbated by the increasing prevalence of high-deductible health insurance plans and related plan design changes.
The Company could be adversely impacted by changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters.
Generally Accepted Accounting Principles, or GAAP, and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to the Company’s businesses, including, but not limited to, revenue recognition, asset impairment, impairment of goodwill and other intangible assets, inventories, equity method investments, vendor rebates and other vendor consideration, lease obligations, self-insurance liabilities, pension and postretirement benefits, tax matters, unclaimed property laws and litigation and other contingent liabilities are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change the Company’s reported or expected financial performance or financial condition. For example, changes in accounting standards and the application of existing accounting standards particularly related to the measurement of fair value as compared to carrying value for the Company’s reporting units, including goodwill, intangible assets and investments in equity interests, may have an adverse effect on the Company’s financial condition and results of operations. Factors that could lead to impairment of goodwill and intangible assets include significant adverse changes in the business climate and declines in the financial condition of a reporting unit. Factors that could lead to impairment of investments in equity interests of the companies in which the Company invested include a prolonged period of decline in their operating performance or adverse changes in the economic, regulatory and legal environments of the countries in which they operate.
New accounting guidance also may require changes to the Company’s processes, accounting systems and internal controls that could increase its operating costs and/or significantly change its financial statements. For example, in February 2016, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2016-02, Leases (Topic 842), which supersedes Topic 840, Leases. This ASU, which became effective for the Company in fiscal years beginning after December 15, 2019 (fiscal year 2020), and for interim periods beginning after December 15, 2020, seeks to increase the transparency and comparability of organizations by recognizing operating lease assets and operating lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The adoption approach for these accounting standards affect the comparability of the Company’s consolidated financial statements. Implementing new accounting guidance may require the Company to make significant changes to and investments in its accounting systems and processes, which could result in significant adverse changes to its financial statements.
The Company may be required to pay significant penalties if it is not able to fulfill all of its registration requirements under an outstanding registration rights agreement.
The Company has registration rights obligations with respect to shares of Common Stock held by legacy MedAvail stockholders. Pursuant to these obligations, the Company will be required to file a registration statement within a certain time period following the closing of the Business Combination and then have the registration statement declared effective within a certain time period thereafter and to maintain the effectiveness of such registration statement. The failure to do so could result in the payment of liquidated damage by the Company, which could be as much as approximately $150,000 per month until the certain registration statement is declared effective. There can be no assurance that the Company will not incur damages with respect to such agreement.
Risks Related to Insurance and Payments and Pricing and Reimbursement Plans
Significant and increasing pressure from third-party payers to limit reimbursements could materially and adversely impacts the Company’s profitability, results of operations and financial condition.
The continued efforts of health maintenance organizations, managed care organizations, pharmacy benefit managers, or PBMs, government programs (such as Medicare, Medicaid and other federal and state funded programs), and other third-party payers to limit pharmacy reimbursements, as well as litigation and other legal proceedings or governmental regulation related to how drugs are priced, may adversely impact its profitability. While manufacturers have increased the price of drugs, payers have generally decreased reimbursement rates as a percentage of drug cost.
Pharmacy Benefit Managers:
The Company derives a significant portion of its sales from prescription drug sales reimbursed through prescription drug plans administered by a limited number of PBM companies and health plans. PBM companies typically administer multiple prescription drug plans that expire at various times and provide for varying reimbursement rates, and often limit coverage to specific drug products on an approved list, known as a formulary, which might not include all of the approved drugs for a particular indication. Reimbursements received from PBMs are determined pursuant to agreements. Should PBMs seek to negotiate reduced reimbursement rates or to adjust reimbursement rates downward, or change products covered under their formulary, this could negatively impact the Company’s profitability. In addition, PBMs may not be willing to accept or otherwise restrict the Company’s participation in networks of pharmacy providers to comply with PBM demands. The Company may elect not to continue or enter into participation in a pharmacy provider network if reimbursements are too low. Should it exit a pharmacy provider network and later resume participation, it may not achieve the same level of business and clients or the PBMs may not choose to include it again in the pharmacy network for their plans. In such events, it may incur increased marketing and other costs to offset these client losses through other strategic initiatives. As a result, it may lose sales, and if it is unable to replace any such lost sales, its operating results could be materially and adversely affected.
Medicare and Medicaid:
Reimbursement from government programs is subject to a myriad of requirements, including but not limited to statutory and regulatory, administrative rulings, interpretations, retroactive payment adjustments, governmental funding restrictions, and changes to, or introduction of, legislation, all of which may materially affect the amount and timing of reimbursement payments to the Company. These changes may reduce its revenue and profitability on services provided to Medicare and Medicaid patients and increase its working capital requirements.
The utilization of Medicare Part D by cash and state Medicaid customers, with established pharmacy network payments based on actual acquisition cost, has resulted in increased utilization and decreased pharmacy gross margin rates. In addition, changes to Medicare Part D, such as the elimination of the tax deductibility of the retiree drug subsidy payment received by sponsors of retiree drug plans, could result in the Company’s PBM clients deciding to discontinue providing prescription drug benefits to their Medicare-eligible members. To the extent this occurs, the adverse effects of increasing customer migration into Medicare Part D may outweigh the benefits the Company realize from the growth of its Medicare Part D business.
Given the significant competition in the industry, the Company has limited bargaining power to counter payer demands for reduced reimbursement rates. If the Company is unable to negotiate for acceptable reimbursement rates or replace unfavorable contracts with new business on acceptable terms, its revenues and business could be adversely affected. Should it experience a loss of sales as a result of reduced reimbursement rates and be unable to appropriately adjust staffing levels in a timely and efficient manner, this may negatively impact its financial condition or results of operations.
There have been multiple executive, congressional and judicial attempts to modify or repeal the Health Reform Laws. The Company cannot predict the success or effect any modification or repeal and any subsequent legislation would have on reimbursement levels. Furthermore, a third-party payer may not be able to pay timely, or may delay payment of, amounts owed to it due to budgetary constraints or deterioration of financial condition. Recent or future changes in prescription drug reimbursement policies and practices may materially and adversely affect its results of operations.
The amount of DIR fees charged by PBMs, as well as the timing of assessing such fees and the methodology in calculating such fees, may have a material adverse impact on the Company’s financial performance and, to the extent such fees are material, may limit its ability to provide accurate financial guidance for future periods.
Some PBMs charge certain direct and indirect remuneration, or DIR, fees, often calculated and charged several months after adjudication of a claim, which adversely impacts its profitability. DIR fees is a term used by The Centers for Medicare & Medicaid Services, or CMS, to address price concessions that ultimately may impact the prescription drug reimbursement of Medicare Part D plans, but are not captured at the point of sale. Further, the timing of assessments, changes in the manner in which DIR fees are assessed and methodology in computing DIR fees may materially impact the company’s ability to provide accurate financial guidance to investors and analysts, and may result in a future change in the estimated DIR fees it has recognized. In addition, as reimbursement pressure increases throughout the industry and as the Company’s business grows, the amount of DIR fees assessed is expected to increase, which could have an adverse impact on its revenues and results of operations.
Shifts in pharmacy mix toward lower margin drugs could negatively impact the Company’s financial condition.
A shift in the mix of pharmacy prescription volume towards lower margin drugs could negatively impact its financial condition. If its prescription volume shifts towards lower margin drugs or drugs with lower reimbursement rates and the Company is not able to generate additional prescription volume or other business that is sufficient to offset the impact of lower margin or reimbursement rates decline from current levels in future years, its financial condition could be materially and adversely affected.
Industry pricing benchmarks may change, negatively impacting the revenue the Company derives from product sales.
It is possible that the pharmaceutical industry or regulators may evaluate and/or develop an alternative pricing reference to replace average wholesale price, or AWP, which is the pricing reference used for many pharmaceutical purchase agreements, retail network contracts, specialty payer agreements and other contracts with third party payers in connection with the reimbursement of specialty drug payments. Future changes to the use of AWP or to other published pricing benchmarks used to establish pharmaceutical pricing, including changes in the basis for calculating reimbursement by federal and state health programs and/or other payers, could negatively impact its pricing arrangements. The effect of these possible changes on its business cannot be predicted at this time.

Programs funded in whole or in part by the U.S. federal government account for a significant portion of the Company’s revenues, and it expects that percentage to increase over time.
Programs funded in whole or in part by the U.S. federal government account for a significant portion of its revenues, and the Company expects that percentage to increase. As its government funded businesses grow, its exposure to changes in federal and state government policy with respect to and/or regulation of the various government funded programs in which it participates also increases.
The Company’s revenues from government funded programs are dependent on annual funding by the federal government and/or applicable state or local governments. Funding for these programs is dependent on many factors outside its control, including general economic conditions, continuing government efforts to contain health care costs and budgetary constraints at the federal or applicable state or local level and general political issues and priorities.
An extended federal government shutdown or a delay by Congress in raising the federal government’s debt ceiling also could lead to a delay, reduction, suspension or cancellation of federal government spending and a significant increase in interest rates that could, in turn, have a material adverse effect on the value of the Company’s investment portfolio, its ability to access the capital markets and its businesses, operating results, cash flows and liquidity.
The Company could be adversely affected by a decrease in the introduction of new brand name and generic prescription drugs as well as increases in the cost to procure prescription drugs.
The profitability of the Company’s pharmacy businesses depends upon the utilization of prescription drugs. Utilization trends are affected by, among other factors, the introduction of new and successful prescription drugs as well as lower-priced generic alternatives to existing brand name drugs. Inflation in the price of drugs also can adversely affect utilization, particularly given the increased prevalence of high-deductible health insurance plans and related plan design changes. New brand name drugs can result in increased drug utilization and associated sales, while the introduction of lower priced generic alternatives typically results in relatively lower sales, but relatively higher gross profit margins. Accordingly, a decrease in the number or magnitude of significant new brand name drugs or generics successfully introduced, delays in their introduction, or a decrease in the utilization of previously introduced prescription drugs, could materially and adversely affect its results of operations.
In addition, if it experiences an increase in the amounts it pays to procure pharmaceutical drugs, including generic drugs, it could have a material adverse effect on its results of operations. The Company’s gross profit margins would be adversely affected to the extent it is not able to offset such cost increases. Any failure to fully offset any such increased prices and costs or to modify its activities to mitigate the impact could have a material adverse effect on its results of operations. Additionally, any future changes in drug prices could be significantly different than its expectations.
Risks Related to the Company’s Industry
The industries in which the Company operates are highly competitive and constantly evolving. New entrants to the market, existing competitor actions or other changes in market dynamics could adversely impact it.
The market for retail medication pharmacy is highly competitive and rapidly evolving. The market is subject to changing technology trends, shifting customer needs and expectations and frequent introduction of new products. The Company expects competition to persist and intensify in the future as the market for retail pharmacy grows and new and existing competitors devote considerable resources to introducing and enhancing products and services. It faces competition from several of the world’s largest providers that provide alternatives, including Genoa, which was acquired by OptumRx, as well as major chains such as Walgreens, CVS, Walmart and Rite Aid.
The Company’s current and potential competitors may have significantly greater financial, technical, marketing and other resources than it does and may be able to devote greater resources to the development, promotion, sale and support of their products. In addition, many of its competitors have more extensive customer relationships than it does, and, therefore, its competitors may be in a stronger position to respond quickly to new technologies and may be able to market or sell their products more effectively. Moreover, further consolidation in the retail pharmacy market could adversely affect its customer relationships and competitive position. The Company’s services may not continue to compete favorably. It may not be successful in the face of increasing competition from new products and services introduced by existing competitors or new companies entering the markets in which it operates.
The level of competition in the retail pharmacy industry is high. Changes in market dynamics or actions of competitors or manufacturers, including industry consolidation and the emergence of new competitors and strategic alliances, could materially and adversely impact the Company. Disruptive innovation, or the perception of potentially disruptive innovation, by existing or new competitors could alter the competitive landscape in the future and require it to accurately identify and assess such changes and if required make timely and effective changes to its strategies and business model to compete effectively. The Company faces intense competition including other drugstore and pharmacy chains, independent drugstores and pharmacies, mail-order pharmacies and various other retailers such as grocery stores, convenience stores, mass merchants, online and omni-channel pharmacies and retailers, warehouse clubs, dollar stores and other discount merchandisers, some of which are aggressively expanding in markets it serves. Competition may also come from other sources in the future.
The Company also could be adversely affected if it fails to identify or effectively respond to changes in market dynamics. As technology, consumer behavior, omni-channel and differential retail models, and market conditions continue to evolve in the United States, it is important that it maintains the relevance of its brand and product and service offerings to customers and patients.
Consolidation in the healthcare industry could materially adversely affect its business, financial condition and results of operations.
Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with significant market power, and it expects such trend to continue. For example, in November 2018 CVS acquired Aetna and in December 2018 Cigna acquired Express Scripts. As provider networks and managed care organizations consolidate, thereby decreasing the number of market participants, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. In addition, industry participants may try to use their increased market power to negotiate price reductions for the Company’s products and services. The Company expects that market demand, government regulation, third party reimbursement policies and societal pressures will continue to cause the healthcare industry to evolve, potentially resulting in further business consolidations and alliances among the industry participants with whom it engages. If the Company is forced to reduce prices as a result of either an imbalance of market power or decreased demand for its products, revenue would be reduced, and it could become significantly less profitable.
Each of the Company’s segments operates in a highly competitive and evolving business environment; and gross margins in the industries in which it competes may decline.
The Company operates in a highly competitive and evolving business environment. Specifically:
•As competition increases in the geographies in which it operates, including competition from new entrants, a significant increase in price compression and/or reimbursement pressures could occur, and this could require it to reevaluate its pricing structures to remain competitive.
•Its success is dependent on its ability to establish and maintain contractual relationships with network pharmacies as PBM clients evaluate adopting narrow or restricted retail pharmacy networks.
•Its competitive advantage is dependent on its ability to establish and maintain contractual relationships with PBMs and other payors on acceptable terms as the payors’ clients evaluate adopting narrow or restricted retail pharmacy networks.
In addition, competitors in each of its businesses may offer services and pricing terms that it may not be willing or able to offer. Competition also may come from new entrants and other sources in the future. Unless it can demonstrate enhanced value to its clients through innovative product and service offerings in the rapidly changing health care industry, it may be unable to remain competitive.

Disruptive innovation by existing or new competitors could alter the competitive landscape in the future and require it to accurately identify and assess such alterations and make timely and effective changes to its strategies and business model to compete effectively. Consumers also are increasingly seeking to access consumer goods and health care products and services locally and through other direct channels such as mobile devices and websites. To compete effectively in the consumer-driven marketplace, it will be required to develop or acquire new capabilities, attract new talent and develop new service and distribution relationships that respond to consumer needs and preferences.
Changes in marketplace dynamics or the actions of competitors or manufacturers, including industry consolidation, the emergence of new competitors and strategic alliances, and decisions to exclude it from new restricted retail pharmacy networks could materially and adversely affect its businesses, operating results, cash flows and/or prospects.
The Company’s results of operations are subject to the risks and uncertainties of fluctuations in pharmaceutical prices.
The Company’s revenue and gross profit are subject to fluctuation based upon the timing and extent of manufacturer price increases. If the frequency or rate of pharmaceutical price increases slows, its results of operations could be adversely affected. In addition, its profitability is impacted by the utilization of prescription drugs. If utilization declines due to inflation in the price of drugs, particularly given the increased usage of high-deductible health insurance plans, its profitability could be adversely affected. Its gross profits are also subject to price deflation. If pharmaceutical price deflation occurs, its results of operations could be adversely affected.
Furthermore, increases in the amounts the Company pays to procure pharmaceutical drugs, including generic drugs, could have material adverse effects on its results of operations. If it fails to offset such cost increases or modify its activities to reduce the impact, its results of operations could be materially adversely affected. The Company’s expectations could be materially different than, and any future change in drug prices could be significantly different from, its expectations.
Legal Risks
The Company could be subject to securities class action litigation.
In the past, securities class action litigation has often been brought against public companies in connection with business combinations and merger transactions, alleging that the directors breached their fiduciary duties in connection with such transactions. Following MYOS’s and MedAvail’s announcement of the execution of the Merger Agreement on June 30, 2020, MYOS received separate litigation demands from purported MYOS stockholders on September 16, 2020 and October 20, 2020, respectively seeking certain additional disclosures in the Form S-4 Registration Statement filed with the Securities and Exchange Commission on September 2, 2020 (collectively, the “Demands”). Thereafter, on September 23, 2020, a complaint regarding the transactions contemplated within the Merger Agreement was filed in the Supreme Court of the State of New York, County of New York, captioned Faasse v. MYOS RENS Technology Inc., et. al., Index No.: 654644/2020 (NY Supreme Ct., NY Cnty., September 23, 2020) (the “New York Complaint”). On October 12, 2020, a second complaint regarding the transactions was filed in the District Court of Nevada, Clark County Nevada, captioned Vigil v. Mannello, et. al., Case No. A-20-822848-C (the “Nevada Complaint,” and collectively with the New York Complaint and Demands, the “Litigation”).
The Demands and the Complaints that currently comprise the Litigation generally allege that the directors of MYOS breached their fiduciary duties by entering into the Merger Agreement, and MYOS and MedAvail disseminated an incomplete and misleading Form S-4 Registration Statement. The New York Complaint also alleges MedAvail aided and abetted such breach of fiduciary duties. MYOS and MedAvail believe that the claims asserted in the Litigation are without merit, and believe that the Form S-4 Registration Statement disclosed all material information concerning the Merger and no supplemental disclosure is required under applicable law. However, in order to avoid the risk of the Litigation delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, MYOS determined to voluntarily supplement the Form S-4 Registration Statement as described in the Current Report on

Form 8-K filed on November 2, 2020. The Litigation currently remains pending. MYOS and MedAvail specifically deny all allegations in the Litigation and/or that any additional disclosure was or is required.
The outcome of the Litigation is uncertain. If the Litigation remains unresolved or the Company is required to defend or settle any Litigation, this could result in significant costs to the Company, including costs associated with the indemnification of the Company’s directors and officers, other damages or settlement amounts, and other significant defense costs. Such payments could adversely affect our operations. Other plaintiffs may also file lawsuits against the Company and/or directors and officers thereof in connection with the Merger, resulting in substantial costs to the Company and requiring the Company and its directors and officers to defend against multiple lawsuits potentially filed in different jurisdictions and divert management’s attention and resources. This could adversely affect the operation of the Company’s business or otherwise adversely affect the Company’s business, financial condition, results of operations and cash flows.
We maintain liability insurance; however, if any costs or expenses associated with the Litigation or any other litigation exceed our insurance coverage, and we may be forced to bear some or all of these costs and expenses directly, which could be substantial.
The Company is exposed to risks related to litigation and other legal proceedings.
The Company operates in a highly regulated and litigious environment. It may become involved in legal proceedings, including litigation, arbitration and other claims, and investigations, inspections, audits, claims, inquiries and similar actions by pharmacy, healthcare, tax and other governmental authorities.
Legal proceedings, in general, and securities, derivative action and class action and multi-district litigation, in particular, can be expensive and disruptive. Some of these suits may purport or may be determined to be class actions and/or involve parties seeking large and/or indeterminate amounts, including punitive or exemplary damages, and may remain unresolved for several years.
Like other companies in the retail pharmacy, the Company is subject to extensive regulation by national, state and local government agencies in the United States and other countries in which it may operate. There continues to be a heightened level of review and/or audit by regulatory authorities of, and increased litigation regarding, the Company’s and the rest of the health care and related industry’s business, compliance and reporting practices. As a result, the Company regularly is the subject of government actions of the types described above. In addition, under the qui tam or “whistleblower” provisions of the federal and various state false claims acts, persons may bring lawsuits alleging that a violation of the federal anti-kickback statute or similar laws has resulted in the submission of “false” claims to federal and/or state healthcare programs, including Medicare and Medicaid. After a private party has filed a qui tam action, the government must investigate the private party's claim and determine whether to intervene in and take control over the litigation. These actions may remain under seal while the government makes this determination.
The Company cannot predict with certainty the outcomes of any legal proceedings and other contingencies, and the costs incurred in litigation can be substantial, regardless of the outcome. Substantial unanticipated verdicts, fines and rulings do sometimes occur. As a result, it could from time to time incur judgments, enter into settlements or revise its expectations regarding the outcome of certain matters, and such developments could harm its reputation and have a material adverse effect on its results of operations in the period in which the amounts are accrued and/or its cash flows in the period in which the amounts are paid. In addition, as a result of governmental investigations or proceedings, the Company may be subject to damages, civil or criminal fines or penalties, or other sanctions, including the possible suspension or loss of licensure and/or suspension or exclusion from participation in government programs. The outcome of some of these legal proceedings and other contingencies could require it to take, or refrain from taking, actions which could negatively affect its operations. Additionally, defending against these lawsuits and proceedings may involve significant expense and diversion of management’s attention and resources.

Risks Related to Government Regulation
If the Company fails to comply with applicable laws and regulations, many of which are highly complex, it could be subject to significant adverse regulatory actions or suffer brand and reputational harm.
The Company is subject to extensive regulation and oversight by state, federal and international governmental authorities. The laws and regulations governing its operations and interpretations of those laws and regulations are increasing in number and complexity, change frequently and can be inconsistent or conflict with one another. In general, these laws and regulations are designed to benefit and protect customers, members and providers rather than the Company or its investors. In addition, the governmental authorities that regulate its businesses have broad latitude to make, interpret and enforce the laws and regulations that govern it and continue to interpret and enforce those laws and regulations more strictly and more aggressively each year. It also must follow various restrictions on certain of its businesses and the payment of dividends by certain of its subsidiaries put in place by certain state regulators.
The Company is subject to:
•the clinical quality, patient safety and other risks inherent in the dispensing, packaging and distribution of drugs and other health care products and services, including claims related to purported dispensing and other operational errors, and its failure to adhere to the laws and regulations applicable to the dispensing of drugs could subject it to civil and criminal penalties; and
•federal and state anti-kickback and other laws that govern its relationship with drug manufacturers, customers and consumers.
The scope of the practices and activities that are prohibited by federal and state false claims acts is the subject of pending litigation. Claims under federal and state false claims acts can be brought by the government or by private individuals on behalf of the government through a qui tam or “whistleblower” suit. If the Company is convicted of fraud or other criminal conduct in the performance of a government program or if there is an adverse decision against it under the federal False Claims Act, it may be temporarily or permanently suspended from participating in government health care programs, including Medicare Advantage, Medicare Part D, Medicaid, dual eligible and dual eligible special needs plan programs, and it also may be required to pay significant fines and/or other monetary penalties. Whistleblower suits have resulted in significant settlements between governmental agencies and health care companies. The significant incentives and protections provided to whistleblowers under applicable law increase the risk of whistleblower suits.
If the Company fails to comply with laws and regulations that apply to government programs, it could be subject to criminal fines, civil penalties, premium refunds, prohibitions on marketing or active or passive enrollment of members, corrective actions, termination of its contracts or other sanctions which could have a material adverse effect on its ability to participate in Medicare Advantage, Medicare Part D, Medicaid, dual eligible, dual eligible special needs plan and other programs and on its operating results, cash flows and financial condition.
The Company’s businesses, profitability and growth also may be adversely affected by (i) judicial and regulatory decisions that change and/or expand the interpretations of existing statutes and regulations, impose medical or bad faith liability, or (ii) other legislation and regulations.
Pharmacies and pharmacists must obtain federal and state licenses to operate, distribute and dispense pharmaceuticals and controlled substances. If it is unable to obtain and maintain its licenses, meet certain security and operating standards or comply with acts and regulations covering among other things, the sale, distribution and dispensing of controlled substances, or if states place burdensome restrictions or limitations on non-resident pharmacies, this could limit or affect its ability to operate in some states. In addition, each state has different laws passed by state legislatures and rules approved by state pharmacy boards governing the operation, distribution and dispensing of pharmaceuticals and there is no universal federal or international regulation. This lack of uniform laws and rules makes the costs of compliance significant and makes a violation of state laws and rules by the Company more likely. Furthermore, the laws and rules relating to pharmacy technology are relatively new and evolving further adding to the cost of compliance and increasing the Company’s risk of noncompliance. Federal and state regulatory authorities have broad enforcement powers, and are able to revoke licenses, seize or recall products and impose significant criminal, civil and administrative fines and sanctions for violations of such laws and regulations, any of which could have a material and adverse effect on our ability to do business.
Changes in healthcare regulatory environments may adversely affect the Company’s businesses.
Political, economic and regulatory influences are subjecting the healthcare industry to significant changes that could adversely affect its results of operations. In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. These changes include an increased reliance on managed care; cuts in certain Medicare and Medicaid funding in the United States and the funding of governmental payers in foreign jurisdictions; consolidation of competitors, suppliers and other market participants; and the development of large, sophisticated purchasing groups. The Company expects the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental funding for certain healthcare services or adverse changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits, may cause customers to reduce the amount of its products and services they purchase or the price they are willing to pay for its products and services. The Company expects continued governmental and private payer pressure to reduce pharmaceutical pricing. Changes in pharmaceutical manufacturers’ pricing or distribution policies could also significantly reduce its profitability.
In the United States, electoral results and changes in political leadership have generated uncertainty with respect to, and could result in, significant changes in legislation, regulation and government policy that could significantly impact its businesses and the health care and retail industries. There have been multiple attempts to repeal, modify or otherwise invalidate all, or certain provisions of, the Affordable Care Act, or ACA, which was enacted in 2010 to provide health insurance coverage to millions of previously uninsured Americans through a combination of insurance market reforms, an expansion of Medicaid, subsidies and health insurance mandates. The ACA and related healthcare reform laws, regulations and initiatives have significantly increased regulation of managed care plans and decreased reimbursement to Medicare managed care. The Company cannot predict whether current or future efforts to modify these laws and/or adopt new healthcare legislation will be successful, nor can it predict the impact that such a development would have on its business and operating results. Future legislation or rulemaking or other regulatory actions or developments under the ACA or otherwise could adversely impact the number of Americans with health insurance and, consequently, prescription drug coverage, increase regulation of pharmacy services, result in changes to pharmacy reimbursement rates, and otherwise change the way it does business. The Company cannot predict the timing or impact of any future legislative, rulemaking or other regulatory actions, but any such actions could have a material adverse impact on its results of operations.
Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2030 unless additional congressional action is taken. The Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, which was signed into law on March 27, 2020, and which is designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended the 2% Medicare sequester from May 1, 2020, through December 31, 2020, and extended the end date of the sequester by one year, through 2030, in order to offset the 2020 suspension. Moreover, there has recently been heightened governmental scrutiny over the manner in which pharmaceutical manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted legislation designed, among other things, to bring more transparency to drug pricing, to reform government program reimbursement methodologies for pharmaceutical products, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures and, in some cases, mechanisms to encourage importation from other countries and bulk purchasing. Furthermore, there has been increased interest by third party payors and governmental authorities in reference to pricing systems and publication of discounts and list prices, which may adversely affect the Company’s revenue and financial condition.
Recently, in July 2020, the Trump administration announced four Executive Orders to lower drug prices, including, among others, allowing importation of certain drugs, changing how drug rebates are negotiated by middlemen, like pharmacy benefit managers, and directing such rebates to be passed to patients as point-of-sale discounts, and requiring Medicare to pay certain Part B drugs at the lowest price available in economically comparable countries. On September 13, 2020, President Trump revoked and expanded upon the fourth Executive Order on most-favored-nation drug payment models for Medicare Part B and Part D drugs, directing the Secretary of HHS to immediately take appropriate steps to the extent consistent with law. These Executive Orders do not provide the specifics for implementation and raise significant questions as to whether their directives are consistent with existing statutory and regulatory authority. How these executive orders will be implemented and their impact on the healthcare industry, in general, and pharmacy services specifically, remain uncertain. In September 2020, the FDA also issued a final guidance on importation of certain FDA-approved human prescription drugs and a final rule that sets forth requirements for an importation program for certain prescription drugs from Canada, allowing States, Indian Tribes, and, in certain circumstances, pharmacists and wholesalers, to submit proposals for importation for the FDA for review and authorization. Depending on the details of further administrative actions, these measures as well as other proposals could have significant impacts for drug manufacturers, pharmacies, and providers, which may significantly and adversely affect the business of the Company’s customers as well as its ability to generate revenue and achieve profitability.
The Company must comply with a variety of existing and future laws and regulations that could impose substantial costs on it and may adversely affect its business.
The scope of foreign investments in U.S. businesses was recently expanded by the Foreign Investment Risk Review Modernization Act of 2018, or FIRRMA, to include certain non-passive, non-controlling investments (including certain investments in entities that hold or process personal information about U.S. nationals) and transactions structured or intended to evade or circumvent the jurisdiction of the Committee on Foreign Investment in the United States, or CFIUS, and any transaction resulting in a “change in the rights” of a foreign person in a U.S. business if that change could result in either control of the business or a covered non-controlling investment.
CFIUS could intervene in the Company’s previously completed fundraising rounds and require it to modify or amend the terms of those transactions, or terminate or unwind all or part of the transactions, if CFIUS determines that it is necessary to address U.S. national security concerns, without regard to whether the transaction was completed and operated in accordance with applicable law.
If relations between China and the U.S. deteriorate, the Company may be materially and adversely affected.
Doing business internationally creates operational and financial risks for the Company’s business. International operations entail a variety of other risks, including restrictions on foreign investors in the Company, enhanced oversight by CFIUS, and substantial restrictions on, and scrutiny of, foreign investment – especially Chinese investment. The relationship between China and the U.S. is subject to periodic tension. Relations may also be compromised if the U.S pressures the PRC government regarding its monetary, economic, or social policies. Changes in political conditions in China and changes in the state of China-U.S. relations are difficult to predict and could adversely affect the operations or financial condition of the Company. In addition, because of the Company’s proposed involvement in the Chinese market, any deterioration in political or trade relations might cause a public perception in the U.S. or elsewhere that might cause its products to become less attractive. Furthermore, CFIUS has continued to apply a more stringent review of certain foreign investment in U.S. companies, including investment by Chinese entities. The Company cannot predict what effect any changes in China-U.S. relations may have on its ability to access capital or effectively support the Company.
Risks Related to the Company’s Relationships with Manufacturers, Providers, Suppliers and Vendors
Both the Company and its vendors’ operations are subject to a variety of business continuity hazards and risks, any of which could interrupt its operations or otherwise adversely affect its performance and operating results.
The Company and its vendors are subject to business continuity hazards and other risks, including natural disasters, utility and other mechanical failures, acts of war or terrorism, disruption of communications, data security and preservation, disruption of supply or distribution, safety regulation and labor difficulties. The occurrence of any of these or other events to the Company or its vendors might disrupt or shut down its operations or otherwise adversely affect its operations. It also may be subject to certain liability claims in the event of an injury or loss of life, or damage to property, resulting from such events. Although it has developed procedures for crisis management and disaster recovery and business continuity plans and maintain insurance policies that it believes are customary and adequate for its size and industry, its insurance policies include limits and exclusions and, as a result, its coverage may be insufficient to protect against all potential hazards and risks incident to its businesses. In addition, the Company’s crisis management and disaster recovery procedures and business continuity plans may not be effective. Should any such hazards or risks occur, or should its insurance coverage be inadequate or unavailable, its businesses, operating results, cash flows and financial condition could be adversely affected.
The Company outsources the manufacturing of its MedCenter Kiosks to a third party.
The Company relies on a single third party manufacturer to make its MedCenter Kiosks. The Company’s former manufacturer is no longer manufacturing the MedCenter Kiosks for the Company and the Company recently signed a new manufacturing and supply agreement with Kitron Technologies. There are risks associated with Kitron Technologies’s ability to qualify and ramp a new manufacturing line. As a result, additional MedCenter Kiosks may be delayed or stalled pending the qualification and ramping up of the new manufacturing line. Currently, the Company anticipates the new units manufactured by Kitron Technologies to be available in early Q2 2021.
Risks Related to the Company’s Intellectual Property
If the Company is unable to protect its intellectual property, it will suffer substantial harm.
The Company’s success depends upon the protection of its software and hardware designs and other proprietary technology. The Company relies on a combination of patent, copyright, trademark and trade secret laws, and confidentiality provisions in agreements with employees, contract manufacturers, consultants, customers and other third parties, to protect its intellectual property rights. Other parties may not comply with the terms of their agreements with us, and the Company may not be able to enforce its rights adequately against these parties. In addition, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology. Monitoring unauthorized use of its products is difficult, and the Company cannot be certain that the steps the Company has taken will prevent unauthorized use of its technology. If competitors are able to use the Company’s technology, its ability to compete effectively could be harmed. For example, if a competitor were to gain use of certain of the Company’s proprietary technology, it might be able to develop and manufacture similarly designed MedCenter Kiosks at a reduced cost, which would result in a decrease in demand for the company’s products. The Company does not know whether any of its pending patent applications will result in the issuance of patents or whether the examination process will require the Company to narrow its claims, and even if patents are issued, they may be contested, circumvented or invalidated over the course of its business. Moreover, the rights granted under any issued patents may not provide the Company with proprietary protection or competitive advantages, and, as with any technology, competitors may be able to develop and obtain patents for technologies that are similar to or superior to its technologies. If that happens, the Company may need to license these technologies and the Company may not be able to obtain licenses on reasonable terms, if at all, thereby causing great harm to its business. In addition, if the Company resorts to legal proceedings to enforce its intellectual property rights, the proceedings could become burdensome and expensive, even if it were to prevail.
Claims by others that the Company infringe their intellectual property could cause the Company to suffer substantial harm.
Many companies have significant patent portfolios and these companies and other parties may claim that the Company’s products infringe their proprietary rights. The Company expects that infringement claims may increase as the number of products and competitors in its market increases and overlaps occur. In addition, to the extent that the Company gains greater visibility and market exposure as a public company, the Company faces a higher risk of being the subject of intellectual property infringement claims. Any party asserting that the Company’s products infringe their proprietary rights would force the Company to defend itself, and possibly its customers, against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject the Company to significant liability for damages and invalidation of its proprietary rights. Such may also force the Company to do one or more of the following:
•stop selling, incorporating or using its products that use the challenged intellectual property;

•obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all;
•redesign those products that use any allegedly infringing technology, which may be costly and time-consuming; or
•refund deposits and other amounts received for allegedly infringing technology or products.
Any claim of infringement from a third party, even those without merit, could cause the Company to incur substantial costs defending against such claims, and could distract its management from running its business. Even if the Company prevails, the cost of such litigation could deplete its financial resources. Litigation is also time consuming and could divert management’s attention and resources away from its business. Furthermore, during the course of litigation, confidential information may be disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. Disclosure of its confidential information and its involvement in intellectual property litigation could materially and adversely affect its business. Some of its competitors may be able to sustain the costs of complex intellectual property litigation more effectively than the Company can. In addition, any uncertainties resulting from the initiation and continuation of any litigation could significantly limit its ability to continue its operations.
Risks Related to Ownership of the Company’s Securities
The Company may need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.
Depending on uncertain future market risks and conditions, the Company may require substantial additional funds to continue to expand the core business, develop and commercialize its self-service pharmacy. The Company’s future capital requirements will depend upon a number of factors, including the: cost to manufacture additional MedCenter kiosks, development of pharmacy self-service capabilities, expenses related to initiating operations in a new state or region, cost to hire pharmacy and corporate support staff, expenses related to leasing additional real estate space for pharmacy operations and or corporate services, cost of information technology infrastructure needed to support growth across new geographical markets, expenses for licensing technologies and other required legal, audit or outside services. Raising additional capital may be costly or difficult to obtain and could significantly dilute stockholders’ ownership interests or inhibit the Company’s ability to achieve its business objectives. If the Company raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Further, to the extent that the Company raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, its stockholders’ ownership interest in the Company will be diluted. In addition, any debt financing may subject the Company to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the Company raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, the Company may have to relinquish certain valuable intellectual property or other rights to its products, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. Even if the Company were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the Company or its stockholders.
The market price of the Company’s Common Stock is expected to be volatile, and the market price of the common stock may drop.
The market price of the Company’s Common Stock could be subject to significant fluctuations. Market prices for securities of early-stage telehealth, pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the Company’s Common Stock to fluctuate include:
•the ability of the Company to obtain state board of pharmacy licenses and regulatory approvals, and delays or failures to obtain and maintain such licenses approvals;

•failure of any of the Company’s products to achieve commercial success;
•the impact of the COVID-19 pandemic and any other future pandemics on the Company’s business;
•failure by the Company to maintain its existing third-party license and supply agreements;
•failure by the Company or its licensors to prosecute, maintain, or enforce its intellectual property rights;
•changes in laws or regulations applicable to the Company;
•any inability to obtain adequate supply of the Company’s products or the inability to do so at acceptable prices;
•adverse regulatory authority decisions;
•introduction of new products, services or technologies by the Company’s competitors;
•failure to meet or exceed financial and development projections the Company may provide to the public and the investment community;
•the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;
•announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the Company or its competitors;
•disputes or other developments relating to proprietary rights, including patents, litigation matters, and the Company’s ability to obtain patent protection for its technologies;
•additions or departures of key personnel;
•significant lawsuits, including patent or stockholder litigation;
•changes in the market valuations of similar companies;
•general market or macroeconomic conditions;
•trading volume of the Company’s common stock;
•announcements by commercial partners or competitors of new commercial products, significant contracts, commercial relationships or capital commitments;
•adverse publicity generally, including with respect to other products and potential products in such markets;
•the introduction of technological innovations that compete with potential products of the Company;
•changes in the structure of health care payment systems;
•period-to-period fluctuations in the Company’s financial results;
•investors’ reactions to the prospects of the Company’s business and prospects following the Business Combination;
•the effect of the Business Combination on the Company’s business and prospects is not consistent with the expectations of financial or industry analysts; or
•the possibility that the Company does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by stockholders or financial or industry analysts.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the Company’s Common Stock.
In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the Company’s profitability and reputation.
Additionally, a decrease in the stock price of the Company may cause the Company’s Common Stock to no longer satisfy the continued listing standards of Nasdaq. If the Company is not able to maintain the requirements for listing on Nasdaq, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its Common Stock.
The Company will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.
The Company will incur significant legal, accounting and other expenses that MedAvail did not incur as a private company, including costs associated with public company reporting requirements. The Company will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as applicable securities laws and rules and regulations implemented by the SEC and Nasdaq. These rules and regulations are expected to increase the Company’s legal and financial compliance costs and to make some activities more time consuming and costly. For example, the Company’s management team consists of the executive officers of MedAvail prior to the Merger, some of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations also may make it difficult and expensive for the Company to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the Company to attract and retain qualified individuals to serve on the Company’s board of directors or as executive officers of the Company, which may adversely affect investor confidence in the Company and could cause the Company’s business or stock price to suffer.
The Company’s certificate of incorporation and bylaws, Delaware law and/or its agreements with certain stockholders may impede the ability of its stockholders to make changes to its board of directors or impede a takeover.
Certain provisions of the Company’s certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, or the DGCL, could make it difficult for stockholders to change the composition of the board of directors or discourage, delay, or prevent a merger, consolidation, or acquisitions that stockholders may otherwise consider favorable. These provisions include the authorization of the issuance of “blank check” preferred stock that could be issued by the board of directors, limitations on the ability of stockholders to call special meetings, and advance notice requirements for nomination for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings. As a Delaware corporation, the Company is subject to the provisions of Section 203 of the DGCL, which prohibits the Company, except under specified circumstances, from engaging in any mergers, significant sales of stock or assets, or business combinations with any stockholder or group of stockholders who own 15% or more of our common stock.
While these provisions will not make the Company immune from takeovers or changes in the composition of the board of directors, and are intended to protect the Company’s stockholders from, among other things, coercive or otherwise unfair tactics, these provisions could have the effect of making it difficult for stockholders to change the composition of the board of directors or discouraging, delaying, or preventing a merger, consolidation, or acquisitions that stockholders may otherwise consider favorable.

There are a number of additional business risks that could materially and adversely affect the Company’s businesses and financial results.
Many other factors could materially and adversely affect the Company’s businesses and financial results, including:
•its ability to establish effective advertising, marketing and promotional programs;
•inflation, new or increased taxes, changes in market conditions or otherwise;
•natural disasters, civil unrest, severe weather conditions, terrorist activities, global political and economic developments, war, health epidemics or pandemics or the prospect of these events;
•liabilities or expense relating to the protection of the environment, related health and safety matters, environmental remediation or compliance with environmental laws and regulations, including those governing exposure to, and the management and disposal of, hazardous substances;
•the long-term effects of climate change on general economic conditions and the pharmacy industry in particular, along with changes in the supply, demand or available sources of energy and the regulatory and other costs associated with energy production and delivery;
•adverse publicity and potential losses, liabilities and reputational harm stemming from any public incident, whether occurring online, in social media, in our stores or other company facilities, or elsewhere, involving our company, our personnel or our brands, including any such public incident involving its customers, products, services, stores or other property, or those of any of its vendors or other parties with which the Company does business;
•negative publicity, even if unwarranted, related to safety or quality, human and workplace rights, or other issues damaging its brand image and corporate reputation, or that of any of its vendors or strategic allies; and
•technological innovation that changes delivery of healthcare resulting new modes of medication distribution.
The Company does not expect to pay any cash dividends in the foreseeable future.
The Company expects to retain its future earnings, if any, to fund the development and growth of the Company’s business. As a result, capital appreciation, if any, of the common stock of the Company is expected to be its stockholders’ sole source of gain, if any, for the foreseeable future.
An active trading market for the Company’s Common Stock may not develop and its stockholders may not be able to resell their shares of Common Stock for a profit, if at all.
Prior to the Business Combination, there had been no public market for MedAvail’s common stock. An active trading market for the Company’s shares of Common Stock may never develop or be sustained. If an active market for its common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.
Future sales of shares by existing stockholders could cause the Company’s stock price to decline.
If stockholders of the Company sell, or indicate an intention to sell, substantial amounts of the Company’s common stock in the public market after legal restrictions on resale discussed in this Current Report on Form 8-K lapse, the trading price of the common stock of the Company could decline. The Company is unable to predict the effect that sales may have on the prevailing market price of the Company’s common stock.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the Company, its business or its market, its stock price and trading volume could decline.
The trading market for the Company’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the Company’s common stock, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the Company will not have any control over the analysts, or the content and opinions included in their reports. The price of the Company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the Company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.
The Company has broad discretion in the use of proceeds from the Private Placement and may invest or spend the proceeds in ways with which its stockholders do not agree and in ways that may not increase the value of their investments.
The Company will have broad discretion over the use of proceeds from the sale of securities pursuant to that certain Securities Purchase Agreement dated as of October 9, 2020, by and among MedAvail and the subscribers set forth therein (the “Private Placement”). Its stockholders may not agree with the Company’s decisions, and its use of the proceeds may not yield any return on its stockholders’ investments. The Company’s failure to apply the net proceeds of the Private Placement effectively could compromise its ability to pursue its growth strategy and the Company might not be able to yield a significant return, if any, on its investment of these net proceeds. The Company’s stockholders will not have the opportunity to influence its decisions on how to use the net proceeds from the Private Placement.
If the Company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.
The Company is subject to the reporting requirements of the Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act and the rules and regulations of Nasdaq and the SEC. The Sarbanes-Oxley Act requires, among other things, that the Company maintain effective disclosure controls and procedures and internal control over financial reporting. The Company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. As a private company, MedAvail has never been required to test its internal controls within a specified period or for an extended period of time. This will require that the Company incur substantial professional fees and internal costs to expand its accounting and finance functions and that it expends significant management efforts. The Company may experience difficulty in meeting these reporting requirements in a timely manner.
The Company may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. The Company’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If the Company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the Company may not be able to produce timely and accurate financial statements. If that were to happen, the market price of its common stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

If the Company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its products or otherwise implement its business plan.
The Company’s ability to compete in the highly competitive healthcare industry depends on its ability to attract and retain highly qualified managerial, pharmacy technology, legal, sales and marketing and other personnel. The Company will be highly dependent on its management and pharmacy personnel. The loss of the services of any of these individuals could impede, delay or prevent the successful development of the Company’s product pipeline or acquisition of new assets and could impact negatively its ability to implement successfully its business plan. If the Company loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. The Company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among telehealth, biotechnology, pharmaceutical and other businesses competing for talent.
The Company is a “smaller reporting company” and it cannot be certain if the reduced disclosure requirements applicable to the Company will make its common stock less attractive to investors.
As a smaller reporting company, the Company may take advantage of reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements in its SEC filings. Decreased disclosures in the Company’s SEC filings due to its status as a smaller reporting company may make it harder for investors to analyze its results of operations and financial prospects. The Company cannot predict if investors will find the Company’s common stock less attractive if it relies on these exemptions. If some investors find its common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile. The Company may take advantage of the reporting exemptions applicable to a smaller reporting company until it is no longer a smaller reporting company, which status would end once it has a public float greater than $250 million. In that event, the Company could still be a smaller reporting company if its annual revenues were below $100 million and it has a public float of less than $700 million.
COVID-19 and Pandemic Related Risk Factors
COVID-19 has and may continue to delay the Company’s deployment of MedCenters into third-party owned Medicare-focused healthcare clinics. COVID-19 can limit the Company’s access to the clinics where the SpotRx pharmacy is deployed and significantly impair its ability to acquire new customers. In addition, COVID-19 has impacted and will continue to impact the Company’s revenue growth. The impact of COVID-19 includes, but is not limited to, the following:
•Fewer patients see their physicians and seek medical attention at clinics;
•Some clinics have been closed and staffing at other clinics has been reduced affecting their ability to service their customers;
•The Company is dependent on its supply chain for purchasing medication. If demands spikes for certain medications it can impact its ability to acquire and resell the medication to serve its customers;
•The Company is dependent on its contract manufactures who assemble its MedCenter technology. Any disruption of their supply capability due to COVID-19 would impact its ability to deploy new sites as well as sell its solution to other new clients;
•The Company outsources the majority of its hardware maintenance to third parties who repair MedCenters with technical issues as well as install new MedCenters as required. Any disruption to their ability to supply services to the Company will impact both currently operating MedCenters as well as slow down deployment of new sites; and
•The focus of the healthcare system is on treating COVID-19 and as a result resources are concentrated there as opposed to on other matter.
The existence and persistence of COVID-19 and other pandemics will negatively impact the Company’s revenue and growth and may adversely affect its results of operations in the future.

MEDAVAIL SELECTED HISTORICAL CONSOLIDATED FINANCIAL  DATA
The following tables present summary historical financial data for MedAvail for the years ended December 31, 2018 and December 31, 2019, and for the nine months ended September 30, 2019 and September 30, 2020, and Selected Pro Forma Balance Sheet data for MedAvail for the the nine month period ended September 30, 2020. The historical financial data is derived from the Audited Consolidated Financial Statements of MedAvail for the years ended December 31, 2019 and 2018 and the Unaudited Interim Consolidated Financial Statements for the three and nine months ended September 30, 2020 and 2019 of MedAvail. Financial statements of MedAvail are presented in “Financial Statements and Exhibits” elsewhere in this Current Report on Form 8-K. The Selected Pro Forma Balance Sheet data is derived from the unaudited pro forma condensed combined financial statements elsewhere in this Current Report on Form 8-K.
Consolidated Statements of Operations Data:
(in thousands, except for share and per share data)

	Year Ended December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
			(unaudited)
Sales	$3,771	$4,665	$10,868	$2,310
Cost of sales	2,823	2,077	5,459	1,622
Gross profit	948	2,588	5,409	688
Other operating expenses	15,420	11,983	12,535	11,278
Selling, general and administrative expenses	5,881	5,581	3,850	4,421
Merger related expenses	—	—	2,607	—
Share-based compensation	354	1,362	235	283
Goodwill write-off	137	—	—	—
Operating loss	(20,844)	(16,338)	(13,818)	(15,294)
Interest expense - net	689	667	896	528
Loss before income taxes	(21,533)	(17,005)	(14,714)	(15,822)
Income tax	—	—	—	—
Net loss	$(21,533)	$(17,005)	$(14,714)	$(15,822)
Net loss per share - basic and diluted	$(16.85)	$(12.78)	$(9.59)	$(12.41)
Weighted average shares outstanding - basic and diluted	1,278,107	1,330,907	1,535,080	1,274,937

Selected Consolidated Balance Sheet Data:
(in thousands)

	September 30,	December 31,
	2020	2019	2018
	(unaudited)
Current assets	$6,771	$14,088	$10,152
Total assets	$11,717	$18,003	$12,784
Current liabilities	$27,336	$7,675	$7,463
Total liabilities	$27,909	$21,164	$19,733
Temporary equity	$94,272	$93,484	$68,533
Accumulated deficit	$(135,944)	$(121,230)	$(99,697)
Total stockholders' deficit	$(110,464)	$(96,645)	$(75,482)
Selected Pro Forma Balance Sheet Data
(in thousands)

September 30,
2020

Current assets	$85,019
Total assets	$89,965
Current liabilities	$19,575
Total liabilities	$20,148
Accumulated deficit	$(153,604)
Stockholders' equity	$69,817

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Unaudited Condensed Combined Pro Forma Balance Sheet
September 30, 2020
(US Dollars in thousands, except share amounts)

	Historical MedAvail	Historical MYOS	Adjustments for Financing		Adjustments for Merger Transaction		Adjustments for Spin-off		MedAvail Pro Forma
Assets
Current assets:
Cash and cash equivalents	$2,090	$791	$88,400	A	$(10,152)	E,F	$(791)	G	$80,338
Restricted cash	57	—	—		—		—		57
Accounts receivable (net of allowance for doubtful accounts)	659	60	—		—		(60)	G	659
Inventories	3,655	1,368	—		—		(1,368)	G	3,655
Prepaid expenses and other assets	310	94	—		—		(94)	G	310
Total current assets	6,771	2,313	88,400		(10,152)		(2,313)		85,019
Property, plant and equipment	3,663	78	—		—		(78)	G	3,663
Right-of-use assets	1,072	151	—		—		(151)	G	1,072
Other assets	208	—	—		—		—		208
Intangible assets	3	739	—		—		(739)	G	3
Total assets	$11,717	$3,281	$88,400		$(10,152)		$(3,281)	G	$89,965
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued liabilities	$4,839	$131	$—		$(1,385)	F	$(131)	G	$3,454
Short-term debt	21,743	661	(8,376)	B	2,000	E	(661)	G	15,367
Contract liability	110	—	—		—		—		110
Current portion of finance and operating lease obligation	644	62	—		—		(62)	G	644
Total current liabilities	27,336	854	(8,376)		615		(854)		19,575
Long-term debt	—	310	—		—		(310)	G	—
Long-term portion of finance and operating lease obligations	573	95	—		—		(95)	G	573
Total liabilities	27,909	1,259	(8,376)		615		(1,259)	G	20,148
Series A-E Redeemable Preferred Shares ($0.001 par value, 16,638,421 shares authorized, 10,603,219 shares issued and outstanding at September 30, 2020)	94,272	—	—		(94,272)	C	—		—
Stockholders' (deficit) equity:
Common shares ($0.01 par value, 24,000,000 shares authorized, 1,219,310 shares issued and outstanding at September 30, 2020)	8	—	113	A,B	191	C,D	—		312
Common stock, $0.001 par value; 15,000,000 shares authorized; 11,846,795 shares issued and outstanding at September 30, 2020	—	12	—		—		(12)	G	—
Warrants	1,320	—	—				—		1,320
Additional paid-in-capital	31,103	43,787	96,663	A,B	100,974	C,D	(43,787)	G	228,740
Accumulated other comprehensive loss	(6,951)	—	—		—		—		(6,951)
Accumulated deficit	(135,944)	(41,777)	—		(17,660)	F	41,777	G	(153,604)
Total stockholders' (deficit) equity	(110,464)	2,022	96,776		83,505		(2,022)	G	69,817
Total liabilities, temporary equity and stockholders' (deficit) equity	$11,717	$3,281	$88,400		$(10,152)		$(3,281)	G	$89,965

Unaudited Condensed Combined Pro Forma Statement of Operations
Nine Months Ended September 30, 2020
(in thousands, except per share amounts)

	Historical MedAvail	Historical MYOS	Adjustments for Financing		Adjustments for Merger Transaction		Adjustments for Spin-off		MedAvail Pro Forma
Sales:
MYOS sales	$—	$1,104	$—		$—		$(1,104)	K	$—
Pharmacy and hardware sales	7,587	—	—		—		—		7,587
Service sales	3,281	—	—		—		—		3,281
Total sales	10,868	1,104	—		—		(1,104)	K	10,868
Cost of sales:
MYOS cost of sales	—	578	—		—		(578)	K	—
Pharmacy and hardware cost of sales	5,343	—	—		—		—		5,343
Service cost of sales	116	—	—		—		—		116
Total cost of sales	5,459	578	—		—		(578)	K	5,459
Gross profit	5,409	526	—		—		(526)	K	5,409
Other operating expenses	12,535	1,226	—		—		(1,226)	K	12,535
Selling, general and administrative expenses	3,850	1,725	—		—		(1,725)	K	3,850
Merger expenses	2,607	—	—		(2,607)	F	—		—
Share-based payments	235	—	—		—		—		235
Operating loss	(13,818)	(2,425)	—		2,607	F	2,425	K	(11,211)
Interest expense - net	896	27	(350)	I	—		(27)		546
Loss before income taxes	(14,714)	(2,452)	350		2,607	F	2,452	K	(11,757)
Income tax	—	—	—		—		—		—
Net loss	$(14,714)	$(2,452)	$350		$2,607	F	$2,452	K	$(11,757)
Net loss per share - basic and diluted	$(9.59)	$(0.22)	$0.03		$0.14		$(0.22)		$(0.37)
Weighted average shares outstanding - basic and diluted	1,535,080	10,996,891	11,317,534		19,144,764	J	(10,996,891)	K	31,997,378

Unaudited Condensed Combined Pro Forma Statement of Operations
Year Ended December 31, 2019
(in thousands, except per share amounts)

	Historical MedAvail	Historical MYOS	Pro Forma Adjustments for Pre Close Financing		Post-Merger Adjustments		Spin-off of MYOS Business		MedAvail Pro Forma
Sales:
MYOS sales	$—	$1,032	$—		$—		$(1,032)	N	$—
Pharmacy and hardware sales	3,385	—	—		—		—		3,385
Service sales	386	—			—		—		386
Total sales	3,771	1,032	—		—		(1,032)	N	3,771
Cost of sales:
MYOS cost of sales	—	397	—		—		(397)	N	—
Pharmacy and hardware cost of sales	2,674	—	—		—		—		2,674
Service cost of sales	149	—	—		—		—		149
Total cost of sales	2,823	397	—		—		(397)	N	2,823
Gross profit	948	635	—		—		(635)	N	948
Operating expenses	15,420	1,897	—		—		(1,897)	N	15,420
Selling, general and administrative expenses	5,881	2,956	—		—		(2,956)	N	5,881
Share-based compensation	354	—	—		—		—		354
Goodwill write-off	137	—	—		—		—		137
Operating loss	(20,844)	(4,218)	—		—		4,218	N	(20,844)
Interest expense - net	689	40	—				(40)	N	689
Loss before income taxes	(21,533)	(4,258)	—		—		4,258	N	(21,533)
Income tax	—	—	—		—		—		—
Net loss	$(21,533)	$(4,258)	$—		$—		$4,258	N	$(21,533)
Net loss per share - basic and diluted	$(16.85)	$(0.48)	$—		$—		$(0.48)		$(0.68)
Weighted average shares outstanding - basic and diluted	1,278,107	8,803,581	11,317,534	L	19,144,764	M	(8,803,581)	N	31,740,405

NOTE 1 - DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION
Description of Transaction
On November 17, 2020, MedAvail Holdings, Inc. (f/k/a MYOS RENS Technology Inc.), a Delaware corporation (the “Company”), consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of June 30, 2020 (the “Merger Agreement”), by and among the Company, MedAvail, Inc. (“MedAvail”), and Matrix Merger Sub, Inc. (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into MedAvail, with MedAvail surviving as a wholly-owned subsidiary of the Company (the “Merger”, and together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). The Business Combination was consummated on November 18, 2020 (the “Business Combination Closing Date”).
At the effective time of the Merger (the “Effective Time”): (a) each share of MedAvail’s common stock and each share of MedAvail’s preferred stock outstanding immediately prior to the Effective Time, excluding any dissenting shares, automatically converted solely into the right to receive a number of shares of MYOS common stock (“MYOS Common Stock”) calculated according to the exchange ratio described below; (b) each outstanding MedAvail stock option that had not been exercised prior to the Effective Time was assumed by MYOS; and (c) each outstanding warrant to acquire MedAvail capital stock that had not been exercised prior to the Effective Time was assumed by MYOS. Under the exchange ratio formula in the Merger Agreement, immediately after the Merger, the former MedAvail security holders owned approximately 97.2% of the aggregate number of fully-diluted shares of MYOS Common Stock outstanding following the consummation of the Merger (the “Post-Closing Shares”), and the shareholders of MYOS immediately prior to the Merger owned approximately 2.8% of the Post-Closing Shares, subject to the adjustments set forth in the Merger Agreement. The exchange ratio was fixed prior to the closing of the Merger to reflect MYOS’s and MedAvail’s respective capitalizations as of immediately prior to the Effective Time. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.
On November 12, 2020, pursuant to that certain Securities Purchase Agreement dated as of October 9, 2020 (the “Private Placement Agreement”) by and among the purchasers set forth therein, MedAvail issued shares of MedAvail common stock (the “Private Placement Cash Shares”) for an aggregate purchase price of approximately $83.9 million (the “Private Placement”). In addition, on November 12, 2020 and in connection with the closing of the Private Placement, MedAvail issued shares of MedAvail common stock (the “Private Placement Conversion Shares” and together with the Private Placement Cash Shares, the “Private Placement Shares”) in the aggregate amount of approximately $13.1 million upon the conversion of the convertible promissory notes (the “2020 Notes”) issued pursuant to the 2020 Note and Warrant Purchase Agreement, dated as of May 26, 2020, as amended (the “2020 Note and Warrant Purchase Agreement”), by and among MedAvail and the purchasers set forth therein. On November 17, 2020, at the Effective Time, the Private Placement Shares, together with all other shares of MedAvail common stock, were converted to shares of MYOS common stock at a ratio of approximately 1 to 1.26.
On November 16, 2020, MYOS transferred and assigned substantially all of its assets and liabilities into MYOS Corp., a newly-created, wholly-owned subsidiary of MYOS (“MYOS Corp.”), pursuant to an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) and a related Subscription and Stock Purchase Agreement (the “Subscription and Stock Purchase Agreement”). On November 17, 2020, upon the closing of the Merger, MedAvail paid MYOS Corp. $2.0 million in cash and issued a promissory note for an additional $3.0 million, payable in installments within one year of the closing of the Merger, provided, pursuant to the terms of the promissory note, that $1.0 million was paid immediately upon closing of the Merger, resulting in $3.0 million being paid to MYOS Corp. upon the closing of the Merger, and $2.0 million accrued as a short term promissory note. On November 18, 2020, the shares of MYOS Corp. were spun-out from the Company through a dividend of the stock of MYOS Corp. to the pre-Merger MYOS shareholders, resulting in MYOS Corp., as a private company, continuing the per-Merger business operations of MYOS.
The Merger is accounted for as a reverse recapitalization under U.S. GAAP because MYOS has nominal operations and assets immediately after the spin off. MedAvail was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) MedAvail stockholders own 97.2% of Fully Diluted

Closing Company Common Stock immediately following the Effective Time, (ii) MedAvail directors represent all of the members of the Board following the Effective Time and (iii) MedAvail’s management will hold all key positions in the management following the Effective Time. “Fully Diluted Closing Company Common Stock” as used herein means the total number of shares of Company Common Stock outstanding immediately after the Effective Time expressed on an as-converted basis assuming exercise of all options and warrants and the reverse split of MYOS stock outstanding that was outstanding immediately prior to the Merger.
NOTE 2 - BASIS OF PRESENTATION
The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (SEC). The unaudited pro forma condensed combined balance sheet as of September 30, 2020 is presented as if the merger had been completed on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 assumes that the merger took place as of January 1, 2019. The historical financial information for MYOS and MedAvail as presented in the unaudited pro forma condensed combined financial statements has been derived from the Audited Consolidated Financial Statements of MYOS and MedAvail for the years ended December 31, 2019 and the Unaudited Interim Consolidated Financial Statements for the nine months ended September 30, 2020 of both MYOS and MedAvail, all of which are included elsewhere in this Current Report on Form 8-K and Quarterly Report on Form 10-Q filed with the SEC on November 5, 2020.
Assumptions and estimates underlying the pro forma adjustments are described in these notes, which should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements. Since the Unaudited Pro Forma Condensed Combined Financial Statements have been prepared based upon preliminary estimates, the final amounts recorded may differ materially from the information presented.
For accounting purposes, MedAvail is considered to be the acquiring company, however due to the spin off of the operations of MYOS immediately prior to the merger, MYOS has nominal net assets and operations. As such, the transaction is accounted for as a reverse recapitalization, with no resulting goodwill or or intangible assets. Any excess consideration transferred over the value of the net assets, if any, of MYOS will be reflected as an adjustment to equity. Consequently, the pro forma condensed combined financial statements of MedAvail reflect the historical operations of MedAvail, together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of MYOS, the legal acquirer, and a recapitalization of the equity of MedAvail, the accounting acquirer.
The historical financial statements of MYOS and MedAvail, which are provided elsewhere in this Current Report on Form 8-K and in and Quarterly Report on Form 10-Q filed with the SEC on November 5, 2020, have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.
To the extent there are significant changes to MedAvail’s business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available following the completion of the merger.
NOTE 3 - PRO FORMA ADJUSTMENTS
Pro forma adjustments are necessary to reflect the consideration exchanged by both parties and to reflect the impact on the balance sheets and statements of operations of the reverse recapitalization as if the companies had been combined during the periods presented therein. Additionally, due to the spin-out of MYOS, concurrent with the merger, pro forma adjustments to eliminate the net assets and operations of MYOS are separately presented. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:
A -Reflects the Private Placement of $83.9 million of proceeds from the sale of approximately 9,789,955 shares of MedAvail common shares prior to the completion of the merger. These MedAvail common shares sold in the Private Placement converted into 12,337,338 common shares upon consummation of the reverse recapitalization. The cash adjustment also reflects an additional $4.5 million of investment in the

2020 Notes received after September 30, 2020. The additional notes will also convert into common shares as described in note C below.

	Shares Pre-Conversion	Cash	Common Stock	Additional Paid in Capital
Cash to be received for Private Placement shares	9,789,955	$83,899,914	$97,900	$83,802,015
Cash received for 2020 Notes subsequent to September 30, 2020	525,087	4,500,000	5,251	4,494,749
Total adjustment A	10,315,042	$88,399,914	$103,151	$88,296,764
B -On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes (“2020 Notes”) and warrants on a pro rata basis with their existing investments in MedAvail's preferred stock. Cash received for the notes and warrants in the Initial Closing was $7.8 million and the adjustment reflected is for the balance of the notes as of September 30, 2020, net of deferred financing costs and including accrued interest. The notes accrue interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of June 30, 2021. Additional financing under the agreement was received in July and August 2020, totaling $400 thousand and additional participation of $4.5 million was received in October 2020, see note A above.
2020 Notes with a carrying value of $8.5 million at September 30, 2020 and an estimated carrying value of $13.1 million at the date of the reverse recapitalization, including $0.4 million of accrued interest, were converted to 1,536,579 MedAvail common shares. Deferred financing costs for the 2020 Notes were written off.
C -MedAvail preferred stock outstanding immediately prior to the merger was converted to MYOS common shares at ratios per the preferred stock agreements, resulting in an adjustment of $118 thousand in Common stock and $94.2 million in Additional paid in capital:

	Outstanding Shares	Conversion Ratio	MYOS Common Shares to Issue
Series A preferred stock	1,175,544	1.0000000000	1,175,544
Series B preferred stock	2,222,886	1.0000000000	2,222,886
Series C preferred stock	1,634,249	1.5405636364	2,517,650
Series D preferred stock	502,630	1.6175909091	813,041
Series E preferred stock	5,067,910	1.0000000000	5,067,910
Total	10,603,219		11,797,031

D -Immediately following the reverse recapitalization, common shares of MedAvail, including the 9,795,792 common shares issued in the private placement, the 1,527,579 common shares issued to convert the 2020 Notes and the 1,219,310 common shares previously outstanding all converted to MYOS common stock in a 1 for 1.26 ratio, this conversion resulted in an $63 thousand reclassification between Common stock and Additional paid in capital. All previously outstanding MYOS shares were subjected to a 12 for 1 reverse split, resulting in 1,015,983 shares remaining.

	Shares Pre-Conversion	Conversion Ratio	Shares Post Conversion
Shares issued in Private Placement	9,789,955	1.260	12,337,339
Shares issued to convert the 2020 Notes	1,527,579	1.260	1,925,061
MedAvail common stock outstanding	1,219,310	1.260	1,536,579
MYOS common stock outstanding	12,191,795	0.083	1,015,983
Total adjustment D	24,728,639		16,814,962
E -Prior to the consummation of the reverse recapitalization, MYOS transferred and assigned all of its assets and liabilities into MYOS Corp., a newly created, wholly-owned subsidiary of MYOS. The shares of MYOS Corp. were spun-out, concurrent with the closing of the reverse capitalization, through a dividend of the stock of MYOS Corp. to the pre-merger MYOS shareholders. MedAvail paid MYOS Corp $2.0 million of cash and will issue a promissory note for an additional $3.0 million, payable in installments within one year of the closing of the reverse recapitalization, with the first $1.0 million being paid upon the closing of the reverse recapitalization pursuant to the terms of the promissory note as a result of both of the following events having occurred on or prior to such payment: (i) the closing of the reverse recapitalization and (ii) MYOS’s entry into a settlement and release agreement with Ren Ren, such that immediately following the closing of the reverse recapitalization, MedAvail shall pay a total of $3.0 million in cash, and have a promissory note with an outstanding balance of $2.0 million, payable to MYOS.
F -Total additional transaction costs related to the reverse recapitalization have been estimated to be $8.4 million, of which $2.6 million have been recorded as an expense in Merger expenses within the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2020. The portion of the costs that are expensed in the historical financial statements of MedAvail ($2.6 million) are eliminated in the pro forma statement of operations for the nine months ended September 30, 2020 as these costs relate directly to the transaction and do not have an ongoing impact. As there were no costs related to this transaction expensed within the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2019, no pro forma adjustment to eliminate such costs is required. The remaining transaction costs of $5.8 million ($8.4 million less $2.6 million already recognized. $1.2 million was already settled resulting in $6.2 million of additional to be paid after September 30, 2020) have been accrued in the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet. Accrued liabilities balance has been adjusted to show payment of the accrued expenses at June 30, 2020. This pro forma adjustment also includes the $6.9 million of common stock, at the $8.57 per common share valuation post Private Placement Closing transaction, that is held by MYOS shareholders after the reverse recapitalization. The total adjustment is for $8.4 million of additional transaction costs and $6.9 million for common stock.
G -Reflects MYOS Corp. common shares converted as part of the merger into the Post-Merger Public Company, and those shares recognized in note F above, and adjustments to reflect the spin out of the former MYOS company as a distribution of all operations, assets and liabilities.
H -Adjustment to record issuance of MedAvail common shares upon the conversion of the 2020 Notes and the issuance of shares in the Private Placement as discussed in notes A and B above.
I -Adjustment to eliminate the interest on the 2020 Notes that are settled upon closing of the transaction.
J -Conversion of MedAvail common and preferred stock into MYOS common stock immediately following the merger, as discussed in notes C and D above.
K -MYOS Corp. common shares converted as part of the reverse recapitalization and spin-out of the former MYOS company operations, assets and liabilities.
L -Represents MedAvail common shares issued for the conversion of the 2020 Notes and common shares issued in the Private Placement as discussed in notes A and B above.
M -Conversion of MedAvail common stock and preferred stock into MYOS common stock immediately following the reverse recapitalization, as discussed in note D above.
N -MYOS former common shares converted as part of the reverse recapitalization and spin-out of the former MYOS company operations, assets and liabilities.

MEDAVAIL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with MedAvail’s consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K. This discussion and other parts of this Current Report on Form 8-K contain forward-looking statements that involve risks and uncertainties, such as its plans, objectives, expectations, intentions and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors Related to MedAvail” included elsewhere in this Current Report on Form 8-K.
Overview
Business Overview
MedAvail is a telehealth-enabled pharmacy-technology company that is transforming full-service pharmacy. Through its full-stack pharmacy technology platform, and personal one-on-one service, MedAvail brings pharmacy-dispensing capability to the point of care, resulting in lower costs, higher patient satisfaction, improved medication adherence and better health outcomes.
MedAvail offers a unique, pharmacy technology solution which is anchored around its core technology called the MedAvail MedCenter™ (“The MedCenter”). The MedCenter enables on-site pharmacy in medical clinics, retail store locations, employer sites with and without onsite clinics, and any other location where onsite prescription dispensing is desired. The MedCenter establishes a live audio-visual connection to a live pharmacist enabling prescription drug dispensing to occur directly to a patient while still providing real-time supervision by a pharmacist. Although its technology platform has broad application, MedAvail is currently focused on serving high-value Medicare members in the United States of America (“U.S.”). MedAvail was originally incorporated in 2012, under the name DashRx, Inc.
MedAvail currently deploys its MedCenter solution through two distinct commercialization channels. First, MedAvail owns and operates a full retail pharmacy business in the U.S., under the name SpotRx. The SpotRx™ Pharmacy business is structured as a hub-and-spoke model where a central pharmacy supports and operates various MedCenter kiosks embedded in medical clinics, usually in close proximity to the central pharmacy. Its second commercialization channel is a direct ‘sell-to’ model, whereby MedAvail sells its MedCenter Platform technology directly to large healthcare providers and retailers for use within their own pharmacy operations.
The MedCenter kiosk works in tandem with our Remote Dispensing System®, which consists of customer-facing software for remote ordering of medications for pick-up at a MedCenter or free, next day home delivery. Supporting its MedCenter kiosks and Remote Dispensing System are MedAvail’s back-end MedPlatform® Enterprise Software, which controls dispensing and MedCenter monitoring and its supporting Pharmacy Management System software, which allows connection to MedAvail’s supporting team of pharmacists and kiosk administrators.
MedCenter kiosks come in two models: the M4 MedCenter and the M5 MedCenter. The M4 MedCenter kiosk is designed to fit in waiting rooms, hallways, and lobbies. The M5 MedCenter is a larger kiosk designed as a full pharmacy replacement with the ability to serve 3-4 customers simultaneously, it can also to be configured for drive through dispensing, similar to a bank’s ATM drive through lanes.
Traditional retail pharmacies are built around a physical store front. In order to dispense medication, these stores must have a pharmacist onsite for all hours of operation. Most pharmacies have reduced hours of operation based on customer purchasing patterns in order to contain labor cost, which results in further reduced consumer access. Furthermore, retail pharmacy wait times are typically 30 to 60 minutes or more, causing substantial delays for the consumer. During the COVID-19 pandemic, most people are looking to minimize the amount of physical contact that can lead to further disease contraction, especially for those most vulnerable, such as the elderly or those with compromised immune systems. Consequently, some patients are foregoing filling their prescribed medications, leading to declining health, increased healthcare costs and increased morbidity.

On November 17, 2020, MedAvail Holdings, Inc. (f/k/a MYOS RENS Technology Inc.), a Delaware corporation (the “Company”), consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of June 30, 2020 (the “Merger Agreement”), by and among the Company, MedAvail, Inc. (“MedAvail”), and Matrix Merger Sub, Inc. (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into MedAvail, with MedAvail surviving as a wholly-owned subsidiary of the Company (the “Merger”, and together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). The Business Combination was consummated on November 18, 2020 (the “Business Combination Closing Date”).
At the effective time of the Merger (the “Effective Time”): (a) each share of MedAvail’s common stock and each share of MedAvail’s preferred stock outstanding immediately prior to the Effective Time, excluding any dissenting shares, automatically converted solely into the right to receive a number of shares of MYOS common stock (“MYOS Common Stock”) calculated according to the exchange ratio described below; (b) each outstanding MedAvail stock option that had not been exercised prior to the Effective Time was assumed by MYOS; and (c) each outstanding warrant to acquire MedAvail capital stock that had not been exercised prior to the Effective Time was assumed by MYOS. Under the exchange ratio formula in the Merger Agreement, immediately after the Merger, the former MedAvail security holders owned approximately 97.2% of the aggregate number of fully-diluted shares of MYOS Common Stock outstanding following the consummation of the Merger (the “Post-Closing Shares”), and the shareholders of MYOS immediately prior to the Merger owned approximately 2.8% of the Post-Closing Shares, subject to the adjustments set forth in the Merger Agreement. The exchange ratio was fixed prior to the closing of the Merger to reflect MYOS’s and MedAvail’s respective capitalizations as of immediately prior to the Effective Time. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.
On November 12, 2020, pursuant to that certain Securities Purchase Agreement dated as of October 9, 2020 (the “Private Placement Agreement”) by and among the purchasers set forth therein, MedAvail issued shares of MedAvail common stock (the “Private Placement Cash Shares”) for an aggregate purchase price of approximately $83.9 million (the “Private Placement”). In addition, on November 12, 2020 and in connection with the closing of the Private Placement, MedAvail issued shares of MedAvail common stock (the “Private Placement Conversion Shares” and together with the Private Placement Cash Shares, the “Private Placement Shares”) in the aggregate amount of approximately $13.1 million upon the conversion of the convertible promissory notes (the “2020 Notes”) issued pursuant to the 2020 Note and Warrant Purchase Agreement, dated as of May 26, 2020, as amended (the “2020 Note and Warrant Purchase Agreement”), by and among MedAvail and the purchasers set forth therein. On November 17, 2020, at the Effective Time, the Private Placement Shares, together with all other shares of MedAvail common stock, were converted to shares of MYOS common stock at a ratio of approximately 1 to 1.26.
On November 16, 2020, MYOS transferred and assigned substantially all of its assets and liabilities into MYOS Corp., a newly-created, wholly-owned subsidiary of MYOS (“MYOS Corp.”), pursuant to an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) and a related Subscription and Stock Purchase Agreement (the “Subscription and Stock Purchase Agreement”). On November 17, 2020, upon the closing of the Merger, MedAvail paid MYOS Corp. $2.0 million in cash and issued a promissory note for an additional $3.0 million, payable in installments within one year of the closing of the Merger, provided, pursuant to the terms of the promissory note, that $1.0 million was paid immediately upon closing of the Merger, resulting in $3.0 million being paid to MYOS Corp. upon the closing of the Merger, and $2.0 million accrued as a short term promissory note. On November 18, 2020, the shares of MYOS Corp. were spun-out from the Company through a dividend of the stock of MYOS Corp. to the pre-Merger MYOS shareholders, resulting in MYOS Corp., as a private company, continuing the per-Merger business operations of MYOS.
The Merger is accounted for as a reverse recapitalization under U.S. GAAP because MYOS has nominal operations and assets immediately after the spin off. MedAvail was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) MedAvail stockholders own 97.2% of Fully Diluted Closing Company Common Stock immediately following the Effective Time, (ii) MedAvail directors represent all of the members of the Board following the Effective Time and (iii) MedAvail’s management will hold all key positions in the management following the Effective Time. “Fully Diluted Closing Company Common Stock” as used herein means the total number of shares of Company Common Stock outstanding immediately after the

Effective Time expressed on an as-converted basis assuming exercise of all options and warrants and the reverse split of MYOS stock outstanding that was outstanding immediately prior to the Merger.
Outlook
Medicare insurance plans and healthcare providers are increasingly operating under an ‘at-risk’ model, with reimbursement based on health outcomes and not based on a traditional fee-for-service model. The at-risk model is driving Medicare to focus on providing an increasing number of services to their members which can positively impact the health outcomes of these members. Such services include:
•Free rides from patient’s home to doctor visits
•Gymnasium memberships
•In-home visits
•Onsite vision and dental
•Onsite pharmacy services
It is well documented that medication adherence has a leading impact on health outcomes. As a result, our strategy is to embed a pharmacy into clinics via our MedCenter technology. An onsite presence can allow us to:
•Provide first-fill and refill dispensing onsite for patients
•Acquire new patients as customers
•Integrate ourselves into the clinic processes and become part of the onsite care team
•Offer free next day courier delivery of medication to Medicare patients
•Share real-time data with health care providers regarding patients that may be at risk of being non-adherent and therefore at-risk of lower health outcomes.
•The Medicare market in the US is very large, is growing, and has the highest value patients in the industry. MedAvail’s addressable market size for its current initial target markets – six US States (AZ, CA, FL, IL, TX, and MI) exceeds $16 billion and is forecast to continue to grow. MedAvail added Texas and Michigan to its target state markets in 2020 based on demand from Medicare providers as well as due to changing pharmacy regulations with the states.
MedAvail’s strategy for the Medicare market is as follows:
•Identify, screen and contract with the Medicare clinic chains to deploy MedCenters onsite.
•Deploy MedCenters and onsite Customer Account Managers (CAMs).
•Acquire and retain high value Medicare patients as customers.
•Deploy a high touch customer service model with patients via our onsite presence, free home delivery, refill reminders and follow up calls while achieving high patient satisfaction.
•Ramp our average clinic to a target average annual revenue run rate of approximately $1 million per clinic after 12 months of deployment. Due to the Covid pandemic, some of our clinics have experienced a reduction in face to face visits and thus extending the time to reach our targeted ramp. We expect this headwind to continue until a vaccine is introduced.
•Generate greater medication adherence metrics, which may drive higher reimbursement rates to clinics from insurers and improve health outcomes for patients.

MedAvail’s primary business model is to generate revenue on the sale of medication to high value Medicare patients. Currently, MedAvail operates in Arizona, California and is targeting to open in Michigan by 4Q 2020. As of September 30, 2020, MedAvail has 33 MedCenters deployed in Medicare-focused sites in Arizona and California and plans to deploy approximately 60-70 MedCenters by YE 2020 within Arizona, California and Michigan.
Components of Operating Results
Our fiscal year ends on December 31, and its fiscal quarters end on the last day of each third calendar month. The years ended December 31, 2019 and December 31, 2018 are referred to as 2019 and 2018 throughout the document where referencing MedAvail.
MedAvail has never been profitable and has incurred operating losses in each year since inception. MedAvail’s net losses were $17.0 million, $21.5 million and $14.7 million for the years ended December 31, 2018 and 2019 and for the nine months ended September 30, 2020, respectively. As of September 30, 2020, MedAvail had an accumulated deficit of $135.9 million. Substantially all of MedAvail’s operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations.
MedAvail expects to incur significant additional expenses and operating losses for at least the next two years as it initiates and continues the technology development, deployment of its MedCenter technology and adds personnel necessary to operate as a public company with rapidly growing retail pharmacy operations in the United States. In addition, operating as a publicly traded company would involve the hiring of additional financial and other personnel, upgrading its financial information systems and incurring costs associated with operating as a public company. MedAvail expects that its operating losses will lessen and turn positive as MedAvail executes its growth strategies within each of its operating segments. If MedAvail management determines to accelerate deployment into new states, operating losses could increase in the near-term, as the company grows and scales its operations in the new states and MedAvail would expect operating performance to turn positive once each state reaches sufficient scale in sales volume.
As of September 30, 2020, MedAvail had cash of $2.1 million. MedAvail will continue to require additional capital to continue its technology development and commercialization activities and build out of its pharmacy operations to serve its growing customer base. Accordingly, MedAvail pursued a sale of additional equity through the Private Placement funding, where MedAvail raised $83.9 million. This Private Placement funding closed on November 12, 2020. Although MedAvail believes the proceeds from the Private Placement represents sufficient funding to execute its current growth plan, due to market risks (as outlined in the “Risk Factors” section of this Current Report on Form 8-K), MedAvail may need to raise additional capital to continue to fund its operations. The amount and timing of its future funding requirements will depend on many factors, including the pace and results of its growth strategy. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on its financial condition and its ability to develop its product candidates.
MedAvail has two reportable segments: Pharmacy Technology and Retail Pharmacy Services. These reportable segments are generally defined by how MedAvail executes its go-to-market strategy to sell products and services.
Overview of Pharmacy Technology Segment
MedAvail Technologies develops and commercializes the MedCenter for direct sale or lease to third-party customers, including some of the world’s largest healthcare providers and systems, as well as large retail chains that provide full retail-pharmacy services based on its technology.
Overview of Retail Pharmacy Services Segment
The second operating segment operates as SpotRx (the “Pharmacy”), a full-service retail pharmacy utilizing MedAvail’s automated pharmacy technology, primarily servicing Medicare patients in the United States.

Revenue – Pharmacy Technology and Retail Pharmacy Services
Pharmacy Technology Revenue
Pharmacy technology revenue refers to revenue derived from either the sales of MedPlatform Systems to customers that intend to operate the MedCenter as a part of their retail offering or where the MedCenter is leased as part of a service offering where MedAvail retains ownership of the hardware. In both instances, MedAvail provides operating software for the MedCenter, ongoing maintenance, and in some cases, supplies such as packaging materials.
MedPlatform sales agreements generally contain an agreement to provide a MedCenter prescription dispensing kiosk, along with agreements to provide software, hardware and maintenance services which are necessary for the operation of the MedCenter, and can only be provided by MedAvail. Management has determined that contracts to provide MedPlatform Systems consist of one performance obligation, as all of these products and services are required in order to obtain a functioning MedCenter. ASC 606 allows a single performance obligation to be recognized over time if the customer simultaneously receives and consumes the provided benefits. As such, revenue is initially recognized when the MedCenter is installed and operational at the customer's location, revenue recognition begins. Revenue continues to be recognized going forward in the periods in which the hardware, software and maintenance services are provided to the customer
Retail Pharmacy Services Revenue
Retail pharmacy services revenue is revenue derived from sales of prescription medications and over-the-counter products to consumers. Medications are sold and delivered by various methods including dispensing product directly from the MedCenter, customer pick up at MedAvail’s SpotRx pharmacy locations or home delivery of medications to consumer residences. Retail pharmacy services revenue is recognized at the time that the product has been provided to the customer, no other significant obligations of MedAvail exist, and collectability is reasonably assured. Revenue is reduced by fees paid or expected to be paid to pharmacy benefits managers or other third parties. Such fees include Direct and Indirect Remuneration and services fees.
Cost of Sales – Pharmacy Technology and Retail Pharmacy Services
Pharmacy Technology Cost of Sales
Cost of sales for the Pharmacy Technology segment consists primarily of costs incurred to manufacture, ship and install MedCenters at third-party customer locations that use our MedCenters to enable their pharmacy operations and services. These costs include cost of inventory for sales-type contracts, and depreciation for lease-type contracts. Cost of sales are accrued and then recognized, in accordance with US GAAP, when contractual terms are met, and delivery and payment are complete.
Retail Pharmacy Services Cost of Sales
Cost of sales for MedAvail’s Retail Pharmacy Services segment consists primarily of costs to procure and deliver prescription medications and other over-the-counter health products to customers via dispensing through SpotRx MedCenters, pickup at one of its pharmacy locations or courier-delivery directly to the consumer’s home. Cost of Sales for Pharmacy Services are recognized at the point of sale, when price is fixed, and product is dispensed.
Other Operating Expenses
Other operating expenses are primarily derived from personnel and operating costs related to technology development, sales and marketing, and general and administrative activities, described as follows:
Wages and salaries consist of compensation costs incurred for all employees and contractors including bonuses, health plans, severance, and contractor costs.

Pharmacy operations costs consist of costs incurred to operate retail pharmacies including pharmacy labor costs, rent and utilities, and pharmacy license fees.
Depreciation of property, plant and equipment includes depreciation on MedCenters, IT equipment, leasehold improvements, general plant and equipment, office furniture and equipment and vehicles.
Research and development expenses represent costs incurred to develop and innovate on MedAvail’s MedCenter platform technology, including development work on hardware, software and supporting information technology infrastructure.
MedAvail recognizes hardware development costs as they are incurred. When hardware is constructed for use by customers, in-production costs are capitalized after technological feasibility is achieved and expensed before technological feasibility is achieved. Costs of hardware completed but not yet placed in service are capitalized as equipment (a long-lived asset) on the balance sheet. Costs of hardware completed and placed in service with customers are capitalized as equipment and depreciated (expensed) over the estimated useful life of the equipment.
When hardware is constructed for sale to customers, in-production costs are capitalized as raw materials, work in process, or finished goods inventory on the balance sheet. Costs of hardware completed and available for sale are capitalized as finished goods inventory on the balance sheet. Costs of hardware sold to customers are expensed as costs of goods sold.
Software development costs are accrued and expensed based on ASC 985, which is designed for software costs that MedAvail intends to sell or lease (in conjunction with related hardware). Any software development costs that are incurred prior to the point where the project has demonstrated technological feasibility are expensed as they are incurred. Once technological feasibility has been established, most development costs are capitalized. Once development is complete and the software is made available for release to customers, capitalization no longer is appropriate because any remaining costs are considered ongoing maintenance and support. These are expensed as they are incurred. The definition of “technological feasibility”, per ASC 985, is “the technological feasibility of a computer software product is established when the entity has completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements.” Software development costs are subject to these rules regardless of whether the costs were generated internally (employee time) or externally (vendor fees).
Amortization of intangible assets consists of amortization of intellectual property, website and mobile applications and software.
Selling, general and administrative expenses
Selling, general and administrative expenses consist of marketing and advertising costs, personnel costs, facility expenses and expenses for outside professional services, including legal, audit and accounting services. Personnel costs consist of salaries, benefits and stock-based compensation. Facility expenses consist of rent and other related costs. General and administrative costs also include depreciation expense and other supplies. MedAvail expects to incur additional expenses as a result of becoming a public company following completion of the Merger, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.
Merger expenses
Merger expenses primarily consist of professional service fees associated with the preparation for the Merger transaction, including legal, audit and other compliance related services.
Share-based compensation
MedAvail has a stock option plan whereby awards are granted to certain employees of MedAvail. The fair value of the stock options granted by MedAvail to employees of MedAvail is recognized as compensation expense on a straight-line basis over the applicable stock option vesting period. MedAvail measures the fair value of the options using the Black-Scholes option pricing model as of the grant date/measurement date. Shares issued upon the exercise of options are new shares. MedAvail estimates forfeitures based on historical experience and expense related to awards is adjusted over the term of the awards to reflect their probability of vesting. All fully vested awards are fully expensed.
Interest Expense
Interest expense consists of accrued interest on outstanding debt and is payable upon the maturity date. For more detail on outstanding debt and associated maturities, see Note 13 to the MedAvail Annual Financial Statements presented elsewhere in this Current Report on Form 8-K.
Results of Operations
The following table summarizes our statement of operations data for the three months ended September 30, 2020 and 2019.

	Three Months Ended September 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
Sales:	(in thousands)
Pharmacy technology	$4,959	$69	$4,890	7,087%
% of total sales	69%	7%
Retail pharmacy services	2,186	857	1,329	155%
% of total sales	31%	93%
Total sales	7,145	926	6,219	672%
Cost of sales:
Pharmacy technology	120	22	98	445%
% of total sales	2%	2%
Retail pharmacy services	2,042	701	1,341	191%
% of total sales	29%	76%
Total cost of sales	2,162	723	1,439	199%
Gross profit	4,983	203	4,780	2,355%
% of total sales	70%	22%
Other operating expenses	4,376	4,314	62	1%
% of total sales	61%	466%
Selling, general and administrative expenses	1,251	1,509	(258)	(17)%
% of total sales	18%	163%
Merger expenses	1,324	—	1,324	—%
% of total sales	19%	—%
Share-based compensation	65	90	(25)	(28)%
% of total sales	1%	10%
Operating loss	(2,033)	(5,710)	3,677	(64)%
% of total sales	(28)%	(617)%
Interest expense - net	455	169	286	169%
% of total sales	6%	18%
Net loss	$(2,488)	$(5,879)	$3,391	(58)%
% of total sales	(35)%	(635)%

Revenue
During the three months ended September 30, 2020, pharmacy technology sales increased $4.9 million to $5.0 million, or 7,087%, when compared to the same period in 2019. The increase was due to revenue recognized when MedAvail and its significant customer agreed that MedAvail had no further obligation to the customer and therefore would have no additional deliverables related to the $4.7 million of contract liability balance. MedAvail recognized $4.7 million of contract revenue related to this agreement. This revenue is non-recurring. The remaining increase was due to an additional MedCenter sale to large healthcare system customer and rental revenue associated with growth in the number of companies evaluating our MedCenter technology through pilot deployments.
During the three months ended September 30, 2020, retail pharmacy services sales increased $1.3 million to $2.2 million, or 155%, when compared to the same period in 2019. The increase was due to volume growth in prescription sales at existing sites launched in 2019 and the new sales volume from the additional 29 new site launched since the third quarter of 2019, net of adjustments related to Direct and Indirect Remuneration and services fees.
Costs of Sales
During the three months ended September 30, 2020, pharmacy technology cost of sales increased $98 thousand to $120 thousand compared to the same period in 2019. The increase was due primarily to an increase in depreciation associated with growth in the number of pilot deployments with companies evaluating our MedCenter technology.
During the three months ended September 30, 2020, retail pharmacy services cost of sales increased $1.3 million to $2.0 million compared to the same period in 2019. The increase was due primarily to costs associated with volume growth in prescription sales. Additionally, in response to the spread of COVID-19, the mix of medications that were delivered via courier to patient’s homes increased, resulting in higher delivery costs when compared the second quarter of 2019.
Other expenses
During the three months ended September 30, 2020, other operating expenses increased $62 thousand to $4.4 million compared to the same period in 2019. The increase was primarily due to increased contractor and wages and benefits costs for growth and development partially offset by decreased intangible asset amortization due to completion of amortization of assets during 2019.
During the three months ended September 30, 2020, selling, general and administrative expenses decreased $258 thousand to $1.3 million compared to the same period in 2019. This was primarily due to a decrease in marketing expenses in 2020, as MedAvail completed various marketing program tests in 2019 and closed down pharmacy operations in Canada.
During the three months ended September 30, 2020, merger expenses increased $1.3 million to $1.3 million compared to the same period in 2019. The increase was primarily due to professional services expenses incurred in 2020 related to the Merger transaction and anticipated listing on the Nasdaq Capital Market exchange.
During the three months ended September 30, 2020, share-based compensation decreased $25 thousand to $65 thousand compared to the same period in 2019. This was due to fewer options granted to employees remaining to vest.
During the three months ended September 30, 2020, interest expense increased $286 thousand to $455 thousand compared to the same period in 2019. The increase was due to additional short-term debt being issued in the quarter. On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes and warrants on a pro rata basis with their existing investments in MedAvail's preferred stock. Cash received for the notes and warrants in the initial closing was $7.8 million. An additional $0.6 million was subsequently issued. The note accrues interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of June 30, 2021. Upon closure of the merger on November 17, 2020, these notes were converted into common shares based on their balance, including accrued interest, at that date.
Other operating Expenses

	Three Months Ended September 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
Other operating expenses:	(in thousands)
Wages and salaries	$4,063	$3,781	$282	7%
Pharmacy operations	78	96	(18)	(19)%
Depreciation of property, plant and equipment	212	181	31	17%
Research and development	18	44	(26)	—%
Amortization of intangible assets	12	221	(209)	(95)%
Foreign exchange loss	(7)	(9)	2	(22)%
Total other operating expenses	$4,376	$4,314	$62	1%
During the three months ended September 30, 2020, wages and salaries expenses increased $282 thousand to $4.1 million compared to the same period in 2019. The increase was primarily a result of hiring additional employees and contractors in the last quarter of 2019 and the first three quarters of 2020, necessary to support company development and growth in Arizona and the continued build out of operations in California.
During the three months ended September 30, 2020, pharmacy operations expenses decreased $18 thousand to $78 thousand compared to the same period in 2019. The decrease was primarily due to the closure of MedAvail’s pharmacy operations (dba On-the-Spot pharmacy) in the broader Toronto Canada area.
During the three months ended September 30, 2020, depreciation of property, plant, and equipment increased $31 thousand to $212 thousand compared to the same period in 2019. The increase was a result of capitalizing additional property, plant and equipment related to the build out of our SpotRx pharmacy footprint in California.
During the three months ended September 30, 2020, research and development expenses decreased $26 thousand to $18 thousand compared to the same period in 2019. The decrease was due to decreased activity related to MedCenter and software development.
During the three months ended September 30, 2020, amortization of intangible assets decreased $209 thousand to $12 thousand compared to the same period in 2019. This was due to intangible assets being fully amortized during 2019.
During the three months ended September 30, 2020, foreign exchange loss decreased $2 thousand to $(7) thousand compared to the same period in 2019. This was due to a more favorable CAD to USD exchange rate in 2020.

The following table summarizes our statement of operations data for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
Sales:	(in thousands)
Pharmacy technology	$5,672	$400	$5,272	1,318%
% of total sales	52%	17%
Retail pharmacy services	5,196	1,910	3,286	172%
% of total sales	48%	83%
Total sales	10,868	2,310	8,558	370%
Cost of sales:
Pharmacy technology	400	61	339	556%
% of total sales	4%	3%
Retail pharmacy services	5,059	1,561	3,498	224%
% of total sales	47%	68%
Total cost of sales	5,459	1,622	3,837	237%
Gross profit	5,409	688	4,721	686%
% of total sales	50%	30%
Other operating expenses	12,535	11,278	1,257	11%
% of total sales	115%	488%
Selling, general and administrative expenses	3,850	4,421	(571)	(13)%
% of total sales	35%	191%
Merger expenses	2,607	—	2,607	—%
% of total sales	24%	—%
Share-based compensation	235	283	(48)	(17)%
% of total sales	2%	12%
Operating loss	(13,818)	(15,294)	1,476	(10)%
% of total sales	(127)%	(662)%
Interest expense - net	896	528	368	70%
% of total sales	8%	23%
Net loss	$(14,714)	$(15,822)	$1,108	(7)%
% of total sales	(135)%	(685)%
Revenue
During the nine months ended September 30, 2020, pharmacy technology sales increased $5.3 million to $5.7 million, or 1,318%, when compared to the same period in 2019. The increase was primarily due to revenue recognized when MedAvail and its significant customer agreed that MedAvail had no further obligation to the customer and therefore would have no additional deliverables related to the $4.7 million of contract liability balance. MedAvail recognized $4.7 million of contract revenue related to this agreement. This revenue is non-recurring. The remaining increase was due to seven MedCenters sold to a third-party customer in the second quarter of 2020 and an increase in rental revenue associated with growth in the number of companies evaluating our MedCenter technology through pilot deployments. This increase was partially offset by a reduction in revenue recognized for software integration services completed in 2019, of approximately $198 thousand.

During the nine months ended September 30, 2020, retail pharmacy services sales increased $3.3 million to $5.2 million, or 172%, when compared to the same period in 2019. The increase was due to volume growth in prescription sales at existing sites and 29 new site launches since the third quarter of 2019.
Cost of Sales
During the nine months ended September 30, 2020, pharmacy technology cost of sales increased $339 thousand to $400 thousand compared to the same period in 2019. The increase was due primarily to costs from seven MedCenters sold in the second quarter of 2020 and an increase in depreciation associated with growth in the number of pilot deployments with companies evaluating our MedCenter technology. The average unit cost of the seven MedCenters sold was significantly lower than the cost of a newly manufactured MedCenter, as these units were buy-back units from a prior customer.
During the nine months ended September 30, 2020, retail pharmacy services cost of sales increased $3.5 million to $5.1 million compared to the same period in 2019. The increase was due to costs associated with volume growth in prescription sales at existing sites and 29 new site launches since the third quarter of 2019. Additionally, in response to the spread of COVID-19, most of the clinic locations MedAvail operates in were temporarily closed to prevent the transmission of COVID-19. Consequently, the mix of medications that were delivered via courier to patents’ homes increased significantly, resulting in higher delivery costs when compared the first nine months of 2019. Lastly, cost of pharmacy sales in the first nine months of 2020 increased due to higher inventory write downs associated with obsolescence.
Other expenses
During the nine months ended September 30, 2020, other operating expenses increased $1.3 million to $12.5 million compared to the same period in 2019. The increase was primarily due to an increase in wages and salaries as MedAvail hired additional personnel and contractors, necessary to support company development, growth in Arizona and the launch of operations in California.
During the nine months ended September 30, 2020, selling, general and administrative expenses decreased $571 thousand to $3.9 million compared to the same period in 2019. This was primarily due to a decrease in marketing costs in 2020, as MedAvail completed various marketing program tests in 2019 and closed pharmacy operations in Canada, resulting in lower spend in 2020.
During the nine months ended September 30, 2020, merger expenses were $2.6 million, primarily due to professional services expenses incurred in relation to the merger transaction and anticipated listing on the Nasdaq Capital Market exchange.
During the nine months ended September 30, 2020, share-based compensation decreased $48 thousand to $235 thousand compared to the same period in 2019. This was due to fewer options granted to employees remaining to vest.
During the nine months ended September 30, 2020, interest expense increased $368 thousand to $896 thousand compared to the same period in 2019. The increase was due to additional short-term debt being incurred in 2020. On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes and warrants on a pro rata basis with their existing investments in MedAvail's preferred stock. Cash received for the notes and warrants in the initial closing was $7.8 million. An additional $0.6 million was subsequently issued. The note accrues interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of June 30, 2021

Other operating Expenses

	Nine Months Ended September 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
Other operating expenses:	(in thousands)
Wages and salaries	$11,531	$9,664	$1,867	19%
Pharmacy operations	187	279	(92)	(33)%
Depreciation of property, plant and equipment	575	468	107	23%
Research and development	139	172	(33)	—%
Amortization of intangible assets	69	733	(664)	(91)%
Foreign exchange loss (gain)	34	(38)	72	(189)%
Total other operating expenses	$12,535	$11,278	$1,257	11%
During the nine months ended September 30, 2020, wages and salaries expenses increased $1.9 million to $11.5 million compared to the same period in 2019. The increase was primarily a result of hiring additional employees and contractors in 2020 and the fourth quarter of 2019.
During the nine months ended September 30, 2020, pharmacy operations expenses decreased $92 thousand to $187 thousand compared to the same period in 2019. The decrease was primarily due to the closure of MedAvail’s pharmacy operations (dba On-the-Spot pharmacy) in the broader Toronto Canada area.
During the nine months ended September 30, 2020, depreciation of property, plant, and equipment increased $107 thousand to $575 thousand compared to the same period in 2019. The increase was a result of capitalizing additional property plant and equipment related to the build out of our SpotRx pharmacy footprint in California in the last quarter of 2019 and the first nine months of 2020.
During the nine months ended September 30, 2020, research and development expenses decreased $33 thousand to $139 thousand compared to the same period in 2019. The decrease was due to decreased activity related to MedCenter hardware technology and software development.
During the nine months ended September 30, 2020, amortization of intangible assets decreased $664 thousand to $69 thousand compared to the same period in 2019. This was due to intangible assets being fully amortized during 2019
During the nine months ended September 30, 2020, foreign exchange loss decreased $72 thousand to $34 thousand compared to the same period in 2019. This was due to a more favorable Canadian Dollar, or CAD, to US Dollar, or USD exchange rate in 2020.

Liquidity and Capital Resources
Sources of Liquidity
Since inception through September 30, 2020, MedAvail’s operations have been financed primarily by net cash proceeds of $94.3 million from the sale of its redeemable preferred stock and debt in the amount of $21.7 million. As of September 30, 2020, MedAvail had $2.1 million in cash and an accumulated deficit of $135.9 million.
The Company has received $83.9 million cash (before expenses related to the offering and merger) from private placement financing related to the reverse merger discussed in Note 3 to the Consolidated Financial Statements, and which funding will convert into common equity immediately subsequent to the merger. The net cash from the offering and merger will provide liquidity for the Company to support operations and growth for longer than the next 12 months.
Cash Flows
The following table summarizes MedAvail’s cash flows for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,		2020 vs. 2019
	2020	2019	Amount Change	% Change
	(in thousands)
Cash used in operating activities	$(15,664)	$(14,779)	$(885)	6%
Cash used in investing activities	(431)	(416)	(15)	4%
Cash provided by financing activities	9,393	17,234	(7,841)	(45)%
Net (decrease) increase in cash	$(6,702)	$2,039	$(8,741)	(429)%
Operating Activities
During the nine months ended September 30, 2020, cash used in operating activities increased $885 thousand to $15.7 million compared to the same period in 2019. The increase was primarily due to an increase in operating expenses from wages and salaries and costs attributable to the launch and growth of our retail pharmacy operations in Arizona and California.
Investing Activities
During the nine months ended September 30, 2020, cash used in investing activities increased $15 thousand to $431 thousand compared to the same period in 2019. The increase was primarily due to an increase in investment in property, plant and equipment associated with investments in pharmacy operations in Arizona and additional MedCenters in service for rental contracts.
Financing Activities
During the nine months ended September 30, 2020, cash provided by financing activities decreased $7.8 million to $9.4 million compared to the same period in 2019. The decrease was primarily due to an increase in issuances of debt and related warrants, offset by a decrease in issuances of preferred stock.
Long-Term Debt
On March 23, 2016, MedAvail and a significant customer and investor entered into a subordinated secured convertible promissory five-year note agreement for $10.0 million. This note is convertible into common shares at the option holder’s request. Interest of 6% is accumulated and repayable on the maturity date at MedAvail’s option. Unpaid interest is added to the outstanding principal. MedAvail expects to repay the note including accrued interest in cash prior to or upon its maturity in March 2021.

Short-Term Debt
On May 26, 2020, the Company completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes and warrants on a pro rata basis with their existing investments in the Company’s preferred stock. Cash received for the notes and warrants issued through September 30, 2020, was $8.2 million. The note accrues interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of December 31, 2020. After September 30, 2020, the maturity date of the note was extended to June 30, 2021. Financing under this agreement for the three months ending September 30, 2020 totaled $407 thousand.
PPP Loan
On May 14, 2020, MedAvail entered into a Promissory Note with HSBC Bank, which provides for a loan in the amount of $341 thousand (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Promissory Note contains events of default and other provisions customary for a loan of this type. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses, including certain payroll costs, group health care benefits and other permitted expenses as described in the CARES Act. MedAvail intends to use the entire PPP Loan amount for qualifying expenses and to apply for forgiveness of the loan in accordance with the terms of the CARES Act. Management has determined that it is likely that MedAvail will meet the qualifications necessary for forgiveness.
Impact of Inflation
Inflation has not had a negative impact on MedAvail’s business since inception. Management believes that any increases in costs of products sold would coincide with an increase in the sales prices of those products, which would offset the higher costs.
Contractual Obligations and Other Commitments
The following table summarizes our significant contractual obligations and commercial commitments as of September 30, 2020.

	Payments Due by Period
	Total	< 1year	1-3 years	3-5 years	5+ years
Contractual obligations:	(in thousands)
Short-term debt	21,743	21,743	—	—	—
Operating lease obligations	1,212	192	823	191	6
Finance lease obligations	156	15	118	23	—
Total contractual obligations	$23,111	$21,950	$941	$214	$6
Off-Balance Sheet Arrangements
MedAvail has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.
Recent Accounting Pronouncements
See discussion of recently issued accounting pronouncements and the potential effect of that new guidance on MedAvail in Note 3 in the quarterly financial statements included in this filing.

Critical Accounting Policies
See Note 3 Basis of Presentation in the MedAvail Quarterly Financial Statements included in this Current Report of Form 8-K, and critical accounting policies in Note 4 to the MedAvail Annual Financial Statements presented in Exhibit 99.1 in this Current Report on Form 8-K.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MEDAVAIL MARKET RISK
As of September 30, 2020, MedAvail had cash of $2.1 million, which consisted of bank deposits. Such interest-earning instruments carry a degree of interest rate risk; however, historical fluctuations of interest income have not been significant. MedAvail has not been exposed nor does it anticipate being exposed to material risks due to changes in interest rates. A hypothetical 1% change in interest rates during any of the periods presented would not have had a material impact on MedAvail’s consolidated financial statements as its debt was fixed rate.
MedAvail has ongoing operations in Canada and pays those vendors in local currency (Canadian Dollar). MedAvail does not participate in any foreign currency hedging activities and it does not have any other derivative financial instruments. MedAvail did not recognize any significant exchange rate losses during the nine-month period ended September 30, 2020. A 10% change in the US Dollar to Canadian Dollar exchange rate on September 30, 2020 would not have had a material effect on MedAvail’s results of operations or financial condition.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and the related notes present information on the beneficial ownership of shares of the Company’s Common Stock as of November 18, 2020, after giving effect to the Reverse Stock Split and the Business Combination, by:
1.each of the Company’s director as of the Business Combination Closing;
2.each of the Company’s executive officers as of the Business Combination Closing;
3.all of the Company’s current directors and executive officers as a group; and
4.each stockholder known by the Company to beneficially own more than five percent of the Company’s Common Stock.
The information below is based on 31,668,945 shares of Common Stock outstanding as of November 18, 2020. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Common Stock that may be acquired by an individual or group within 60 days of November 18, 2020, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them, based on information provided to the Company by such stockholders. Unless otherwise indicated, the address for each stockholder listed is: c/o MedAvail Holdings, Inc., 6665 Millcreek Drive, Suite 1, Mississauga, Ontario, Canada L5N 5M4.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding
Principal Stockholders:
Entities affiliated with Redmile Group, LLC(1)	11,993,607	37.5%
Investment funds associated with Ally Bridge Group(2)	6,617,170	20.9%
Entities affiliated with Pura Vida Investments, LLC(3)	2,609,497	8.2%
Entities affiliated with Lewis & Clark Venture Capital, LLC(4)	2,349,602	7.3%
Adage Capital Partners, L.P.(5)	2,251,980	7.1%
Directors and Named Executive Officers:
Ed Kilroy(6)	821,198	2.5%
Ryan Ferguson(7)	62,329	0.2%
Fraser Mackay(8)	79,066	0.3%
Will Misloski(9)	117,892	0.4%
David Rawlins(10)	95,038	0.3%
Neil Prezioso(11)	52,413	0.2%
Helen Ciesielski	—	*
Rob Faulkner	—	*
Gerald Gradwell (12)	201,650	0.6%
Gerard van Hamel Platerink	—	*
Michael Kramer	—	*
Glen Stettin	—	*
All current executive officers and directors as a group (12 persons)(13)	1,429,586	4.3%
__________________
*Represents beneficial ownership of less than 1% of the shares of MedAvail Common Stock.
(1)Consists of (i) 270,384 shares of common stock and 27,037 common stock purchase warrants held of record by RAF, L.P., (ii) 1,595,777 shares of common stock and 82,789 common stock purchase warrants held of record by Redmile Private Investments I, L.P., (iii) 463,838 shares of common stock and 11,301 common stock purchase warrants held of record by Redmile Capital Offshore Master Fund, Ltd., (iv) 1,803,559 shares of common stock held of record by Redmile Capital Offshore II Master Fund, Ltd., (v) 1,612,875 shares of common stock and 69,090 common stock purchase warrants held of record by Redmile Capital Fund, L.P., (vi) 1,187,939 shares of common stock and 61,628 common stock purchase warrants held of record by Redmile Private Investments I Affiliates, L.P., (vii) 1,898,965 shares of common stock and 53,081 common stock purchase warrants held of record by Redmile Strategic Master Fund, LP, (viii) 649,621 shares of common stock held of record by P Redmile Ltd, and (ix) 2,205,723 shares of common stock held of record by RedCo I, L.P. Redmile Group, LLC is the investment manager/adviser to each of the private investment vehicles listed in items (i) through (ix) (collectively, the “Redmile Funds”) and, in such capacity, exercises sole voting and investment power over all of the shares held by the Redmile Funds and may be deemed to be the beneficial owner of these shares. Jeremy C. Green serves as the managing member of Redmile Group, LLC and also may be deemed to be the beneficial owner of these shares. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares. Gerard van Hamel Platerink and Rob Faulkner are Managing Directors of Redmile Group, LLC, and each serves as a director of MedAvail and will serve as a director of the issuer following the closing of the Merger. The address for the Redmile Funds is c/o Redmile Group, LLC, One Letterman Drive, Bldg D, Ste D3-300, San Francisco, CA 94129.
(2)Consists of (i) 3,782,080 shares of common stock held of record by ABG WTT-MedAvail Limited (“ABG WTT”) and (ii) 2,835,090 shares of common stock held of record by Ally Bridge MedAlpha Master Fund L.P. (“MedAlpha”). ABG WTT is wholly owned by Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. Voting and investment decisions with respect to any securities owned by ABG WTT are made by the investment committee of ABG-WTT Global Life Science Capital Partners GP Limited, the general partner of ABG-WTT Global Life Science Capital Partners GP, L.P., which is the general partner of Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. As such, each of the foregoing entities may be deemed to share beneficial ownership of the shares held by ABG-WTT. Each of them disclaims any such beneficial ownership. Mr. Yu Fan indirectly controls each of Ally Bridge MedAlpha Management GP, LLC and Ally Bridge Group (NY) LLC. Ally Bridge (NY) LLC and Ally Bridge MedAlpha Management L.P., acting through its general partner Ally Bridge MedAlpha Management GP, LLC manage MedAlpha’s investments. As such, each of the foregoing entities and Mr. Yu Fan may be deemed to share beneficial ownership of the shares held by MedAlpha. Each of them disclaims any such beneficial ownership. The principal business address for all entities and individuals affiliated with Ally Bridge Group is Unit 3002-3004, 30/F., Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.

(3)Consists of (i) 997,726 shares of common stock and 3,184 common stock purchase warrants held of record by Pura Vida SPV I, LLC, (ii) 1,133,219 shares of common stock and 52,165 common stock purchase warrants held of record by Pura Vida Master Fund Ltd., (iii) 279,097 shares of common stock held of record by Segregated Account Highmark Long/Short Equity 20, (iv) 72,053 shares of common stock held of record by Walleye Opportunities Master Fund, Ltd., and (v) 72,053 shares of common stock held of record by Walleye Manager Opportunities, LLC (collectively, with the entities listed in items (i) through (iv), the “Pura Vida Funds”). Pura Vida Investments, LLC (“PVI”) serves as the investment manager to each of the entities listed in items (i) through (iii) and as the investment sub-advisor to each of the entities listed in items (iv) and (v). Efrem Kamen serves as the managing member of PVI. By virtue of these relationships, PVI and/or Mr. Kamen may be deemed to have shared voting and dispositive power with respect to the common stock owned directly by the Pura Vida Funds, which shall not be deemed an admission that PVI and/or Mr. Kamen are beneficial owners of the common stock and common stock purchase warrants for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, or for any other purpose. Each PVI and Mr. Kamen disclaims beneficial ownership of the common stock and common stock purchase warrants reported herein except to the extent of PVI’s and/or Mr. Kamen’s pecuniary interest therein. The address for the entities affiliated with PVI is c/o Pura Vida Investments, LLC, 150 East 52nd Street, Suite 32001, New York, NY 10022.
(4)Consists of (i) 1,496,765 shares of common stock and 494,818 common stock purchase warrants held of record by Lewis & Clark Ventures I Parallel Fund, LP, (ii) 287,341 shares of common stock and 70,678 common stock purchase warrants held of record by Lewis & Clark Ventures I, LP. Lewis & Clark Venture Capital, LLC is the general partner of each of the entities listed in items (i) and (ii) (collectively, the “Lewis & Clark Affiliates”) and, in such capacity, exercises sole voting and investment power over all of the shares held by the Lewis & Clark Affiliates and may be deemed to be the beneficial owner of these shares. Thomas J. Hillman serves as the manager of Lewis & Clark Venture Capital, LLC and Mr. Hillman disclaims beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address for the Lewis & Clark Affiliates is c/o Lewis & Clark Venture Capital, LLC, 120 S. Central Avenue, Suite 1000, St. Louis, MO 63105.
(5)Consists of 2,195,702 shares of common stock and 56,278 common stock purchase warrants held of record by Adage Capital Partners, L.P. (the “Fund”). Adage Capital Partners, GP, LLC (“ACPGP”) serves as the general partner of the Fund and as such has discretion over the portfolio of securities beneficially owned by the Fund. Adage Capital Advisors, LLC (“ACA”) is managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund. Robert Atchinson and Phillip Gross disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. The address of Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(6)Consists of 821,198 shares of common stock subject to options exercisable within 60 days of November 18, 2020, all of which are vested as of such date.
(7)Consists of 62,329 shares of common stock subject to options exercisable within 60 days of November 18, 2020, all of which are vested as of such date.
(8)Consists of 79,066 shares of common stock subject to options exercisable within 60 days of November 18, 2020, all of which are vested as of such date.
(9)Consists of 117,892 shares of common stock subject to options exercisable within 60 days of November 18, 2020, all of which are vested as of such date.
(10)Consists of 95,038 shares of common stock subject to options exercisable within 60 days of November 18, 2020, all of which are vested as of such date.
(11)Consists of 52,413 shares of common stock subject to options exercisable within 60 days of November 18, 2020, all of which are vested as of such date.
(12)Consists of 201,650 common stock purchase warrants held of record by Dowth International Limited (“Dowth”). Gerald Gradwell is the chairman and the majority shareholder of Dowth. Mr. Gradwell may be deemed to have shared voting and dispositive power with respect to the shares held by Dowth. Mr. Gradwell disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares, if any.
(13)Consists of 1,227,936 shares of common stock subject to options exercisable within 60 days of November 18, 2020, all of which are vested as of such date and 201,650 common stock purchase warrants.
MANAGEMENT
Executive Officers and Directors
At the Effective Time, each of Ed Kilroy, Gerard van Hamel Platerink, Gerald Gradwell, Helen Ciesielski, Glen Stettin, Rob Faulkner and Michael Kramer was appointed to our board of directors and such individuals constitute our board of directors as of the date of this report. Additionally, pursuant to the Merger Agreement, our executive management team changed at the Effective Time by the resignation of the then-serving executive officers and the appointment of Ed Kilroy as the Company’s President and Chief Executive Officer, Ryan Ferguson as the Company’s Chief Financial Officer , Treasurer and Secretary, Dave Rawlins as the Company’s Chief Commercial

Officer, Neil Prezioso as the Company’s Chief Pharmacy Officer, Will Misloski as the Company’s Chief Marketing Officer and Fraser Mackay as the Company’s Chief Information Officer.
The following table sets forth the names, ages and positions of each of our directors and executive officers as of the date of this report:

Name	Age	Position(s)
Executive Officers
Ed Kilroy	61	Chief Executive Officer, President and Director
Ryan Ferguson	45	Chief Financial Officer, Treasurer, and Secretary
Dave Rawlins	40	Chief Commercial Officer
Neil Prezioso	61	Chief Pharmacy Officer
Will Misloski	50	Chief Marketing Officer
Fraser Mackay	50	Chief Information Officer
Non-Employee Directors
Gerard van Hamel Platerink	51	Director
Gerald Gradwell	53	Director
Helen Ciesielski	35	Director
Glen Stettin	56	Director
Rob Faulkner	57	Director
Michael Kramer	44	Director
Executive Officers
Ed Kilroy. Mr. Kilroy has served as MedAvail’s President and Chief Executive Officer and a member of the MedAvail board since November 2012. Mr. Kilroy previously served as Chief Executive Officer of Symcor, one of Canada's largest providers of business and payments processing services from January 2005 to November 2010. Prior to that, Mr. Kilroy served as President of IBM Canada Ltd. from April 2000 to January 2005. Mr. Kilroy received a B.A. in Administrative Sciences from Yale University.
Ryan Ferguson. Mr. Ferguson has served as MedAvail’s Chief Financial Officer since January 2020. From July 2018 to August 2019, Mr. Ferguson served as Chief Financial Officer of Pediatric Dental Brands, a dental service organization providing pediatric dental and orthodontic services throughout the southwestern United States. From February 2015 to July 2018, Mr. Ferguson held various leadership positions at Keap (formerly Infusionsoft), a software company providing customer relationship management solutions, where he most recently served as Vice President of Finance & Analytics. From February 2008 to January 2014, Mr. Ferguson served as Director of Investor Relations at First Solar, a manufacturer of solar panels. Mr. Ferguson received a B.S. in Information Systems from Brigham Young University, an M.B.A., with specialization in Finance, and a Master of Healthcare Management from Arizona State University.
Dave Rawlins. Mr. Rawlins has served as MedAvail’s Chief Commercial Officer since March 2020 and from May 2019 to March 2020, served as MedAvail’s Chief Strategy Officer and interim Chief Financial Officer. Mr. Rawlins comes with an extensive background in strategic and financial analysis, and previously served as Managing Director of Redmile Group, LLC, a health care-focused investment firm based in San Francisco and New York from 2010 to April 2019. Prior to Redmile, Mr. Rawlins was an Executive Director at Morgan Stanley, working in the firm’s institutional equities division from 2002 to 2010. Mr. Rawlins received a B.A. in experimental psychology and an MSc. in experimental psychology from Oxford University. Mr. Rawlins brings an extensive knowledge and understanding of the complexities, regulations and incentives of the US healthcare system.
Neil Prezioso. Mr. Prezioso has served as MedAvail’s Chief Pharmacy Officer since August 2019. Mr. Prezioso comes with an extensive background in pharmacy operations and pharmacy benefit management. Prior to MedAvail, from June 2018 to July 2019, Mr. Prezioso served as the Operations Leader for CVS Health, responsible for the leading the integration and build out of operations for IngenioRx. Prior to CVS, from December 2012 to May 2018, Mr. Prezioso served as the Chief Operating Officer for DaVitaRx, a company specialized in renal care pharmacy to serve patients with kidney disease. Prior to DaVitaRx, from 1989 to 2012, Mr. Prezioso served as Senior Vice President of Healthcare Operations at Medco Health Solutions, a pharmacy benefits management company. Mr. Prezioso received a B.S. in Pharmacy from The Ohio State University.
Will Misloski. Mr. Misloski has served as MedAvail’s Chief Marketing Officer since June 2018. Mr. Misloski previously served as Senior Vice President of Customer Marketing at GoDaddy Inc., an internet domain registrar and web hosting company, from December 2016 to June 2018. Prior to GoDaddy, from December 2014 to December 2016, Mr. Misloski served as Senior Vice President of Marketing at Raise.com, an online marketplace for gift cards. Mr. Misloski received a B.S. in Finance from the University of Illinois at Urbana-Champaign and a Master of Science in Integrated Marketing Communications at Northwestern University.
Fraser Mackay. Mr. Mackay has served as MedAvail’s Chief Information Officer since June 2020, and from October 2017 to June 2020 served as MedAvail’s Chief Operating Officer. From December 2016 to October 2017, Mr. Mackay served as Chief Digital Officer at RSA Insurance Group plc, a multinational insurance company, where he led digital transformation for the organization. Prior to RSA, Mr. Mackay held various executive leadership positions at Canadian Imperial Bank of Commerce from 2002 to November 2016, where he most recently served as Vice President Digital. Mr. Mackay received a BSc. in Mathematics and Computing from Bolton University.
Non-Employee Directors
Gerard van Hamel Platerink. Mr. van Hamel Platerink has served on MedAvail’s board of directors since June 2012 and has served as Chairman of MedAvail’s board of directors since August 2020. Mr. van Hamel Platerink has been a Managing Director at Redmile Group, LLC, a health care-focused investment firm based in San Francisco and New York since May 2012. Prior to Redmile, Mr. van Hamel Platerink worked as a healthcare investor at Accuitive Medical Ventures from January 2003 to May 2012, and prior to that as an analyst at Citigroup Salomon Smith Barney and Kleinwort Benson. Mr. van Hamel Platerink holds a B.S. in Physics from St. Andrews University and an MBA from Cambridge University. MedAvail believes that Mr. van Hamel Platerink’s extensive business and leadership experience in the healthcare industry qualify him to serve on the Company’s board of directors.
Gerald Gradwell. Mr. Gradwell has served on MedAvail’s board of directors from March 2013 to December 2017 and since May 2018. Mr. Gradwell has served as Senior Vice President of Special Projects & Investor Relations at Walgreens Boots Alliance, Inc. since January 2015. From 2000 to 2015, Mr. Gradwell served in various leadership roles at Alliance Boots GmbH, where he most recently served as Group Director of Special Projects and Investor Relations. Prior to joining Alliance Boots GMBH, Mr. Gradwell spent 15 years as a stockbroker, banker and international capital markets advisor. MedAvail believes that Mr. Gradwell’s current and prior experience advising publicly traded companies and his extensive experience as an executive in the healthcare and pharmaceutical industries qualify him to serve on the Company’s board of directors.
Helen Ciesielski. Ms. Ciesielski has served on MedAvail’s board of directors since May 2018. Since February 2017 Ms. Ciesielski has been a Principal at Lewis & Clark Ventures, where she focuses on healthcare investments. From November 2011 to January 2017, Ms. Ciesielski served in various roles at Ascension Ventures, a healthcare-focused venture fund, where she most recently served as Principal. Ms. Ciesielski previously worked in investment banking at The Fortune Group. Ms. Ciesielski received a B.A. in Politics & Government and Business from the University of Puget Sound, and an M.B.A from University of Portland. MedAvail believes that Ms. Ciesielski’s broad experience as an investor in healthcare companies qualifies her to serve on the Company’s board of directors.
Glen Stettin, M.D. Dr. Stettin has served on MedAvail’s board of directors since May 2018. Dr. Stettin currently serves as Senior VP and Chief Innovation Officer at Express Scripts Holding Co., a subsidiary of Cigna, where he has held various leadership positions since 2012. Prior to Express Scripts, Dr. Stettin served in leadership roles in several functional areas, including product, technology, clinical and operations at Medco Health Solutions, Inc. from 1995 to 2012. Dr. Stettin completed his residency in internal medicine at the University of California, San Francisco, where he also served as medical chief resident and assistant chief of the medical service, Moffitt Hospital, and was a fellow in cardiology and Robert Wood Johnson Clinical Scholar at UCSF/Stanford. He received a B.A. in Premedical Sciences from Lehigh University and an M.D. from the Medical College of Pennsylvania. MedAvail believes that Dr. Stettin’s extensive experience as an executive in healthcare companies qualifies him to serve on the Company’s board of directors.
Rob Faulkner. Mr. Faulkner has served on MedAvail’s board of directors since February 2020. Mr. Faulkner has been a Managing Director at Redmile Group, LLC, a health care-focused investment firm based in San Francisco and New York since February 2008. Prior to Redmile, Mr. Faulkner was a sell-side equity analyst for 16 years, from 1992 to 2008, including at Hambrecht & Quist (now JPMorgan), Thomas Weisel Partners (now Stifel Financial Corp.) and SG Warburg & Co. (now UBS). Mr. Faulkner holds an A.B. from Harvard College and an MBA from the Tuck School of Business at Dartmouth College. MedAvail believes that Mr. Faulkner’s extensive business and leadership experience in the healthcare industry, qualifies him to serve on the Company’s board of directors.
Michael Kramer. Mr. Kramer has served on MedAvail’s board of directors since August 2020. Since September 2017, Mr. Kramer has been an Operating Partner at CRG LP, a healthcare-focused investment firm, where he focuses on medical device investments. Since September 2017, Mr. Kramer has also served as Chief Financial Officer for Eximis Surgical, Inc., a medical device company developing technology for performing minimally invasive specimen removal in laparoscopic surgery. From to February 2016 to February 2017, Mr. Kramer served as Chief Operating Officer of the TriVascular operations of Endologix, Inc., a medical device company focused on developing minimally invasive technologies for aortic disorders. Prior to TriVascular, Inc.’s acquisition by Endologix, from 2010 to 2016, Mr. Kramer served as TriVascular’s Chief Financial Officer. From 2006 to 2010 Mr. Kramer held various leadership positions at ATS Medical, Inc., a developer and manufacturer of products and services focused on cardiac surgery, including serving as ATS’s Chief Financial Officer from 2007 to 2010. Mr. Kramer also previously served as a manager in the assurance and advisory services practice at Ernst & Young LLP. From August 2018 to August 2020, Mr. Kramer served as Executive Chairman of Benvenue Medical, Inc., a private medical device company. Mr. Kramer received his Bachelor of Accountancy from the University of North Dakota. Mr. Kramer is a certified public accountant (inactive). MedAvail believes that Mr. Kramer’s extensive experience as an executive in publicly traded healthcare companies, his broad experience as an investor in medical device companies, as well as his finance experience qualify him to serve on the Company’s board of directors.
Executive Officers
Each of our executive officers serves at the discretion of our board of directors and holds office until his successor is duly elected and qualified or until his earlier resignation or removal.
Board of Directors
In accordance with the Amended and Restated Certificate of Incorporation of the Company, the Board is divided into three classes, each comprising as nearly as possible one-third of the directors and serving three-year terms with only one class of directors being elected in each year. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or until their earlier death, resignation or removal. Our directors are divided among the three classes as follows:
•Class I directors are Messrs. Kilroy and van Hamel Platerink, and their terms will expire at the Company’s annual meeting of stockholders to be held in 2021;
•Class II directors are Ms. Ciesielski and Mr. Gradwell, and their terms will expire at the Company’s annual meeting of stockholders to be held in 2022; and
•Class III directors are Messrs. Faulkner, Stettin and Kramer, and their terms will expire at the Company’s annual meeting of stockholders to be held in 2023.
There are no family relationships among any of our directors or executive officers.

Director Independence
The Board has determined that each of its directors other than Ed Kilroy, Gerard van Hamel Platerink and Rob Faulkner is independent as defined under Nasdaq listing standards. The Board has also determined that each current member of the Nominating and Governance Committee is independent as defined under the Nasdaq listing standards, and that each current member of the Audit Committee and Compensation Committee is independent as defined under the Nasdaq listing standards and applicable SEC rules. In making this determination, the Company’s Board found that none of these directors had a material or other disqualifying relationship with the Company.
Committees of the Board of Directors
Effective upon the Business Combination Closing, the standing committees of the Board consist of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.
Audit Committee
The Audit Committee of the Board was established by the Company’s board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:
•appointing and providing for the compensation of the independent registered public accounting firm to be engaged to prepare and issue an audit report and perform other audit, review or attest services;
•approving any other permissible non-audit services to be provided by the independent auditor;
•overseeing the work and evaluating the performance of the independent auditor, and, if so determined by the audit committee, terminating and replacing the independent auditor;
•reviewing and discussing, including with management and the independent auditor, the annual and quarterly financial statements;
•reviewing any proposed significant changes to accounting principles and practices;
•reviewing any material changes to the system of internal control over financial reporting;
•reviewing management’s report on effectiveness of internal control over financial reporting and, if applicable, the independent auditor’s audit of the effectiveness of Mast’s internal control over financial reporting;
•establishing a procedure for receipt, retention and treatment of any complaints or concerns received by the Company about accounting, internal accounting controls or auditing matters;
•reviewing, approving and overseeing any related party transaction that would require disclosure pursuant to Item 404 of Regulation S-K;
•overseeing the implementation and enforcement of the Company’s insider trading policy; and
•reviewing and evaluating any significant financial risk exposures facing the Company and the steps the Company’s management has taken to control and monitor such exposures.
The Company’s management has the primary responsibility for its consolidated financial statements and the reporting process including its system of internal accounting and financial controls.
The Audit Committee consists of Mr. Kramer, who serves as its chairperson, and Mr. Gradwell and Ms. Ciesielski. The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Audit Committee are independent (as independence is currently defined by listing standards and Rule 10A-3 of the Exchange Act.

The Board has also determined that Mr. Kramer qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Kramer’s level of knowledge and experience based on a number of factors, including his formal education and experience in financial roles.
Compensation Committee
The Compensation Committee of the Board acts on behalf of the Board to review, adopt or recommend for adoption, and oversee Company’s compensation strategy, policies, plans and programs. For this purpose, the Compensation Committee performs several functions, including, among other things:
•reviewing and recommending to the Board for its determination and approval the amount, form and terms of compensation of the Company’s Chief Executive Officer and other “officers” (as such term is defined under the Nasdaq listing standards);
•reviewing and making recommendations to the Board regarding the Company’s overall compensation strategy and policies;
•reviewing and making recommendations regarding the Company’s equity and/or cash incentive plans and other benefit plans and, to the extent as may be permitted or required under such plans, the committee has the power and authority to administer the plans, establishes guidelines, interpret plan documents, select participants, and approve grants and awards thereunder;
•granting equity awards to non-officer employees and consultants in accordance with the terms of the Company’s equity incentive plan and to establish compensation policies and practices applicable to non-officer employees;
•evaluating the relationship between executive officer compensation policies and practices and corporate risk management to confirm those policies and practices do not incentivize excessive risk-taking;
•evaluating and making recommendations to the Board regarding the compensation of non-employee directors;
•retaining, obtaining the advice of, engaging, compensating and terminating compensation consultants, legal counsel and such other advisors as it deems necessary and advisable to assist it in carrying out its responsibilities and functions; and
•appointing, compensating and overseeing the work of any of its compensation consultants, legal counsel and other advisors.
The Compensation Committee consists of Mr. Stettin who serves as its chairperson, and Mr. Kramer. All members of the Compensation Committee are independent as independence is currently defined under the Nasdaq listing standards and Rule 10C-1 of the Exchange Act.
Compensation Committee Interlocks and Insider
Each member of the Compensation Committee is an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code, a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. None of the Company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serves on the Company’s board of directors or Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting or recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. The responsibilities of the Nominating and Governance Committee relating to the nomination of directors include, among other things, the following:
•identifying and recommending to the Board nominees for possible election to the Company’s board of directors;
•evaluating and making recommendations to the Board regarding its size, composition and leadership structure;
•reviewing and assessing the Company’s corporate governance guidelines and recommending any proposed changes thereto to the Board;
•reviewing and making recommendations to the Board regarding issues of executive officer succession planning and providing oversight with respect to corporate governance matters.
Our board of directors has delegated to the corporate governance and nominating committee the responsibility of identifying individuals qualified to become board members and recommending to the board of directors nominees to fill vacancies and newly created directorships and the nominees to stand for election as directors. If the corporate governance and nominating committee determines that an additional or replacement director is required, it may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board of directors or management.
In its evaluation of director candidates, including the members of the board of directors eligible for reelection, the corporate governance and nominating committee will consider the current size and composition of the board of directors and the needs of the board of directors and its committees. Some of the factors that our corporate governance and nominating committee considers include, without limitation, character, integrity, judgment, diversity, including diversity in terms of gender, race, ethnicity and experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and similar factors.
Nominees must also have the highest personal and professional ethics and integrity, proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, skills that are complementary to those of the existing board of directors, the ability to assist and support management and make significant contributions to the Company’s success, and an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.
A stockholder that wants to recommend a candidate for election to the Board should direct the recommendation in writing by letter to the Company, attention of the Corporate Secretary, at 6665 Millcreek Dr. Unit 1, Mississauga ON Canada, L5N 5M4. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership. In addition, a stockholder must meet the deadlines and other requirements set forth in the Company’s bylaws. The corporate governance and nominating committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources.
Director Compensation
The Board has not approved a director compensation program to date. Following the consummation of the Business Combination, the compensation committee of the Board will determine the annual compensation of outside directors. The Company anticipates that its director compensation program following the Business Combination will include both equity and cash components, be competitive with relevant comparison companies and support best practices in director compensation design.
Executive Compensation
The compensation of the Company’s named executive officers is set forth on page 232 in the section titled “Management Following the Merger - Executive Compensation” in the Proxy Statement/Prospectus and is incorporated herein by reference.
Employment and Severance Agreements
The information set forth on page 233 in the section titled “Management Following the Merger - Employment and Severance Agreements” in the Proxy Statement/Prospectus and is incorporated herein by reference.
Potential Payments Upon Termination of Employment or Change in Control
The information set forth on page 234 in the section titled “Management Following the Merger - Potential Payments Upon Termination of Employment or Change in Control” in the Proxy Statement/Prospectus and is incorporated herein by reference.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF THE COMPANY
The information set forth on page 235 in the section titled “Certain Relationships and Related Party Transactions of MedAvail” in the Proxy Statement/Prospectus and is incorporated herein by reference.
Indemnification Agreements
The information set forth under Item 1.01 of this Current Report on Form 8-K concerning indemnification agreements between the Company and each of its directors and officers is incorporated herein by reference.
Related Party Transactions Policy
Our audit committee maintains the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of our audit committee provides that our audit committee shall review and approve in advance any related person transaction.
Our related person transaction policy provides that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our audit committee. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
The information set forth under Item 1.01 of this Current Report on Form 8-K concerning indemnification agreements between the Company and each of its directors and officers is incorporated herein by reference.
We have entered into separate indemnification agreements with each of our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements and our amended restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
The information set forth in the section titled “Market Price and Dividend Information” on page 39 of the Proxy Statement/Prospectus i incorporated herein by reference.
Dividends of the Company
The Company has not paid any cash dividends on shares of its Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Board. The Company does not anticipate paying any dividends on its Common Stock for the foreseeable future.
DESCRIPTION OF REGISTRANT’S SECURITIES
The information set forth in the section titled “Description of MYOS Capital Stock” beginning on page 247 of the Proxy Statement/Prospectus is incorporated herein by reference.

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FINANCIAL STATEMENTS AND EXHIBITS
The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.
Consolidated Financial Statements (Unaudited)
MEDAVAIL, INC.
Consolidated Balance Sheets
(US Dollars in thousands, except share amounts)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents (note 5)	$2,090	$8,791
Restricted cash (note 5)	57	58
Accounts receivable	659	416
Inventories (net of allowance for obsolete inventory) (note 6)	3,655	4,594
Prepaid expenses and other current assets	310	229
Total current assets	6,771	14,088
Property, plant and equipment (note 6)	3,663	2,703
Right-of-use assets (note 7)	1,072	1,050
Other assets	208	92
Intangible assets (note 6)	3	70
Total assets	$11,717	$18,003
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities (note 6)	$4,839	$2,345
Short-term debt (note 8)	21,743	—
Contract liability (note 9)	110	4,804
Current portion of finance and operating lease obligation (note 7)	644	526
Total current liabilities	27,336	7,675
Long-term debt (note 8)	—	12,476
Long-term portion of finance and operating lease obligations (note 7)	573	565
Other liabilities	—	448
Total liabilities	27,909	21,164
Commitments and contingencies (note 12)
Redeemable preferred shares ($0.001 par value, 16,638,421 shares authorized, 10,603,219 and 10,500,440 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively) (note 13)	94,272	93,484
Shareholders’ deficit: (note 13)
Common shares ($0.001 par value, 24,000,000 shares authorized, 1,219,310 and 1,193,698 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively)	8	8
Warrants	1,320	698
Additional paid-in-capital	31,103	30,829
Accumulated other comprehensive loss	(6,951)	(6,950)
Accumulated deficit	(135,944)	(121,230)
Total shareholders’ deficit	(110,464)	(96,645)
Total liabilities, redeemable preferred shares and shareholders’ deficit	$11,717	$18,003
The accompanying notes are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statements of Operations
(US Dollars in thousands, except share and per-share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Pharmacy and hardware revenues (note 9)	$3,926	$896	$7,587	$2,009
Service revenues (note 9)	3,219	30	3,281	301
Total revenues	7,145	926	10,868	2,310
Cost of sales:
Pharmacy and hardware cost of sales	2,132	701	5,343	1,561
Service cost of sales	30	22	116	61
Total cost of sales	2,162	723	5,459	1,622
Gross profit	4,983	203	5,409	688
Other operating expenses (note 10)	4,376	4,314	12,535	11,278
Selling, general and administrative expenses	1,251	1,509	3,850	4,421
Merger expenses (note 14)	1,324	—	2,607	—
Share-based payments	65	90	235	283
Operating loss	(2,033)	(5,710)	(13,818)	(15,294)
Interest expense - net	455	169	896	528
Loss before income taxes	(2,488)	(5,879)	(14,714)	(15,822)
Income tax (note 11)	—	—	—	—
Net loss	$(2,488)	$(5,879)	$(14,714)	$(15,822)
Net loss per share - basic and diluted (note 4)	$(1.53)	$(4.58)	$(9.59)	$(12.41)
Weighted average shares outstanding - basic and diluted	1,623,235	1,285,027	1,535,080	1,274,937
The accompanying notes are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statements of Comprehensive Loss
(US Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss	$(2,488)	$(5,879)	$(14,714)	$(15,822)
Other comprehensive loss:
Foreign currency translation adjustment	—	(2)	(1)	(17)
Total comprehensive loss	$(2,488)	$(5,877)	$(14,713)	$(15,805)
The accompanying notes are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statements of Shareholders' Deficit and Redeemable Preferred Shares
(US Dollars in thousands, except per share amounts)
(unaudited)

	Three and Nine Months Ended September 30, 2020
	Common Shares		Preferred Shares			Warrants	Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Equity and Temporary Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	1,193,698	$8	10,500,440	$93,484		$698	$30,829	$(121,230)	$(6,950)	$(3,161)
Net loss	—	—	—	—		—	—	(12,226)	—	(12,226)
Common shares issued (note 13)	15,668	—	—	—		—	31	—	—	31
Preferred shares issued (note 13)	—	—	102,777	788		—	—	—	—	788
Share-based payments	—	—	—	—		—	170	—	—	170
Warrants issued (note 13)	—	—	—	—		617	(11)	—	—	606
Cumulative translation adjustment	—	—	—	—		—	—	—	(1)	(1)
Balance at June 30, 2020	1,209,366	$8	10,603,217	$94,272		$1,315	$31,019	$(133,456)	$(6,951)	$(13,793)
Net loss	—	—	—	—		—	—	(2,488)	—	(2,488)
Common shares issued (note 13)	9,944	—	—	—		—	19	—	—	19
Preferred shares issued (note 13)	—	—	2	—		—	—	—	—	—
Share-based payments	—	—	—	—		—	65	—	—	65
Warrants issued (note 13)	—	—	—	—	—	5	—	—	—	5
Balance at September 30, 2020	1,219,310	$8	10,603,219	$94,272		$1,320	$31,103	$(135,944)	$(6,951)	$(16,192)

	Three and Nine Months Ended September 30, 2019
	Common Shares		Preferred Shares			Warrants	Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Equity and Temporary Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	1,175,982	$8	7,479,862	$68,533		$191	$30,947	$(99,697)	$(6,931)	$(6,949)
Net loss	—	—	—	—		—	—	(9,943)	—	(9,943)
Common shares issued (note 13)	380	—	—	—		—	1	—	—	1
Preferred shares issued (note 13)	—	—	957,813	7,924		—	—	—	—	7,924
Share-based payments	—	—	—	—		—	197	—	—	197
Warrants issued (note 13)	—	—	—	—		89	(89)	—	—	—
Cumulative translation adjustment	—	—	—	—		—	—	—	(15)	(15)
Balance at June 30, 2019	1,176,362	$8	8,437,675	$76,457		$280	$31,056	$(109,640)	$(6,946)	$(8,785)
Net loss	—	—	—	—		—	—	(5,879)	—	(5,879)
Common shares issued (note 13)	—	—	—	—		—	35	—	—	35
Preferred shares issued (note 13)	—	—	1,124,813	9,275		—	—	—	—	9,275
Share-based payments	—	—	—	—		—	86	—	—	86
Cumulative translation adjustment	—	—	—	—		—	—	—	(2)	(2)
Balance at September 30, 2019	1,176,362	$8	9,562,488	$85,732		$280	$31,177	$(115,519)	$(6,948)	$(5,270)
The accompanying notes are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statement of Cash Flows
(US Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(14,714)	$(15,822)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	722	500
Amortization of intangible assets	69	732
Loss on disposal of asset	90	—
Right-of-use asset impairment	—	37
Interest accretion on debt and finance leases	808	556
Non-cash lease expense	(15)	—
Amortization of deferred financing costs	34	—
Unrealized foreign currency (loss)	(1)	(17)
Share-based compensation expense	235	283
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(243)	(269)
(Increase) in inventory	(224)	(337)
(Increase) in prepaid expenses and other current assets	(173)	(54)
Increase (decrease) in accounts payable	2,442	(165)
Increase in accrued expenses and other liabilities	—	28
(Decrease) in contract liability	(4,694)	(251)
Net cash used in operating activities	(15,664)	(14,779)
Cash flows from investing activities:
Purchase of property, plant and equipment	(431)	(416)
Net cash used in investing activities	(431)	(416)
Net cash flows from financing activities:
Issuance of debt	8,118	—
Issuance of preferred shares	788	17,199
Issuance of common shares	50	35
Proceeds from PPP loan	341	—
Deferred financing costs	(58)	—
Warrant issued	162	—
Payments on financing lease obligations	(8)	—
Net cash provided by financing activities	9,393	17,234
Net (decrease) increase in cash, cash equivalents, and restricted cash	(6,702)	2,039
Cash, cash equivalents, and restricted cash at beginning of period	8,849	3,811
Cash, cash equivalents, and restricted cash at end of period	$2,147	$5,850
Supplemental cash flow disclosures:
Cash paid for operating lease payments	$531	$351
Supplemental noncash investing and financing activities:
Operating lease assets obtained in exchange for operating lease liabilities	$470	$302
Property acquired through finance lease obligations	$154	$—
Purchases of property, plant and equipment in accounts payable	$105	$8
The accompanying notes are an integral part of these financial statements.

NOTE 1 - NATURE OF OPERATIONS
MedAvail, Inc. ("MedAvail" or “the Company”) is a telehealth-enabled pharmacy technology company that has developed and commercialized an innovative self-service pharmacy, mobile application, kiosk and drive-thru solution. MedAvail's principal technology and product is the MedCenter, a pharmacist controlled, customer-interactive, prescription dispensing system akin to a “pharmacy in a box” or prescription-dispensing ATM. The MedCenter facilitates live pharmacist counselling via two-way audio-video communication with the ability to dispense prescription medicines under pharmacist control. MedAvail also operates SpotRx (the “Pharmacy”), a full-service retail pharmacy utilizing the Company’s automated pharmacy technology.
NOTE 2 - GOING CONCERN
The consolidated financial statements for the three and nine months ended September 30, 2020 and 2019 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be required to liquidate its assets. The ability of the Company to meet its total liabilities of $27.9 million at September 30, 2020, including $13.0 million of convertible debt due in 2021 and $8.4 million of convertible debt due in 2020, and to continue as a going concern is dependent upon the availability of future funding, continued growth in orders, and the Company’s ability to profitably meet its after-sale service commitments with its existing customers. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Relevant accounting standards require that management make a determination as to whether or not substantial doubt exists as to our ability to continue as a going concern. If substantial doubt does exist management should determine if there are plans in place which alleviate that doubt. Management has determined that there is not substantial doubt as to the Company’s ability to continue as a going concern. The Company has received $83.9 million cash (before expenses related to the offering and merger) from private placement financing related to the reverse merger discussed in Note 3, and which funding will convert into common equity immediately subsequent to the merger. The net cash from the offering and merger will provide liquidity for the Company to support operations and growth for longer than the next 12 months.
NOTE 3 - BASIS OF PRESENTATION
Basis of Presentation
The accompanying unaudited consolidated financial statements of MedAvail, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Such financial statements consequently do not include all of the disclosures normally required by U.S. GAAP for annual financial statements or those normally made in MedAvail’s annual financial statements, including the condensed consolidated balance sheet as of December 31, 2019 which was derived from the audited consolidated financial statements at that date. Accordingly, readers of these quarterly financial statements should refer to the Company’s annual financial statements for the fiscal year ended December 31, 2019 for additional information. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of the Company's financial position, results of operations and cash flows for the periods indicated.
The preparation of the consolidated financial statements and related disclosures require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, revenue recognition, contract loss accruals, excess, slow-moving and obsolete inventories, product warranty accruals, loss accruals on service agreements, share-based compensation expense, allowance for doubtful accounts, depreciation and amortization and in-process research and development intangible assets, impairment of long-lived assets and contingencies. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are deemed to be necessary.

Amounts presented in these consolidated financial statements are in United States dollars unless otherwise indicated.
Correction of an Error
During the three months ended September 30, 2020, management determined that there was an error in the first and second quarter of 2020. Specifically, Direct and Indirect Remuneration (DIR) fees associated with medications dispensed in the first and second quarters of 2020 were not appropriately estimated and expensed. For the six months ended June 30, 2020, those DIR fees totaled $182 thousand, with $80 thousand for the three months ended March 31, 2020 and $102 thousand for the three months ended June 30, 2020. The interim consolidated financial statements for the first and second quarter of 2020 will be revised to correct this error when these periods are presented as comparatives to the first and second quarter of 2021.
Corrections made to the six months ended June 30, 2020 (in thousands, except per share):

	As Previously Reported	Revision	After Revision
Total sales	$3,905	$(182)	$3,723
Gross margin	$608	$(182)	$426
Income tax	$—	$—	$—
Net loss	$(12,044)	$(182)	$(12,226)
Loss per share	$(8.03)	$(0.12)	$(8.15)
Merger Agreement and Private Placement Financing
On June 30, 2020, MYOS RENS Technology Inc., a Nevada corporation (“MYOS”), and MedAvail, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among MYOS, MedAvail, and Matrix Merger Sub, Inc., a newly-created wholly-owned subsidiary of MYOS (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into MedAvail, with MedAvail being the surviving corporation and a wholly-owned subsidiary of MYOS (the “Merger”). The Boards of Directors of MYOS and MedAvail have both approved the Merger and have recommended approval of the Merger by their respective shareholders.
Immediately prior to the merger, Private Placement Shares were sold to certain subscribers in a total of $83.9 million. These shares will convert to common shares of the Post-Merger Public Company shares immediately following the merger.
At the effective time of the Merger (the “Effective Time”): (a) each share of MedAvail’s common stock and each share of MedAvail’s preferred stock outstanding immediately prior to the Effective Time, excluding any dissenting shares, will be automatically converted solely into the right to receive a number of shares of MYOS common stock (“MYOS Common Stock”) calculated according to the exchange ratio described below; (b) each outstanding MedAvail stock option that has not been exercised prior to the Effective Time will be assumed by MYOS; and (c) each outstanding warrant to acquire MedAvail capital stock that has not been exercised prior to the Effective Time will be assumed by MYOS. Under the exchange ratio formula in the Merger Agreement, as of immediately after the Merger, the former MedAvail security holders are expected to own approximately 97.2% of the aggregate number of fully-diluted shares of MYOS Common Stock outstanding following the consummation of the Merger (the “Post-Closing Shares”), and the shareholders of MYOS immediately prior to the Merger are expected to own approximately 2.8% of the Post-Closing Shares, subject to the adjustments set forth in the Merger Agreement. The exchange ratio will be fixed prior to the closing of the Merger to reflect MYOS’s and MedAvail’s respective capitalizations as of immediately prior to the Effective Time. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Immediately following the Merger, the name of the post-merger combined company (the “Post-Merger Combined Company”) is expected to be changed from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.” The Merger Agreement provides that the Board of Directors of the Post-Merger Combined Company will consist of members who are currently directors of MedAvail. The executive officers of the Post-Merger Combined Company will be designated by MedAvail, and are expected to be MedAvail’s current executive officers.
Principles of consolidation
The consolidated financial statements include the accounts of all entities controlled by the Company, which are referred to as subsidiaries. MedAvail Technologies Inc., MedAvail Technologies (US) Inc., MedAvail Pharmacy Inc. and On the Spot Rx. Inc. are all subsidiaries of MedAvail. MedAvail has no interests in variable interest entities of which MedAvail is the primary beneficiary. All intercompany balances and transactions have been eliminated.
Government Grants
The Company accounts for government grants and loans as debt until it is reasonably assured that all or a portion of the loan will be forgiven, often indicated by a notice received from the government agency in question that the amount has been forgiven. At that time, the amount that is forgiven is converted from debt and recognized as grant income. The Company does not impute interest on that loan, if the rate is determined to be a below-market rate due to the scope exemption for government-mandated interest rates.
Lease Revenue
MedAvail provides its MedCenter units to customers on a contract that includes use of the MedCenter, along with a software license and maintenance agreement. Agreements for such leases to date have been determined to be operating leases and have been recorded following lessor guidance for operating leases. The portion of the consideration in the contract related to the MedCenter is considered lease revenue and the MedCenters leased to customers are carried on the Company’s balance sheets as fixed assets and depreciated. For the three and nine months ending September 30, 2020, lease revenue was $115 thousand and $343 thousand, respectively, within the Pharmacy and hardware revenues financial statement line on the Statement of Operations.
Pharmacy Revenue
The Company recognizes revenue, net of taxes and expected returns, at the time it sells merchandise or dispenses prescription drugs to the customer. The Company estimates revenue based on expected reimbursements from third-party payers (e.g., pharmacy benefit managers, insurance companies and governmental agencies), net of any fees from such payers, for dispensing prescription drugs. The estimates are based on all available information including historical experience and are updated to actual reimbursement amounts.
Recently Adopted Accounting Standards
Disclosure Requirements for Certain Employer-Sponsored Benefit Plans
In August 2018, the FASB issued ASU 2018-14 related to the disclosure requirements for employers that sponsor defined benefit pension and other postretirement benefit plans. The guidance requires sponsors of these plans to provide additional disclosures, including weighted-average interest rates used in the Company’s cash balance plans and a narrative description of reasons for any significant gains or losses impacting the benefit obligation for the period. Additionally, this guidance eliminates certain previous disclosure requirements. This ASU will be effective beginning in the first quarter of our fiscal year 2020. This guidance must be applied on a retrospective basis to all periods presented. The Company sponsors a 401K retirement plans for its employees with no company match, but does not currently offer defined benefit pension or other postretirement plans, therefore the guidance did not have an effect on the Company’s disclosures.
Fair Value Measurement Disclosures
In August 2018, the FASB issued ASU 2018-13 related to fair value measurement disclosures. This ASU removes the requirement to disclose the amount of and reasons for transfers between Levels 1 and 2 of the fair value hierarchy, the policy for determining that a transfer has occurred, and valuation processes for Level 3 fair value measurements. Additionally, this ASU modifies the disclosures related to the measurement uncertainty for recurring Level 3 fair value measurements (by removing the requirement to disclose sensitivity to future changes) and the timing of liquidation of investee assets (by removing the timing requirement in certain instances). The guidance also requires new disclosures for Level 3 financial assets and liabilities, including the amount and location of unrealized gains and losses recognized in other comprehensive income/(loss) and additional information related to significant unobservable inputs used in determining Level 3 fair value measurements. This ASU is effective beginning in the first quarter of our fiscal year 2020. There was no material impact to our financial statement disclosures as a result of adopting the provisions related to removing disclosures.
Implementation Costs Incurred in Hosted Cloud Computing Service Arrangements
In August 2018, the FASB issued ASU 2018-15 related to accounting for implementation costs incurred in hosted cloud computing service arrangements. Under the new guidance, implementation costs incurred in a hosting arrangement that is a service contract should be expensed or capitalized based on the nature of the costs and the project stage during which such costs are incurred. If the implementation costs qualify for capitalization, they must be amortized over the term of the hosting arrangement and assessed for impairment. Companies must disclose the nature of any hosted cloud computing service arrangements. This ASU also provides guidance for balance sheet and income statement presentation of capitalized implementation costs and statement of cash flows presentation for the related payments. This ASU was effective beginning in the first quarter of the Company’s fiscal year 2020. This guidance may be adopted either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company prospectively adopted this guidance and it did not have a significant impact on our financial statements and related disclosures.
Distinguishing Liabilities from Equity
In July 2017, the FASB issued ASU No. 2017-11 – “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815) Part I. Accounting for Certain Financial Instruments with Down Round Features and II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception.” Part I applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down round features. Part II simply replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC Topic 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. This ASU is effective for public companies for the annual reporting periods beginning after December 15, 2018, and interim periods within those annual periods, with early adoption permitted. The Company adopted this guidance on January 1, 2019. The adoption of this guidance did not have a significant impact on our financial statements and related disclosures.
Recently Issued Accounting Standards Not Yet Adopted
Measurement of Credit Losses on Financial Statements
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326)”-Measurement of Credit Losses on Financial Instruments”, (“ASU 2016-13”), supplemented by ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses”, (“ASU 2018-19”). The new standard requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 became effective for Public Business Entities who are SEC filers for fiscal years beginning after December 15, 2019, other than smaller reporting companies, all other public business entities and private companies, with early adoption permitted. For those entities excluded, ASU 2016-13 will become effective for fiscal years beginning after December 15, 2023. MedAvail is currently evaluating the impact ASU 2016-13 and ASU 2018-19 will have on its consolidated financial statements, specifically regarding trade receivables.

Debt with Conversion and Other Options
In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity's Own Equity (Subtopic 815-40)-Accounting For Convertible Instruments and Contracts in an Entity's Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for annual and interim periods beginning after December 15, 2021, and early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is currently evaluating the impact that this new guidance will have on its consolidated financial statements and related disclosures
Simplifying the Accounting for Income Taxes
In December 2019, the FASB issued ASU 2019-12 to simplify the accounting in ASC 740, Income Taxes. This guidance removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This guidance also clarifies and simplifies other areas of ASC 740. This ASU will be effective beginning in the first quarter of our fiscal year 2021. Early adoption is permitted. Certain amendments in this update must be applied on a prospective basis, certain amendments must be applied on a retrospective basis, and certain amendments must be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. The Company is currently evaluating the impact this ASU will have on its financial statements and related disclosures as well as the timing of adoption.
NOTE 4 - EARNINGS PER SHARE
Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares plus the effect of dilutive potential common shares outstanding during the period. A total of 93,818 warrants were included in the weighted average shares outstanding as of their issuance date of May 9, 2018 due to their exercise price. Additionally, 245,755 and 67,379 warrants issued on February 11, 2020 and June 29, 2020, respectively, were included in weighted average shares outstanding due to their exercise price. During the three and nine months ended September 30, 2020 and 2019, there was no potential dilution from stock options or other warrants due to the Company’s net loss position. The following table sets forth the computation of basic and diluted earnings per share.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss - basic and diluted	$(2,488)	$(5,879)	$(14,714)	$(15,822)
Weighted average shares - basic and diluted	1,623,235	1,285,027	1,535,080	1,274,937
Net loss per share - basic and diluted	$(1.53)	$(4.58)	$(9.59)	$(12.41)
For the three and nine months ended September 30, 2020 there were a weighted average of 2.2 million option awards outstanding that were not included in the diluted shares calculation. For the three and nine months ended September 30, 2019 there were a weighted average of 1.6 million option awards outstanding that were not included in the diluted shares calculation. This is due to the fact that their inclusion would have been antidilutive and/or because there was a net loss for the period.

NOTE 5 - FAIR VALUE MEASUREMENTS
As of September 30, 2020 and December 31, 2019, our assets and liabilities that were accounted for at fair value were cash and cash equivalents and restricted cash. As of December 31, 2019, liabilities to issue warrants in exchange for a service provided was also accounted for at fair value.
Fair value measurements are categorized in one of the following three levels based on the lowest level input that is significant to the fair value measurement in its entirety:
Level 1- Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2- Observable inputs other than quoted prices in active markets for identical assets or liabilities include:
•quoted prices for similar assets or liabilities in active markets;
•quoted prices for identical or similar assets or liabilities in inactive markets;
•inputs other than quoted prices that are observable for the asset or liability;
•inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
Level 3- Inputs to the valuation methodology are unobservable (i.e., supported by little or no market activity) and significant to the fair value measure. The liability to issue warrants as of December 31, 2019 was valued using the Black Scholes model using the same inputs used to value other stock related issues. The liability was presented as Other Liabilities as of December 31, 2019. The liability was settled during the second quarter of 2020. See Note 13 for more details.
Assets and liabilities measured at fair value on a recurring basis were as follows:

		Fair Value Hierarchy
	September 30, 2020	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$2,090	$2,090	$—	$—
Restricted cash	57	57	—	—
Total assets	$2,147	$2,147	$—	$—

		Fair Value Hierarchy
	December 31, 2019	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$8,791	$8,791	$—	$—
Restricted cash	58	58	—	—
Total assets	8,849	8,849	—	—
Liabilities to issue warrants	$448	$—	$—	$448

NOTE 6 - BALANCE SHEET INFORMATION
Accounts Payable and Accrued Liabilities
The following table presents details of accounts payable and accrued liabilities:

	September 30,	December 31,
	2020	2019
Accounts payable and accrued liabilities:
Payroll	$1,780	$1,432
Legal expense accruals	1,879	119
Trade accounts payable	631	409
Other accrued liabilities	549	385
Total accounts payable and accrued liabilities	$4,839	$2,345
Inventory
The following table presents detail of inventory balances:

	September 30,	December 31,
	2020	2019
Inventory:
Raw materials	$337	$344
Finished goods	2,540	3,739
Pharmacy	778	511
Total inventory	$3,655	$4,594
At September 30, 2020, the Company had a balance of approximately $17 thousand in reserve for obsolescence of inventory.
During the three and nine months ended September 30, 2020, $1.9 million and $4.9 million, respectively, of inventory was recognized as pharmacy and hardware cost of sales on the consolidated statement of operations.
Property, Plant and Equipment
The Company’s principal technology product offering is the MedCenter, an interactive prescription dispensing kiosk unit that, when used in combination with the Company’s proprietary software, connects customers live with a pharmacist. MedCenter equipment includes all of the necessary hardware and components that are required to be installed at the kiosk site in order to provide a functional MedCenter kiosk.

The following tables present property, plant and equipment balances:

	September 30, 2020
	Cost	Accumulated Depreciation	Net
Property, plant and equipment:
MedCenter equipment	$4,359	$1,541	$2,818
Leasehold improvements	762	556	206
IT equipment	2,127	1,745	382
Software	1,701	1,585	116
Office furniture and equipment	317	224	93
Vehicles	54	24	30
General plant and equipment	310	292	18
Total property, plant and equipment	$9,630	$5,967	$3,663

	December 31, 2019
	Cost	Accumulated Depreciation	Net
Property, plant and equipment:
MedCenter equipment	$3,303	$1,139	$2,164
Leasehold improvements	666	444	222
IT equipment	2,151	1,975	176
Office furniture and equipment	282	203	79
Vehicles	54	18	36
General plant and equipment	310	284	26
Total property, plant and equipment	$6,766	$4,063	$2,703
The Company recognized $722 thousand of depreciation for the nine months ended September 30, 2020, $147 thousand of which was depreciation in cost of sales.
Intangible Assets
The following table presents intangible asset balances:

	September 30,	December 31,
	2020	2019
Gross intangible assets:
Intellectual property	$3,857	$3,857
Website and mobile application	583	583
Software[1]	—	1,582
Total intangible assets	4,440	6,022
Accumulated Amortization:
Intellectual property	(3,857)	(3,857)
Website and mobile application	(580)	(513)
Software[1]	—	(1,582)
Total intangible assets	(4,437)	(5,952)
Total net book value	$3	$70
1. The Company determined that certain Software assets were improperly classified as intangible assets at December 31, 2019, and subsequently reclassified these assets as Property, Plant and Equipment assets at September 30, 2020.

The following table presents amortization of intangible assets for the next five years:

September 30, 2020
2020 (remainder of year)	$3
2021	—
2022	—
2023	—
2024	—
2025	—
Thereafter	—
Total amortization	3
NOTE 7 - LEASES
As discussed in Note 3, the Company adopted new guidance (ASU 2016-02, and subsequent accounting standards updates) for the accounting and reporting of leases, on January 1, 2019. Pursuant to the transition guidance in ASC 842, the Company elected a package of practical expedients which allowed us to not reassess whether our current contracts contain leases, and to retain historical lease classifications for our current leases.
Under ASC 842 transition guidance, the Company elected the hindsight practical expedient to determine the lease term for existing leases, which allowed us to consider available information prior to the effective date of the new guidance as to the actual or likely exercise of options to extend or terminate the lease.
Our accounting policy deems leases with an initial term of 12 months or less short-term leases and such leases are not recorded on our balance sheet. We recognize lease expense for short-term lease payments on a straight-line basis over the term of the lease.
Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized based on the present value of lease payments over the lease term. Because most of our leases do not include an implicit discount rate, we use our incremental borrowing rate to calculate the present value of lease payments. As a practical expedient, the Company made an accounting policy election not to separate lease components (e.g. payments for rent, real estate taxes and insurance costs) from non-lease components (e.g. common-area maintenance costs). As a result, the Company includes both lease and non-lease components to calculate the right-of-use asset and related lease liability (if the non-lease components are fixed).
Certain of the Company’s lease agreements contain variable lease payments that are adjusted periodically for inflation or to adjust estimated amounts for actual operating expenses; these variable amounts are not material. Sublease income is being generated for certain properties and we record our liability separately from those expected inflows. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
We maintain operating leases primarily for manufacturing facilities, research and development facilities, and corporate offices, and finance leases for certain computer equipment. Lease terms include options to extend or terminate leases when it is reasonably certain that the Company will exercise those options. Real estate leases for facilities have an average remaining lease term of 2 – 3 years, which include options to extend the leases for up to two years where applicable.
When no interest rate is stated in a lease, we determine the rate implicit in a lease by using recent borrowing rates, or other methods we think most closely represents our incremental borrowing rate.
We analyze new contracts to determine whether they include leased assets; such leases are referred to as embedded leases. When evaluating contracts for embedded leases, the Company exercises judgment to determine if there is an explicitly or implicitly identified asset in the contract and if MedAvail controls the use of that asset.

Our embedded leases, which are primarily associated with contract manufacturing organizations, are not material.
The Company earns income from the sublease of certain properties. Sublease income for the three and nine months ended September 30, 2020 was $24 thousand and $56 thousand, respectively.
Operating lease expense was $552 thousand and $521 thousand for the nine months ended September 30, 2020 and 2019, respectively, and $196 thousand and $188 thousand for the three months ended September 30, 2020 and 2019, respectively. Supplemental balance sheet information related to operating leases is as follows:
Balance sheet amounts and maturities of operating and finance lease liabilities are as follows:

	September 30,	December 31,
	2020	2019
Assets	$1,072	$1,050
Liabilities:
Operating:
Current	597	526
Long-term	491	565
Finance:
Current	47	—
Long-term	82	—
Total liabilities	$1,217	$1,091

	September 30,	December 31,
	2020	2019
Finance leases:
Weighted-average remaining lease term (years)	2.7	—
Weighted-average discount rate	9.8%	—
Operating leases:
Weighted-average remaining lease term (years)	2.3	2%
Weighted-average discount rate	6.0%	6.0%
Maturities of operating leases liabilities are as follows:

September 30, 2020
2020 (remainder of year)	$192
2021	577
2022	246
2023	118
2024	73
2025	6
Thereafter	—
Total lease payments	1,212
Less: imputed interest	124
Total leases	$1,088

Maturities of finance lease liabilities are as follows:

September 30, 2020
2020 (remainder of year)	$15
2021	59
2022	59
2023	23
2024	—
2025	—
Thereafter	—
Total finance lease payments	156
Less: imputed interest	20
Total leases	$136
NOTE 8 - DEBT
The following table presents debt balances at September 30, 2020 and December 31, 2019.

	September 30,	December 31,
	2020	2019
Convertible promissory note due March 2021	$13,035	$12,476
Convertible promissory note due December 2020	8,366	—
PPP loan	342	—
Total debt	21,743	12,476
Less Short-term debt	21,743	—
Long-term debt	$—	$12,476
Interest expense incurred for the three and nine months ended September 30, 2020 and 2019 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Short-term - including accretion	$457	$179	$913	$556
Other interest (income)	(2)	(10)	(17)	(28)
Total interest expense	$455	$169	$896	$528
On March 23, 2016, the Company and a significant customer and investor entered into a subordinated secured convertible promissory five-year note agreement for $10.0 million. This note is convertible into common shares at the holder’s option. Interest of 6% is accumulated and payable on the maturity date at the Company’s option. Unpaid interest is added to the outstanding principal.
Note Offering
On May 26, 2020, the Company completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes and warrants on a pro rata basis with their existing investments in the Company’s preferred stock. Cash received for the notes and warrants issued through September 30, 2020, was $8.2 million. The note accrues interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of December 31, 2020. After September 30, 2020, the maturity date of the note was extended to June 30, 2021. Financing under this agreement for the three months ending September 30, 2020 totaled $407 thousand.

PPP Loan
On May 14, 2020, the Company entered into a Promissory Note with HSBC Bank, which provides for a loan in the amount of $341 thousand (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Promissory Note contains events of default and other provisions customary for a loan of this type. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses, including certain payroll costs, group health care benefits and other permitted expenses as described in the CARES Act. MedAvail intends to use the entire PPP Loan amount for qualifying expenses and to apply for forgiveness of the loan in accordance with the terms of the CARES Act. Management has determined that it is likely that the Company will meet the qualifications necessary for forgiveness and has submitted the required paperwork to apply for forgiveness.
NOTE 9 - REVENUE AND SEGMENT INFORMATION
Disaggregated revenue for the three and nine months ended September 30, 2020 and 2019 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Service Revenues:
Other revenue	$3,185	$—	$3,184	$—
Software	15	—	25	208
Maintenance and support	17	20	40	83
Professional services	2	—	4	—
Installation	—	10	28	10
Total service revenues	3,219	30	3,281	301
Pharmacy and hardware revenues:
Retail pharmacy revenue	2,185	857	5,196	1,910
Lease revenue	115	39	343	99
Hardware sales	1,626	—	2,048	—
Total pharmacy and hardware revenues	3,926	896	7,587	2,009
Total revenue	$7,145	$926	$10,868	$2,310
The Company has the following two reportable segments:
Pharmacy Technology Segment
The pharmacy technology segment consists of sales of MedPlatform Systems to customers. These agreements include providing the MedCenter prescription dispensing kiosk, software, and maintenance services. Agreements can be for a predetermined period of time, or indefinite. This generally includes either an initial lump sum payment upon installation of the MedCenter with monthly payments for software and services following, or monthly payments for the MedCenter along with monthly payments for software and maintenance services.
During September 2020, the Company and its significant customer agreed that MedAvail had no further obligation to the customer and therefore would have no additional deliverables related to the $4.7 million of contract liability balance maintained as of June 30, 2020. The Company recognized $4.7 million of contract revenue during the three months ended September 30, 2020. The $4.7 million of contract revenue was recorded as $1.5 million of hardware sales revenue and $3.2 million of other revenue for contract obligations for software programming and hardware development that were in progress but not completed.

Retail Pharmacy Services Segment
Retail pharmacy services segment revenue consists of products sold directly to consumers at the point of sale. MedAvail recognizes retail pharmacy sales revenue, net of taxes and expected returns, at the time it sells merchandise or dispenses prescription drugs to the customer. The Company estimates revenue based on expected reimbursements from third-party payers (e.g., pharmacy benefit managers, insurance companies and governmental agencies) for dispensing prescription drugs. The estimates are based on all available information including historical experience and are updated to actual reimbursement amounts.
The following table presents revenue and costs of sales by segment:

	Pharmacy Technology	Retail Pharmacy Services	Total
Three Months Ended September 30, 2020
Revenues	$4,959	$2,186	$7,145
Cost of sales	120	2,042	2,162
Gross profit	$4,839	$144	$4,983
Nine Months Ended September 30, 2020
Revenues	$5,672	$5,196	$10,868
Cost of sales	400	5,059	5,459
Gross profit	$5,272	$137	$5,409
Three Months Ended September 30, 2019
Revenues	$69	$857	$926
Cost of sales	22	701	723
Gross profit	$47	$156	$203
Nine Months Ended September 30, 2019
Revenues	$400	$1,910	$2,310
Cost of sales	61	1,561	1,622
Gross profit	$339	$349	$688
For the nine months ended September 30, 2020 and 2019, the Company had one customer that accounted for 10% or more of segment revenues.
The following table presents assets and liabilities by segment:

	Pharmacy Technology	Retail Pharmacy Services	Corporate	Total
September 30, 2020
Assets	$5,557	$5,167	$993	$11,717
Liabilities	$2,688	$1,883	$23,338	$27,909
December 31, 2019
Assets	$9,104	$3,702	$5,197	$18,003
Liabilities	$7,174	$994	$12,996	$21,164

NOTE 10 - OTHER OPERATING EXPENSES
Other operating expenses are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Other operating expenses:
Wages and salaries	$4,063	$3,781	$11,531	$9,664
Pharmacy operations	78	96	187	279
Depreciation of property, plant and equipment	212	181	575	468
Research and development	18	44	139	172
Amortization of intangible assets	12	221	69	733
Foreign exchange loss	(7)	(9)	34	(38)
Total other operating expenses	$4,376	$4,314	$12,535	$11,278
NOTE 11 - INCOME TAXES
The provision for income taxes in the consolidated statement of loss and comprehensive loss represents an effective rate different from the US statutory tax rate for the following reasons:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Loss before income taxes	$(2,488)	$(5,879)	$(14,714)	$(15,822)
Income tax recovery at statutory rate (21%)	(522)	(1,235)	(3,090)	(3,323)
Increase resulting from:
Effect of foreign tax rate	121	(193)	(117)	(502)
Unrecognized deferred tax asset	450	1,098	3,109	3,253
Permanent and other differences	(49)	330	98	572
Provision for income taxes	$—	$—	$—	$—
The Company has approximately $2.2 million of non-capital losses in Canada that can be used to reduce taxable income in future years. These losses will begin to expire in the year 2032. In the United States, MedAvail has approximately $32.9 million of net operating losses that can also be used to reduce taxable income in future years. These losses will begin to expire in the year 2032.
NOTE 12 - COMMITMENTS AND CONTINGENCIES
Legal
There are no known legal claims pending as at the date of the consolidated financial statements.
Purchase Commitments
As of September 30, 2020, MedAvail did not have any minimum purchase commitments that were material to its consolidated financial statements.
Vendor Concentration Risk
One of the Company’s suppliers accounted for 29% of its purchases during the nine months ended September 30, 2020. A disruption of the relationship could have a significant impact on the Company.

NOTE 13 - REDEEMABLE PREFERRED STOCK, DEFICIT AND SHARE-BASED COMPENSATION EXPENSE
Temporary Equity
All preferred stock is redeemable at the option of the holder, but not mandatorily redeemable, therefore it is classified as mezzanine equity and recognized at the fair value as of the date of issuance (the proceeds on the date of issuance).
The Company has 16,638,421 authorized preferred shares, with a normal or par value of $0.001 per share. Pursuant to the terms of the Series E financing agreement, if a shareholder elected to participate in the financing, they were granted a number of conversion shares that were exchanged into the number of shares of such series of preferred stock equal to the number of shares held by such shareholder immediately prior to the common share conversion. Additionally, Series C, Series D and Series E preferred shares are subject to a full-ratchet anti-dilution adjustment until the earlier of the three-year anniversary of the initial Series E issuance date or the first equity financing at a price greater than the Series E original purchase price, with aggregate gross proceeds of greater than $10 million. The final closing of the first tranche of the Series E financing round occurred in June 2018, with additional tranches occurring in March, July and December 2019.
The following table presents changes in preferred shares outstanding for the nine months ended September 30, 2020 and 2019:

	Preferred Shares
	Shares	Amount
Balance at December 31, 2019	10,500,440	$93,484
Issued	102,777	788
Balance at June 30, 2020	10,603,217	94,272
Issued	2	—
Balance at September 30, 2020	10,603,219	$94,272

	Preferred Shares
	Shares	Amount
Balance at December 31, 2018	7,479,862	$68,533
Issued	957,813	7,924
Balance at June 30, 2019	8,437,675	76,457
Issued	1,124,813	9,275
Balance at September 30, 2019	9,562,488	$85,732
Series E Stock issue
During February 2020, the Company issued 102,777 Series E Preferred Shares to certain existing investors who purchased these shares. Additionally, these parties received a total of 10,278 warrants to purchase common shares.

The following table presents the amount of preferred shares outstanding by series:

	September 30,	December 31,
	2020	2019
Preferred shares outstanding:
Series A	1,175,544	1,175,544
Series B	2,222,886	2,222,886
Series C	1,634,249	1,634,249
Series D	502,630	502,630
Series E	5,067,910	4,965,131
Total preferred shares outstanding	10,603,219	10,500,440
Common shares
The Company has 24,000,000 authorized common shares, with a nominal or par value of $0.001 per share. In connection with the initial closing of the Series E preferred share financing that occurred on December 20, 2017, each series of outstanding preferred shares was converted into common shares. The Company then effected a 7 to 1 reverse stock split on the common shares.
Additionally, if a shareholder held common shares immediately prior to the conversion, then, for each share of Series E Preferred Stock purchased in the financing, the shareholder could exchange one share of common for two shares of common (i.e., a net gain of one additional common share). All references in the consolidated financial statements to the number of shares outstanding and stock option data of common stock have been restated to reflect the effect of the reverse stock split for all periods presented.
Liquidation Rights
In the event of any liquidation or dissolution of the Company, the holders of common stock are entitled to the remaining assets of the Company legally available for distribution after the payment of the full liquidation preference for all series of outstanding redeemable convertible preferred stock.
Dividend and Voting Rights
The holders of common stock are entitled to receive dividends if and when declared by the Company, but not until all dividends on redeemable convertible preferred stock have been either (i) paid or (ii) declared and the Company has set aside funds to pay those dividends declared. Holders of common stock have the right to one vote per share.
Share-based compensation
2018 Plan
In September 2018, the Company adopted the 2018 MedAvail Equity Incentive Plan (the “2018 Plan”), which provides for the granting of stock options to service providers of the Company. As part of the adoption of the 2018 Plan, the Company provided the option for all eligible service providers to exchange their options held under the 2012 MedAvail Stock Option Plan (the “2012 Plan”), as of the exchange date for new options under the 2018 Plan, at an exchange ratio of 1:5. All vesting schedules were maintained on exchange.
A total of 53 eligible service providers participated in the exchange, which resulted in the exchange of 239,181 options under the 2012 Plan for 1,269,180 options under the 2018 Plan. The exchange resulted in $0.7 million of one-time incremental compensation cost for 2018.

2012 Plan
The 2012 MedAvail Stock Option Plan was modified on the date the 2018 Plan was adopted to no longer permit granting of options under the plan. As of December 31, 2019, there are 19,800 options that remained outstanding under this plan. Options granted under the 2012 Plan that were not exchanged to options under the 2018 Plan will remain subject to the terms of the 2012 Plan.
The maximum number of shares to be granted under the 2018 plan is 1,972,530. In accordance with the plan, the exercise price of each option is based on the fair value of common shares on the date of the grant. An option’s term is determined at the discretion of the Board of Directors, not to exceed ten years. Unless otherwise stated, the consolidated financial statements reflect 1/48 of the option vesting each month over a four-year vesting period.
During 2019, the Company granted 376,500 new options to service providers at an exercise price of $2.15 CAD. The exercise price of these options was established as the fair value of the common shares pursuant to a S.409A valuation performed by Timan, LLC at the request of the Board of Directors. The estimated fair value of the options was determined by the Black-Scholes valuation model.
On April 24, 2020, the Company granted 351,402 options to employees. The options had an exercise price of $2.15 CAD, a term of 10 years and an average fair value per option of $4.32. The exercise price of these options was established as the fair value of the common shares pursuant to a S.409A valuation performed by Timan, LLC at the request of the Board of Directors. The estimated fair value of the options was determined by the Black-Scholes valuation model.
Warrants
On March 4, 2019, the Company issued a warrant to purchase up to 228,816 common shares. The per share exercise price was set at $11.00 CAD. The warrant expires at the earlier of (i) June 1, 2025, (ii) acquisition, or (iii) initial public offering.
On March 4, 2019, the Company issued warrants to purchase up to 206,518 common shares in conjunction with the sale of Series E preferred shares. The per share exercise price was set at $2.63 CAD. The issuance occurred over several dates covering multiple tranches.
On March 4, 2019, the Company issued warrants to purchase up to 95,524 common shares in conjunction with the sale of Series E preferred shares. The per share exercise price was set at $1.98 USD.
On February 11, 2020, the Company issued warrants to purchase up to 13,054 common shares in conjunction with the sale of Series E preferred shares. The per share exercise price was set at $1.98 USD.
On February 11, 2020, the Company issued warrants to purchase up to 245,755 common shares to a service provider as payment for services, settling an accrued liability. The per share exercise price was set at $0.01 USD.
On May 25, 2020, the Company issued warrants to purchase 91,551 common shares in conjunction with the issuance of a promissory note in the amount of $7.6 million. The per share exercise price was set at $1.98 USD.
On June 4, 2020, the Company issued warrants to purchase 12,791 common shares to a service provider as payment for services. The per share exercise price was set at $1.98 USD.
On June 9, June 10, and June 17, 2020, the Company issued a total of 2,187 warrants to purchase 2,187 common shares in conjunction with additional promissory notes totaling $181 thousand. The per share exercise price was set at $1.98 USD.
On June 29, 2020, the Company issued warrants to purchase up to 67,379 common shares to a service provider as payment for services, settling an accrued liability. The per share exercise price was set at $0.01 USD.
During the three months ended September 30, 2020, the Company issued warrants to purchase up to 4,835 common shares in conjunction with additional promissory notes totaling $400 thousand.

Warrants issued were as follows:

Nine Months Ended September 30, 2020
Issue Date	Amount	Term (years)	Strike Price
2/11/2020	13,054	10	$1.98
2/11/2020	245,755	10	$0.01
2/19/2020	5,440	10	$1.98
5/26/2020	91,551	10	$1.98
6/4/2020	12,791	10	$1.98
6/9/2020	1,330	10	$1.98
6/10/2020	604	10	$1.98
6/17/2020	253	10	$1.98
6/29/2020	67,379	10	$0.01
7/2/2020	1,813	10	$1.98
8/14/2020	1,209	10	$1.98
8/21/2020	1,813	10	$1.98
NOTE 14 - SUBSEQUENT EVENTS
Management has evaluated events and circumstances subsequent to the balance sheet date through November 18, 2020 to determine if any of those events or circumstances would warrant changes to the financial statements or require additional disclosure.
During October 2020, the Company received an additional amount under the convertible notes and warrants offering originally closed on May 26, 2020 as discussed in Note 8. Additional financing received under the agreement totaled $4.5 million, and the maturity date of the notes was extended to June 30, 2021.
On November 18, 2020, in connection with MYOS’s engagement of H.C. Wainwright & Co., LLC (“HCW”) as a financial advisor with respect to the Merger, the Company issued a Warrant (the “Warrant”) to HCW to purchase up to an aggregate of 58,518 shares (the “Warrant Shares”) of Common Stock. The right to purchase Warrant Shares expires on November 18, 2025.
The Company has incurred expenses related to the reverse merger transaction discussed in Note 3. Through September 30, 2020, $2.6 million of expenses were incurred related to the transaction, and an additional $5.8 million has been incurred through November 18, 2020.
As previously disclosed, in connection with the Business Combination, MedAvail entered into a securities purchase agreement, dated October 9, 2020, with accredited investors, including certain healthcare focused retail and institutional investors, as well as certain existing investors in MedAvail, pursuant to which the investors agreed to purchase, and MedAvail agreed to sell to the investors, an aggregate of 11,317,611 shares of MedAvail common stock (the “Private Placement Shares”), including 9,789,955 shares of MedAvail common stock to cash purchasers for an aggregate purchase price of $83.9 million, and 1,527,656 shares of Medavail common stock to certain holders of MedAvail convertible promissory notes (the “Private Placement”). The Private Placement was consummated on November 12, 2020. Net proceeds received by the Company were approximately $60.9M.
Item 3.02 Unregistered Sales of Equity Securities
HCW Warrant
On November 18, 2020, in connection with MYOS’s engagement of H.C. Wainwright & Co., LLC (“HCW”) as a financial advisor with respect to the Merger, the Company issued a Warrant (the “Warrant”) to HCW to purchase up to an aggregate of 58,518 shares (the “Warrant Shares”) of Common Stock. The right to purchase Warrant Shares expires on November 18, 2025.

The issuance of the Warrant and the Warrant Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities law. The Company believes that the transaction is exempt from registration pursuant to Section 4(a)(2) of the Securities Act. HCW acknowledged its intention to acquire the Warrant and Warrant Shares for investment only and not with a view toward their distribution, and appropriate legends will be affixed to the Warrant and the Warrant Shares.
The foregoing description of the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant, a copy of which is attached as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated herein by reference.
MedAvail Private Placement
As previously disclosed, in connection with the Business Combination, MedAvail entered into a securities purchase agreement, dated October 9, 2020, with accredited investors, including certain healthcare focused retail and institutional investors, as well as certain existing investors in MedAvail, pursuant to which the investors agreed to purchase, and MedAvail agreed to sell to the investors, an aggregate of 11,317,611 shares of MedAvail common stock (the “Private Placement Shares”), including 9,789,955 shares of MedAvail common stock to cash purchasers for an aggregate purchase price of $83.9 million, and 1,527,656 shares of MedAvail common stock to certain holders of MedAvail convertible promissory notes (the “Private Placement”). The Private Placement was consummated on November 12, 2020. The issuances of the shares of MedAvail common stock in the Private Placement were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising. Upon the Business Combination Closing, the Private Placement Shares were exchanged for shares of the Company’s Common Stock as described in Item 2.01 above.
Item 3.03. Material Modification to Rights of Security Holders.
At the Special Meeting held on November 16, 2020, the MYOS shareholders approved the Reverse Stock Split, including the amendment of the Nevada articles of incorporation to effect the Reverse Stock Split, and the Reincorporation of MYOS from Nevada to Delaware.
On November 16, 2020 and following the Special Meeting, the MYOS Board of Directors (the “MYOS Board”) approved the Reverse Stock Split ratio of one new share for every 12 shares of Common Stock outstanding.
On November 17, 2020, prior to the closing of the Merger, MYOS amended its Nevada articles of incorporation to effect the Reverse Stock Split.
On November 18, 2020, in connection with the Reincorporation and pursuant to the Plan of Conversion, MYOS filed an articles of conversion with the Nevada Secretary of State and filed a certificate of conversion with the Delaware Secretary of State, together with a Delaware certificate of incorporation. The Reincorporation, the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the change of the name of the Company from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.” became effective on November 18, 2020.
The information set forth in the sections entitled “Reincorporation” and “MYOS Proposal No.4: Approval of Reincorporation to Delaware” beginning on pages 120 and 133 of the Definitive Proxy Statement/Prospectus/Information Statement (“Proxy Statement/Prospectus/Information Statement”) filed with the SEC on October 15, 2020, regarding the rights of the securityholders of the Company is incorporated by reference to this Item 3.03. The foregoing description of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company does not purport to be complete and is qualified in its entirety by the terms of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.
The information set forth under “Introductory Note” and Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Director and Officer Resignations
Pursuant to the Merger Agreement, on November 17, 2020, Joseph Mannello, Robert J. Hariri, Louis Aronne, Christopher Pechock, Victor Mandel, Andrew Ponte, Eric Zaltas and Christopher Dewey resigned from the MYOS Board and any respective committees of the MYOS Board to which they served, which resignations were not the result of any disagreements with MYOS relating to MYOS’s operations, policies or practices. Mr. Pechock resigned from his positions on the audit committee and compensation committee, Mr. Zaltas resigned from his position on the audit committee, Mr. Mandel resigned from his position on the audit committee and Mr. Aronne resigned from his position on the compensation committee.
Also, pursuant to the Merger Agreement, on November 17, 2020, MYOS terminated the employment of Mr. Mannello, MYOS’s Chief Executive Officer and Chief Financial Officer.
Director Appointments
On November 17, 2020, the MYOS Board appointed Ed Kilroy, Gerard van Hamel Platerink, Gerald Gradwell, Helen Ciesielski, Glen Stettin, Rob Faulkner and Michael Kramer as members of the Company’s board of directors (the “Company Board”), effective as of the Effective Time. Gerard van Hamel Platerink serves as the chairperson of the Company Board. The Company Board was divided into three staggered classes of directors and each director was assigned to one of the three classes, effective as of the Business Combination Closing Date. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2021 for Class I directors, 2022 for Class II directors and 2023 for Class III directors. Ed Kilroy and Gerard van Hamel Platerink were appointed as Class I directors, Helen Ciesielski and Gerald Gradwell were appointed as Class II directors and Robert Faulkner, Michael Kramer and Glen Stettin were appointed as Class III directors.
Additionally, on November 18, 2020, the Company Board established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Messrs. Kramer and Gradwell and Ms. Ciesielski were appointed as members of the audit committee, and Mr. Kramer serves as the chairperson of the audit committee. Messrs. Stettin and Kramer were appointed as members of the compensation committee, and Mr. Stettin serves as the chairperson of the compensation committee. Mr. Gradwell and Ms. Ciesielski were appointed as members of the nominating and corporate governance committee, and Mr. Gradwell serves as the chairperson of the nominating and corporate governance committee.
Officer Appointments
On November 17, 2020, effective as of the Effective Time, the MYOS Board appointed Ed Kilroy as the Company’s President and Chief Executive Officer, Ryan Ferguson as the Company’s Chief Financial Officer , Treasurer and Secretary, Dave Rawlins as the Company’s Chief Commercial Officer, Neil Prezioso as the Company’s Chief Pharmacy Officer, Will Misloski as the Company’s Chief Marketing Officer and Fraser Mackay as the Company’s Chief Information Officer.
Adoption of Equity Plans and Assumption of Stock Options and Warrants
Pursuant to the Merger Agreement, effective as of the Effective Time of the Merger, the Company assumed the 2018 MedAvail Equity Incentive Plan (the “2018 Plan”) and the 2012 MedAvail Stock Option Plan (the “2012 Plan”) assuming all of MedAvail’s rights and obligations with respect to the options issued thereunder. Immediately thereafter, the Company terminated the 2018 Plan. The 2012 Plan was previously modified on the date the 2018

Plan was adopted to no longer permit granting of options under the 2012 Plan. Pursuant to the Merger Agreement, at the Effective Time of the Merger, the Company adopted the 2020 Equity Incentive Plan (the “2020 Plan”) and the 2020 Employee Stock Purchase Plan (the “2020 ESPP”).
The 2020 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”), to the Company’s employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants of the Company and the company group. At the effective time of the Merger, the number of shares of Company Common Stock that are reserved for issuance pursuant to awards under the 2020 Plan is 5,000,000 shares (post-Reverse Stock Split). The 2020 Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of common stock available for issuance under the 2020 Plan on the first day of each fiscal year, equal to the least of: (i) 5,000,000 shares; (ii) 5% of the total number of shares of all classes of common stock of the Company as of the last day of our immediately preceding fiscal year; or (iii) such lesser amount determined by the administrator. The 2020 Plan will terminate on the tenth anniversary of its effective date. No award may be made under the 2020 Plan after its expiration date. The foregoing description of the 2020 Plan does not purport to be complete and is qualified entirely by reference to the full text of the 2020 Plan, which is attached hereto as Exhibit 10.11 and is incorporated by reference herein.
The 2020 ESPP provides eligible employees with an opportunity to purchase shares of the Company’s Common Stock through accumulated contributions, which generally will be made through payroll deductions. The 2020 ESPP permits the administrator of the 2020 ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. At the effective time of the Merger, the maximum number of shares of our common stock that will be available for issuance under the 2020 ESPP will be 700,000 shares (post-Reverse Stock Split). The number of shares of common stock available for issuance under the 2020 ESPP Plan will be increased on the first day of each fiscal year beginning with the 2021 fiscal year equal to the least of (i) 1,000,000 shares of common stock; (ii) one percent 1% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year; or (iii) an amount determined by the administrator. The shares may be authorized, but unissued, or reacquired common stock. The 2020 ESPP will terminate in 2040, unless terminated sooner. The foregoing description of the 2020 ESPP does not purport to be complete and is qualified entirely by reference to the full text of the 2020 ESPP, which is attached hereto as Exhibit 10.12 and is incorporated by reference herein.
In addition, under the terms of the Merger Agreement, the Company assumed all of MedAvail’s rights and obligations under MedAvail’s stock options and warrants that were outstanding immediately prior to the effective time of the Merger, and each such stock option or warrant, to the extent unexercised, was converted into a stock option or warrant representing the right to purchase shares of Company Common Stock on terms substantially the same as those in effect immediately prior to the effective time, except that the number of shares of Company Common Stock issuable and the exercise price per share of such stock options or warrants were adjusted by the Exchange Ratio. Additionally, the number of shares and exercise price per share of Company Common Stock issuable under the assumed MedAvail stock options and warrants were further adjusted by the Reverse Stock Split.
The information set forth in the section entitled “Management Following the Merger” beginning on page 226 of the Definitive Proxy Statement/Prospectus/Information Statement filed with the SEC on October 15, 2020 and in Item 2.01 of this Current Report on Form 8-K regarding the biographical information, compensation arrangements and related party transaction information for the newly appointed executive officers and directors of the Company is incorporated by reference to this Item 5.02. Each of the newly appointed directors and executive officers entered into the Company’s standard form of indemnification agreement with the Company on November 18, 2020, the form of which is attached hereto as Exhibit 10.15 and is incorporated herein by reference.
Item 5.03 Amendments to Articles of Incorporation or Bylaws.
The disclosure set forth in Item 3.03 of this Current Report on Form 8-K is incorporated by reference in this item 5.03 by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.
On November 16, 2020, MYOS held the Special Meeting to consider six proposals related to the Business Combination. Each of the MYOS proposals was approved by the requisite vote of the MYOS shareholders as described below.
At the close of business on October 2, 2020, the record date for the Special Meeting, MYOS had 12,191,795 shares of common stock issued and outstanding. The holders of a total of 10,242,000 shares of MYOS common stock were represented at the Special Meeting by proxy, representing approximately 84% of the MYOS’s issued and outstanding common stock as of the record date, which total constituted a quorum for the Special Meeting in accordance with the MYOS’s bylaws.
The approval of the Merger and the issuance of Common Stock pursuant to the Merger Agreement (Proposal No. 1), the approval of the Reverse Stock Split (Proposal No. 2), the approval of the Spin Out Transaction (Proposal No. 3), the approval of the Reincorporation (Proposal No. 4), the approval of the MedAvail Holdings, Inc. 2020 Equity Incentive Plan (Proposal No. 5), and the approval of the MedAvail Holdings, Inc. 2020 Employee Stock Purchase Plan (Proposal No. 6), each required the affirmative vote of the holders of a majority of the shares of MYOS common stock having voting power outstanding on the record date for the Special Meeting. The approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies (Proposal No. 7), required the affirmative vote of the holders of a majority of the shares of MYOS common stock having voting power present in person or represented by proxy at the Special Meeting.
The final voting results for each of these proposals is set forth below. Brokers did not have discretionary authority to vote for Proposal Nos. 2 and 7 for the shares of the MYOS common stock held in street name, and as a result, no broker non-votes were received for any of these proposals. For more information on these proposals, please refer to the Proxy Statement/Prospectus/Information Statement.
Proposal 1. To approve the Merger and the issuance of Common Stock pursuant to the Merger Agreement:

7,373,296 For	49,732 Against	2,566 Abstain	2,824,881 Broker Non-Votes
Proposal 2. To approve the Reverse Stock Split:

9,699,779 For	539,957 Against	10,739 Abstain	0 Broker Non-Votes
Proposal 3. To approve the Spin Out Transaction:

7,355,297 For	64,492 Against	5,805 Abstain	2,824,881 Broker Non-Votes
Proposal 4. To approve the Reincorporation and to approve changing the name of the Company from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.”:

7,271,210 For	28,490 Against	125,894 Abstain	2,824,881 Broker Non-Votes
Proposal 5. To approve the MedAvail Holdings, Inc. 2020 Equity Incentive Plan:

7,160,532 For	127,962 Against	137,100 Abstain	2,824,881 Broker Non-Votes
Proposal 6. MedAvail Holdings, Inc. 2020 Employee Stock Purchase Plan:

7,208,966 For	81,737 Against	134,891 Abstain	2,824,881 Broker Non-Votes
Proposal 7. To adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals Nos. 1, 2, 3, 4, 5 and 6 (although Proposal No. 7 was approved, adjournment of the

Special Meeting was not necessary or appropriate because there were sufficient votes at the time of the Special Meeting to approve the other proposals):

9,773,057 For	450,684 Against	26,734 Abstain	0 Broker Non-Votes
Item 9.01 Financial Statement and Exhibits
(a) Financial statements of business acquired
The information set forth in Exhibit 99.1 to this Current Report on Form 8-K, the audited consolidated financial statements of MedAvail, Inc. for the years ended December 31, 2019 and 2018, is incorporated herein by reference.
The information set forth in Item 2.01 of this Current Report on Form 8-K, which includes the unaudited consolidated financial statements of MedAvail, Inc. for the nine months ended September 30, 2020 and September 30, 2019, is incorporated herein by reference.
(b) Pro forma financial information
The information set forth in Item 2.01 of this Current Report on Form 8-K, which includes the unaudited pro forma condensed combined financial information of the Company for the year ended December 31, 2019 and for the nine months ended September 30, 2020, is incorporated herein by reference.
(d) Exhibits

Exhibit Index

Exhibit No.	Description
2.1
Agreement and Plan of Merger and Reorganization, dated June 30, 2020, by and among MYOS RENS Technology, Inc., MedAvail, Inc. and Matrix Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2020)

2.2
Assignment and Assumption Agreement, dated November 16, 2020, by and between MYOS RENS Technology, Inc., and MYOS Corp (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2020)

3.1	Amended and Restated Certificate of Incorporation of the Company

3.2	Amended and Restated Bylaws of the Company

4.1	Form of Common Stock Purchase Warrant issued by MedAvail, Inc.

4.2
Amended and Restated Investors’ Rights Agreement by and among the Registrant, MedAvail, Inc., and certain stockholders, dated October 9, 2020 (incorporated by reference to Exhibit 4.9 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on October 9, 2020)

4.3	Form of Common Stock Purchase Warrant issued by MedAvail Holdings, Inc. to H.C. Wainwright & Co., LLC or its affiliates

10.1#§
Offer Letter, dated November 1, 2012, by and between MedAvail, Inc. and Ed Kilroy (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 3, 2020)

10.2#§
Offer Letter, dated December 30, 2019, by and between MedAvail, Inc. and Ryan Ferguson (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 3, 2020)

10.3#§
Offer Letter, dated May 16, 2018, by and between MedAvail, Inc. and William Misloski (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 3, 2020)

10.4#§
Offer Letter, dated May 7, 2019, by and between MedAvail, Inc. and David Rawlins (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 3, 2020)

10.5#§
Offer Letter, dated June 20, 2019, by and between MedAvail, Inc. and Neil Prezioso (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 3, 2020)

10.6#§
Offer Letter, dated September 17, 2017, by and between MedAvail, Inc. and Fraser Mackay (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 3, 2020)

10.7
Product Distribution Agreement, dated October 31, 2018, by and between MedAvail Pharmacy Inc. and Priority Healthcare Distribution, Inc. (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 3, 2020)

10.8
Industrial Lease, dated August 13, 2012, by and between MedAvail Technologies Inc. and The Great-West Life Assurance Company and 801611 Ontario Limited, as amended on February 11, 2019 (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 3, 2020)

10.9§
Pharmacy Provider Agreement, dated September 11, 2017, by and between MedAvail Pharmacy Inc. and Express Scripts, Inc. (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 3, 2020)

10.10§
Manufacturing and Supply Agreement, dated August 17, 2020, by and between MedAvail Technologies Inc. and KITRON TECHNOLOGIES (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 3, 2020)

10.11#	MedAvail Holdings, Inc. 2020 Equity Incentive Plan and related form agreements

10.12#	MedAvail Holdings, Inc. 2020 Employee Stock Purchase Plan

10.13#	MedAvail, Inc. 2012 Equity Incentive Plan, as amended, and related form agreements

10.14#	MedAvail, Inc. 2018 Equity Incentive Plan and related form agreements

10.15#	Form of Indemnification Agreement for directors and executive officers

10.16
Securities Purchase Agreement, dated October 9, 2020, by and among MedAvail, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.25 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on October 9, 2020)

21.1	List of Subsidiaries

99.1	Audited consolidated financial statements of MedAvail, Inc. as of and for the years ended December 31, 2019 and 2018

99.2	Press Release dated November 18, 2020

99.3	MedAvail Management’s Discussion and Analysis of Financial Condition and Results of Operations as of June 30, 2020
__________________
†       Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.
§       Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6) and Item 601(b)(10).
#       Indicates a management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAVAIL HOLDINGS, INC.

By:	/s/ Ed Kilroy
Ed Kilroy
Chief Executive Officer
Date: November 18, 2020